UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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ZILLOW GROUP, INC.
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Letter from our Chief Executive Officer and Executive Chairman

Seattle, Washington
April 22, 2020

Dear Zillow Group Shareholder,

On behalf of the Board of Directors, we invite you to attend the 2020 Annual Meeting of Shareholders of Zillow Group, Inc., which will be held on June 9, 2020 at 2:00 p.m. (Pacific Time). We are actively monitoring the public health and travel safety concerns relating to the novel coronavirus ("COVID-19") and the advisories or mandates that federal, state, and local governments, and related agencies, may issue. In the event it is not possible or advisable to hold our Annual Meeting at a physical location, we will host a virtual-only Annual Meeting. If we hold a physical meeting, it will take place at the offices of Perkins Coie LLP, 1201 Third Avenue, 49th Floor, Seattle, Washington. If we hold a virtual-only Annual Meeting, it will be accessible at www.meetingcenter.io/269690015, where you will be able to listen to the meeting live, submit questions and vote online.
The Notice of Annual Meeting and this Proxy Statement contain details of the business to be conducted at the Annual Meeting. This proxy statement is first being sent to shareholders on or about April 22, 2020. As further described in this Proxy Statement, our Board of Directors recommends that you vote FOR proposals 1, 2 and 3, and that you vote AGAINST proposal 4.

Your vote is very important, and we encourage you to please vote your shares promptly, whether or not you expect to attend the Annual Meeting. You may vote online, as well as by telephone, or, if you requested printed proxy materials, by mailing a proxy or voting instruction card. If we hold our Annual Meeting at a physical location and you attend the Annual Meeting, you may vote in person, even if you previously submitted your vote. If your shares are held through a broker, trust, bank, or other holder of record and you wish to vote in person at the Annual Meeting, you must obtain and present a legal proxy issued in your name from your broker, bank, or other holder of record. If the Annual Meeting is virtual-only, shareholders of record may vote online during the Annual Meeting by visiting www.meetingcenter.io/269690015 and following the instructions found on your proxy card.
On behalf of our Board of Directors, thank you for your continued investment in Zillow Group.
Sincerely,

Richard N. Barton Co-Founder, Chief Executive Officer and Director	Lloyd D. Frink Co-Founder, Executive Chairman, President and Director

Notice of 2020 Annual Meeting of Shareholders

1301 Second Avenue, Floor 31
Seattle, WA 98101

The 2020 Annual Meeting of Shareholders of Zillow Group, Inc. (the “Annual Meeting”) will be held on June 9, 2020 at 2:00 p.m. (Pacific Time) at either the offices of Perkins Coie LLP, 1201 Third Avenue, 49th Floor, in Seattle, Washington, or in a virtual-only format at www.meetingcenter.io/269690015, for the following purposes:
1. To elect three Class III directors (Amy C. Bohutinsky, Jay C. Hoag, and Gregory B. Maffei) each nominated by our Board of Directors to serve until the 2023 Annual Meeting of Shareholders;
2. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020;
3. To approve the Zillow Group, Inc. 2020 Incentive Plan;
4.  To consider one shareholder proposal described in the accompanying proxy statement, if properly presented at the Annual Meeting; and
5. To transact such other business as may properly come before the Annual Meeting.
The Board of Directors of Zillow Group, Inc. has fixed the close of business on April 3, 2020 as the record date for the Annual Meeting (the “Record Date”). Only shareholders of record of our Class A and/or Class B common stock as of the close of business on the Record Date are entitled to notice of, to attend and to vote at the Annual Meeting. Our Class C capital stock is non-voting (except in limited circumstances as required by Washington law or our Amended and Restated Articles of Incorporation). Shareholders of record of our Class C capital stock are not entitled to notice of, to attend or to vote at, the Annual Meeting with respect to their shares of Class C capital stock. If you hold shares of our Class C capital stock in addition to shares of our Class A or Class B common stock, your voting power with respect to the proposals to be presented at the Annual Meeting is limited to your Class A and Class B common stock ownership.
We are actively monitoring the public health and travel safety concerns relating to COVID-19 and the advisories or mandates that federal, state, and local governments, and related agencies, may issue. We anticipate making a final decision on our meeting location by May 25, 2020 and will announce our decision by press release and posting on our Annual Meeting website at https://investors.zillowgroup.com/investors/financials/annual-reports-and-proxies/default.aspx, as well as through an SEC filing. If you are planning to attend our meeting, please check our website in the days before the Annual Meeting.
If we hold our Annual Meeting at a physical location, it will be held at the offices of Perkins Coie LLP, 1201 Third Avenue, 49th Floor, in Seattle, Washington. If your shares are registered in your name, you must bring a valid form of identification to the Annual Meeting. If your shares are held in the name of a broker, trust, bank or other nominee that holds your shares, you must also bring a legal proxy issued in your name from that broker, trust, bank or other nominee that confirms you are the beneficial owner of those shares.
In the event it is not possible or advisable to hold our Annual Meeting at a physical location, we will host a virtual-only Annual Meeting. If we host a virtual-only Annual Meeting, you may use the virtual meeting website to participate in and submit questions in writing before and during the Annual Meeting, and vote at the Annual Meeting. To be admitted to the Annual Meeting at www.meetingcenter.io/269690015, you must enter the control number found on your proxy card, voting instruction form or notice. If your shares are held in the name of a broker, trust, bank or other nominee that holds your shares, and you do not have a control number, you must register in advance with Computershare to attend the Annual Meeting. The password for the meeting is ZG2020. You may participate in and vote during the Annual Meeting by following the instructions available on the meeting website during the meeting.
In accordance with Securities and Exchange Commission rules, we sent a Notice of Internet Availability of Proxy Materials on or about April 22, 2020 and provided access to our proxy materials online on or before that date, to the holders of record of our Class A and Class B common stock as of the close of business on the Record Date.

By order of the Board of Directors,

Bradley D. Owens
Senior Vice President, General Counsel and Corporate Secretary
Seattle, WA
April 22, 2020
Important Notice Regarding the Availability of Proxy Materials
For the Annual Meeting of Shareholders to be Held on June 9, 2020

This Zillow Group, Inc. Proxy Statement and the 2019 Annual Report of Zillow Group, Inc. are available at:
https://investors.zillowgroup.com/investors/financials/annual-reports-and-proxies/default.aspx

PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all information you should consider. Please read this entire Proxy Statement carefully before voting.

Annual Shareholder Meeting
Date: June 9, 2020	Record Date: April 3, 2020
Time: 2:00 p.m. Pacific Time	Mailing Date: This Proxy Statement was first mailed to shareholders on or about April 22, 2020.	Voting: Shareholders of our Class A common stock and Class B common stock as of the close of business on the Record Date are entitled to vote.
Place:
Either the offices of Perkins Coie LLP
1201 Third Avenue, 49th Floor
Seattle, Washington or in a virtual-only format at www.meetingcenter.io/269690015;

We anticipate making a final decision on our meeting location by May 25, 2020 and will announce our decision by press release and posting on our Annual Meeting website, as well as through an SEC filing.
Meeting Agenda: This meeting will cover the proposals listed under voting matters and vote recommendations below, and any other business that may properly come before the meeting.

 Voting Matters and Vote Recommendations

	Board Recommends	See Page
Management Proposals
Election of Three Class III Directors	✓ FOR	2
Ratification of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm for 2020	✓ FOR	17
Approval of Zillow Group, Inc. 2020 Incentive Plan	✓ FOR	20

Shareholder Proposal
Shareholder Proposal for Majority Voting of Board of Directors	X AGAINST	26

PROPOSAL 1: Election of Directors

Board Composition

As of April 14, 2020, the Zillow Group Board of Directors (the “Board”) was composed of eight members, divided into three classes and with standing Board committee composition as follows:

Name	Current Term Expires	Principal Occupation	Age	Director Since	Audit Committee	Compensation Committee	Nominating and Governance Committee
Class I
Erik Blachford*	2021	Partner, Pine5 Ventures	53	2005	$
Gordon Stephenson*	2021	Co-Founder and Managing Broker, Real Property Associates	54	2005	$
Class II
Richard N. Barton	2022	Co-Founder and CEO, Zillow Group, Inc.	52	2004
Lloyd D. Frink	2022	Co-Founder, Executive Chairman and President, Zillow Group, Inc.	55	2004
April Underwood*	2022	Venture Partner, Obvious Ventures	39	2017
Class III
Jay C. Hoag*	2020	General Partner, TCV	61	2005
Amy C. Bohutinsky	2020	Former Chief Operating Officer, Zillow Group, Inc.	45	2018
Gregory B. Maffei*	2020	President and CEO, Liberty Media Corporation	59	2005	$

 ________

Committee Chairperson
Committee Member
*	Independent Director
$	Financial Expert

ELECTION OF DIRECTORS

If elected at the Annual Meeting, Ms. Bohutinsky, Mr. Hoag, and Mr. Maffei will serve on the Board until the Annual Meeting of Shareholders in 2023, or until their respective successors are duly elected and qualified, whichever is later, or until their earlier death, resignation or retirement. Proxies will be voted in favor of Ms. Bohutinsky, Mr. Hoag, and Mr. Maffei, unless the shareholder indicates otherwise on the proxy. Ms. Bohutinsky, Mr. Hoag, and Mr. Maffei each currently serve as a director, have consented to being named as nominees in this Proxy Statement, and have agreed to serve if elected. The Board expects that each of the nominees will be able to serve, but if they become unable to serve at the time the election occurs, proxies will be voted for another nominee designated by the Board unless the Board chooses to reduce the number of directors serving on the Board.

The following section presents biographical information for current members of the Zillow Group Board. On February 17, 2015, pursuant to the Agreement and Plan of Merger, dated as of July 28, 2014 by and among Zillow, Inc. (“Zillow”), Trulia, Inc. (“Trulia”), and Zillow Group, Inc. (“Zillow Group”, the “Company”, “we”, “us”, or “our”), each of Zillow and Trulia became wholly owned subsidiaries of Zillow Group. Unless otherwise noted, executive officer positions and directorships of the Company were held continuously with Zillow before the Trulia transaction and with Zillow Group after the Trulia transaction.
Our Director Nominees

The Board of Directors Recommends a Vote “FOR” Each of the Board’s Nominees.
Amy C. Bohutinsky
✓ Former Chief Operating Officer, Zillow Group, Inc.
Amy C. Bohutinsky (age 45) has been a member of our Board since October 2018. Ms. Bohutinsky previously held a number of leadership roles with Zillow Group, including Chief Operating Officer from August 2015 until January 2019, Chief Marketing Officer from March 2011 to August 2015, Vice President of Marketing and Communications from September 2010 to March 2011, Vice President of Communications between August 2008 and September 2010, and Director of Communications between August 2005 and August 2008. From 2001 to 2005, Ms. Bohutinsky held many leadership positions at Hotwire, Inc., an online travel company, including Director of Corporate Communications. Ms. Bohutinsky previously worked for Blanc & Otus, a technology public relations firm, from 2000 to 2001 and was formerly a broadcast journalist with various local network affiliates. Ms. Bohutinsky has served on the board of directors of The Gap, Inc., a publicly-traded global retailer, since 2018, and has consulted as a venture partner at TCV, a private equity and venture capital firm, since 2019. Ms. Bohutinsky holds a B.A. in Journalism and Mass Communications from Washington & Lee University.
Ms. Bohutinsky is qualified to serve on our Board of Directors because of the important perspective and experience she brings as Zillow Group’s former Chief Operating Officer and Chief Marketing Officer. She has extensive knowledge of the real estate industry and Zillow Group’s business as one of its earliest employees. As a director and senior leader of other large consumer-facing companies, Ms. Bohutinsky brings valuable strategic and operational expertise to Zillow Group’s Board.

Jay C. Hoag
✓ General Partner, TCV
✓ Zillow Group Board Committee Service: Compensation (Chair)
✓ Independent Director
Jay C. Hoag (age 61) has served as a member of the Board since October 2005. Mr. Hoag co-founded TCV, a private equity and venture capital firm, in 1995 and continues to serve as a Founding General Partner. Mr. Hoag has served on the boards of directors and compensation committees of Peloton Interactive, Inc., an interactive fitness platform, since August 2018; TripAdvisor, Inc., an online travel company, since February 2018; Electronic Arts Inc., an interactive entertainment software company, since September 2011; and Netflix, Inc., an online media subscription service provider, since 1999. Mr. Hoag served on the board of directors of TechTarget, Inc., a marketing services provider, from 2004 to 2016. Mr. Hoag also serves on the boards of directors of several private companies and universities. Mr. Hoag holds a B.A. from Northwestern University and an M.B.A. from the University of Michigan.
As a venture capital investor, Mr. Hoag brings strategic insights and extensive financial experience to our Board. He has evaluated, invested in and served as a board and committee member of numerous companies, both public and private, and is familiar with a full range of corporate and board functions. His many years of experience helping companies shape and implement strategy provide our Board with unique perspectives on matters such as risk management, corporate governance, executive compensation, talent selection and leadership development.
Gregory B. Maffei
✓ President and Chief Executive Officer, Liberty Media Corporation
✓ Zillow Group Board Committee Service: Audit (Chair)
✓ Independent Director
Gregory B. Maffei (age 59) has served as a member of the Board since May 2005. Mr. Maffei has served as a director, President and Chief Executive Officer of Liberty Media Corporation (including its predecessor), a digital media and e-commerce company, since May 2007; Liberty Broadband Corporation, a telecommunications company, since June 2014; and

GCI Liberty, Inc., owner and operator of a broad range of communications businesses, since March 2018. He has served as a director, the President and Chief Executive Officer of Liberty TripAdvisor Holdings, Inc. since July 2013 and as its Chairman of the Board since June 2015. He has also served as a director of Qurate Retail, Inc. (and its predecessor), a holding company of businesses in the digital commerce, media, communications and entertainment industries since November 2005, Chairman of the Board since March 2018, and previously served as its President and Chief Executive Officer from February 2006 to March 2018 and Chief Executive Officer-Elect from November 2005 through February 2006. Prior to that time, Mr. Maffei served as President and Chief Financial Officer of Oracle Corporation, a business software and hardware systems company, President and Chief Executive Officer of 360networks Corporation, a wholesale provider of Internet connectivity services, and Chief Financial Officer of Microsoft Corporation. Mr. Maffei has served as the Chairman of the Board of TripAdvisor, Inc., an online travel company, since February 2013; Chairman of the Board of Live Nation Entertainment, Inc., a live entertainment and ecommerce company, since March 2013 and as a director since February 2011; Chairman of the Board of Sirius XM Holdings, Inc., a satellite radio company, since April 2013 and as a director since 2009; and director of Charter Communications, Inc., a live entertainment and e-commerce company, since May 2013. Mr. Maffei previously served as Chairman of the Board of Pandora Media, Inc., a personalized Internet radio and music discovery provider, from September 2017 until February 2019; Chairman of the Board of Directors of Starz, an integrated global media and entertainment company, from January 2013 until December 2016; as a director of DIRECTV (and its predecessor), a provider of digital television entertainment services, from June 2008 to June 2010; as a director of Barnes & Noble, Inc., a retailer of books and digital media, from September 2011 to April 2014; and as a director of Electronic Arts, Inc., a video game company, from June 2003 to July 2013. Mr. Maffei holds an A.B. from Dartmouth College and an M.B.A. from Harvard Business School, where he was a Baker Scholar.
Mr. Maffei is qualified to serve on our Board because he brings significant financial and operations experience due to his current and former leadership roles at public media, communications, and technology companies. He brings valuable perspective to strategic and operational matters based on extensive knowledge of governance practices and trends, particularly with respect to compliance and risk management. Mr. Maffei also possesses significant expertise related to financial reporting, technical accounting, and capital markets as a result of his leadership roles with large public companies.
Directors Continuing in Office Until the 2021 Annual Meeting of Shareholders

Erik Blachford
✓ Partner, Pine5 Ventures
✓ Zillow Group Board Committee Service: Audit (Member), Compensation (Member), Nominating and Governance (Member)
✓ Independent Director
Erik Blachford (age 53) has served on the Board since May 2005. Mr. Blachford is an independent venture capital investor and advisor, with a primary focus on consumer technology and travel companies. Mr. Blachford has served as a partner at Pine5 Ventures, a private venture capital firm, since November 2019, and has consulted as a venture partner at TCV since March 2011. He has served on the board of directors of Peloton Interactive, Inc., an interactive fitness platform, since April 2015. He served as the Executive Chairman at Couchsurfing International, Inc., a hospitality exchange and social networking company, from August 2014 until August 2015, and Executive Chairman of TerraPass, Inc., a carbon offset company, from September 2009 to June 2014. Mr. Blachford served as Chairman and Chief Executive Officer of Butterfield & Robinson Travel, a luxury tour operator, from September 2009 until January 2011 and as Chief Executive Officer of TerraPass, Inc. from January 2005 to April 2007. From January 2005 to April 2007, Mr. Blachford was an active independent investor in a variety of early stage private companies. From March 2003 to December 2004, Mr. Blachford served as Chief Executive Officer of Expedia, Inc., an online travel company and Chief Executive Officer of IAC Travel, the travel division of IAC/InterActiveCorp, a holding company of Internet businesses. From January 2003 to December 2004, Mr. Blachford served as President of Expedia North America and Expedia Senior Vice President of Marketing & Programming. Mr. Blachford previously served on the boards of directors of Expedia, Inc. from April 2003 to September 2003, and Points International Ltd., a reward-program management portal, from June 2003 to December 2004. Mr. Blachford currently serves as a member of the boards of directors of several privately held companies. Mr. Blachford also serves on the U.S. National Council of the World Wildlife Fund. Mr. Blachford holds a B.A. in English and a certificate in theater from Princeton University, an M.B.A. from Columbia University’s Graduate School of Business, and an M.F.A. from San Francisco State University.
Mr. Blachford is qualified to serve on our Board because he brings valuable strategic and financial expertise as a venture capitalist and entrepreneur. He also possesses significant operational and corporate governance experience as a former chief executive officer and director of a public company in the mobile and Internet industries. In addition, Mr. Blachford brings extensive experience with respect to development and management of innovative technology companies, in particular, consumer-facing mobile and Web-based media companies.

Gordon Stephenson
✓ Co-Founder and Managing Broker, Real Property Associates
✓ Zillow Group Board Committee Service: Audit (Member) and Nominating and Governance (Chair)
✓ Independent Director
Gordon Stephenson (age 54) has served as a member of the Board since May 2005. Mr. Stephenson is the co-founder and has been the Managing Broker of Real Property Associates (“RPA”), an independent real estate brokerage in the Pacific Northwest, since its inception in 1991. Prior to founding RPA, Mr. Stephenson was an associate broker with Prudential MacPhersons and Windermere Real Estate, both of which are real estate sales and brokerage companies based in Seattle, Washington. Mr. Stephenson has served on the board of directors of Pure Watercraft, an early-stage electric boat company, since June 2017 and served on the board of directors of Anchor Bancorp, a bank holding company, and its wholly owned subsidiary, Anchor Bank, a community-based savings bank, from September 2016 to November 2018. Mr. Stephenson holds an A.B. in Economics from Stanford University.
Mr. Stephenson is qualified to serve on our Board because he brings extensive experience in the residential real estate industry as a founder and manager of a real estate brokerage firm. As a result of his experience in these roles, he possesses valuable perspective regarding the operation of a residential real estate business and financial and management skills. Mr. Stephenson also has in-depth knowledge of the Company’s products and operations based on his tenure on the Board and his work in residential real estate.
 Directors Continuing in Office Until the 2022 Annual Meeting of Shareholders
Richard N. Barton
✓ Co-Founder and Chief Executive Officer, Zillow Group, Inc.
Richard N. Barton (age 52) is our co-founder and has served as Chief Executive Officer since February 2019. Mr. Barton has been a member of our Board since inception in December 2004, served as Chief Executive Officer from inception until September 2010 and served as Executive Chairman from September 2010 to February 2019. Mr. Barton served as a venture partner at Benchmark, a venture capital firm, from February 2005 through September 2018. Prior to co-founding our Company, Mr. Barton founded Expedia as a group within Microsoft Corporation in 1994. Microsoft spun out the group as Expedia, Inc. in 1999, and Mr. Barton served as Expedia’s President, Chief Executive Officer and as a member of its board of directors from 1999 to 2003. Mr. Barton also co-founded and served as Non-Executive Chairman of Glassdoor, a job search site where people also rate and review companies and contribute detailed salary data, from June 2007 through the company’s acquisition in June 2018. Mr. Barton has served on the board of directors of Netflix, Inc. since 2002; and Qurate Retail, Inc. (formerly Liberty Interactive Corporation) since 2016. Mr. Barton holds a B.S. in General Engineering: Industrial Economics from Stanford University.
Mr. Barton is qualified to serve on our Board because of the important perspective and experience he brings as our co-founder and Chief Executive Officer and the broad range of relevant leadership and technical skills he possesses as a founder and former chief executive officer of consumer-facing companies in the mobile and Internet industries. Mr. Barton also has unique experience launching and promoting continued innovation at transformative technology companies and marketing mobile and Web-based products to consumers. He has extensive knowledge of our business as our co-founder and one of our largest shareholders. As a director of other public companies, Mr. Barton also brings managerial, operational, and corporate governance experience to our Board.
Lloyd D. Frink
✓ Co-Founder, Executive Chairman and President, Zillow Group, Inc.
Lloyd D. Frink (age 55) is our co-founder and has served as Executive Chairman since February 2019, as a member of the Board since inception in December 2004, and as President since February 2005. Mr. Frink previously served as Vice Chairman from March 2011 to February 2019, Chief Strategy Officer from September 2010 to March 2011, Treasurer from December 2009 to March 2011, and as Vice President from December 2004 to February 2005. From 1999 to 2004, Mr. Frink was at Expedia, Inc., where he held many leadership positions, including Senior Vice President, Supplier Relations, in which position he managed the air, hotel, car, destination services, content, merchandising and partner marketing groups from 2003 to 2004. From 1988 to 1999, Mr. Frink was at Microsoft Corporation, a technology company, where he worked in many leadership roles, including as part of the founding Expedia team and as a Group Program Manager from 1991 to 1995 and 1997 to 1999. Mr. Frink serves on the board of directors of GrubHub, Inc., an online and mobile food-ordering company. Mr. Frink holds an A.B. in Economics from Stanford University.

Mr. Frink is qualified to serve on our Board because of his valuable strategic, product, and technical leadership as a founder and senior policymaker of companies in the mobile and Internet industries. He has extensive experience developing and implementing business and product strategy based on in-depth knowledge of relevant industry sectors, including consumer-facing mobile and Web-based companies. He has valuable knowledge of our business as our co-founder and one of our largest shareholders. As a director and senior leader of large public companies, Mr. Frink also brings corporate governance and operational expertise to our Board.
April Underwood
✓ Venture Partner, Obvious Ventures
✓ Zillow Group Board Committee Service: Compensation (Member)
✓ Independent Director

April Underwood (age 39) has served as a member of the Board since February 2017. Ms. Underwood has served as a venture partner at Obvious Ventures, a private venture capital firm, since March 2020, and as founder and Chief Executive Officer of Wise Owl, a growth advisory company, since November 2019. In addition, she co-founded #Angels, a women-owned and operated angel-investing collective focused on helping grow technology start-ups, in 2015 and continues to serve as a founding partner. Ms. Underwood previously served as Chief Product Officer at Slack Technologies, Inc., a cloud-based software company that builds professional collaboration tools, from March 2018 to February 2019, as vice president of product from December 2015 to March 2018, and as head of platform from July 2015 to December 2015. Prior to joining Slack Technologies, Inc., she was director of product at Twitter, Inc., a social media and communications company, from April 2010 to February 2015. Prior to joining Twitter, Inc., Ms. Underwood held various product and engineering roles at Google, Travelocity, and Intel. Ms. Underwood holds a B.B.A. in Management Information Systems and Business Honors from The University of Texas at Austin, and an M.B.A. from The University of California at Berkeley (Haas).

Ms. Underwood is qualified to serve on Zillow Group’s Board because of her broad experience in technology product development, engineering, innovation, and consumer engagement, as well as her deep understanding of the mobile and Internet industries. In various positions at leading technology and Internet companies, she has successfully driven growth initiatives, including product marketing and developer relations. In addition, as a venture partner with Obvious Ventures and a founding member of #Angels, Ms. Underwood brings entrepreneurial experience through advising emerging technology companies on strategy development and execution.

CORPORATE GOVERNANCE

Corporate Governance Overview
At Zillow Group, we believe all employees and directors have a shared responsibility to maintain a culture of integrity. We view our corporate governance practices and policies as important drivers of our culture. Highlights of our corporate governance practices and policies include:
•Three standing Board committees: (1) audit; (2) compensation; and (3) nominating and governance. All members of each Board committee are independent.
•Five independent directors.
•Executive chairperson separate from Chief Executive Officer role.
•Board evaluation conducted on ongoing basis in addition to formal Board evaluation. For 2019, formal Board evaluations included interviews conducted by our Corporate Secretary and General Counsel with each director.
•Director orientation provided to all new Board members.
Board and Committee Meetings
Our Board of Directors and its committees meet throughout the year on a set schedule and hold special meetings and act by unanimous written consent from time to time. During 2019 and including telephonic meetings:
•the Board of Directors held six meetings;
•the audit committee held four meetings;
•the compensation committee held three meetings; and
•the nominating and governance committee held two meetings.
During 2019, each incumbent member of Zillow Group’s Board attended 80% or more of the aggregate number of meetings of the Board and committees on which he or she served that were held during their term of service. We encourage all of our directors and nominees for director to attend our annual meeting of shareholders. Three of Zillow Group’s directors attended the 2019 Annual Meeting of Shareholders.
Director Independence
Under the rules of Nasdaq, independent directors must comprise a majority of a listed company’s board of directors, and subject to specified exceptions, all members of its audit, compensation, and nominating and governance committees must be independent. Our Board has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment, investments, and affiliations, and upon the review and recommendation of our nominating and governance committee, our Board has determined that Ms. Underwood, Mr. Blachford, Mr. Hoag, Mr. Maffei, and Mr. Stephenson meet the applicable SEC and Nasdaq definitions of “independent” and do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
The independent directors meet in executive session from time to time.
In making the independence determinations, our Board considered the current and prior relationships that each non-employee director has with our Company and its subsidiaries and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director. In evaluating the independence of our directors, the Board also considered the following transactions, relationships and arrangements that are not required to be disclosed in this Proxy Statement as transactions with related persons:
•Mr. Hoag is the General Partner of TCV, and is a direct or indirect director, limited partner, or member of the general partners of various private equity and venture capital funds of TCV that have been invested in by Mr. Barton, Mr. Wacksman, Mr. Maffei, Mr. Blachford and our former Chief Executive Officer and former director Spencer Rascoff, each either in their individual capacity or through an entity that they own and control. Each of Mr. Barton, Mr. Wacksman, Mr. Maffei, Mr. Blachford and Mr. Rascoff’s capital commitments in these funds represent a de minimis share of the total committed capital of the funds. Mr. Blachford and Ms. Bohutinsky also consult as venture partners of TCV.
•Mr. Hoag serves on the board of directors of Netflix, Inc. with Mr. Barton.
•Mr. Hoag serves on the board of directors of Peloton Interactive, Inc. with Mr. Blachford.
•Mr. Hoag serves on the board of directors of TripAdvisor, Inc. with Mr. Rascoff and Mr. Maffei. Mr. Maffei is also the Chief Executive Officer and Chairman of the Board of Liberty TripAdvisor Holdings, which currently holds approximately a 23% equity interest and 58% voting interest in TripAdvisor, Inc.
•Mr. Maffei is Chairman of the board of directors of Qurate Retail, Inc., where Mr. Barton also serves as a director.
•Mr. Blachford and Mr. Barton are 50% co-owners of a condominium.
•Mr. Stephenson participates in Zillow Group’s Premier Agent program, a business relationship that has been an ordinary course dealing.
Board Leadership Structure
As reflected in our Corporate Governance Guidelines, a copy of which is posted on our website at https://investors.zillowgroup.com/investors/governance/governance-documents/default.aspx, our Board does not have a policy as to whether the offices of chair of the Board and Chief Executive Officer should be separate. Our Board believes that it should have the flexibility to make this determination as circumstances require, and in a manner that it believes is best to provide appropriate leadership for our Company. The Board believes that its current leadership structure, with Mr. Frink serving as Executive Chairperson and Mr. Barton serving as Chief Executive Officer, is appropriate because it enables the Board, as a whole, to engage in oversight of management, promote communication and collaboration between management and the Board, and oversee governance matters, while allowing our Chief Executive Officer to focus on his primary responsibility, the operational leadership and strategic direction of the Company. In addition, the Board benefits from the perspective and insights of Mr. Frink and Mr. Barton as a result of their extensive experience developing consumer-facing products and services and leading innovative, technology-driven companies. The Board of Directors does not believe that its role in risk oversight has been affected by the Board’s leadership structure.
Risk Oversight
The Board of Directors considers the assessment of Company risks and development of strategies for risk mitigation to be a responsibility of the entire Board in consultation with the appropriate Board committee in the case of risks that are under the purview of a particular committee. The Board engages in risk oversight on a broad range of matters, including challenges associated with strategic acquisitions, regulatory and other legal and compliance matters, and threats relevant to our information technology environment. The compensation committee provides oversight of our compensation philosophy and the objectives of our compensation programs, including the evaluation of whether our compensation programs contain incentives for executive officers and employees to take risks in performing their duties that are reasonably likely to have a material adverse effect on the Company. The nominating and governance committee oversees risks associated with corporate governance and the composition of our Board of Directors, including the independence of Board members. The audit committee provides oversight concerning our major financial risks and the steps management has taken to monitor and control such exposure, including with respect to the capital, regulatory, and other requirements of our Zillow Offers and Zillow Home Loans businesses, and data privacy, cybersecurity, and other topics related to our information technology infrastructure. Each committee generally reports on its deliberations to the full Board during the committee reports portion of the next Board meeting. This enables the Board and its committees to coordinate their risk oversight roles.

Board Committees
The Board currently has the following standing committees: audit, compensation, and nominating and governance. The Board may, from time to time, form a new committee or disband a current committee depending on the circumstances and needs of the Company. Each standing committee complies with the independence and other requirements established by applicable laws, regulations, and rules, including those promulgated by the SEC and Nasdaq. Membership of the standing committees is determined annually by the Board of Directors with consideration given to the recommendation of the nominating and governance committee. Adjustments to committee assignments may be made at any time.
The Board has adopted a written charter for each standing committee. Shareholders may access a copy of each standing committee’s charter on the Investor Relations section of our website at https://investors.zillowgroup.com/investors/governance/committee-charters/default.aspx. A summary of the duties and responsibilities of each standing committee is set forth below.

Audit Committee
The current members of our audit committee are Erik Blachford, Gordon Stephenson, and Gregory B. Maffei, with Mr. Maffei serving as Chair. The primary responsibilities of the audit committee are to:
•oversee the integrity of our corporate accounting and financial reporting process, including internal accounting and financial controls, and audits of the financial statements;
•evaluate the independent auditor’s qualifications, independence and performance, engage and provide for the compensation of the independent auditor, and establish the policies and procedures for the retention of the independent auditor to perform any proposed permissible non-audit services;
•review and discuss with management and the independent auditor, as appropriate, our annual audited and quarterly unaudited financial statements;
•review our critical accounting policies, disclosure controls and procedures and internal controls over financial reporting;
•discuss policies and practices with respect to risk assessment and risk management, including the Company’s major financial risks and the steps management has taken to monitor and control such exposure;
•establish and oversee certain compliance procedures and ethics compliance, including procedures for the confidential, anonymous submission by employees of concerns regarding accounting or auditing matters; and
•review transactions with related persons that are disclosed under Item 404 of Regulation S-K.
Our Board has determined that each of our audit committee members meets the requirements for independence and financial literacy under the applicable rules and regulations of the SEC and Nasdaq. Our Board has determined that each of Messrs. Blachford, Maffei, and Stephenson is an audit committee financial expert as defined under the applicable rules and regulations of the SEC.
Compensation Committee
The current members of our compensation committee are Erik Blachford, Jay C. Hoag, and April Underwood, with Mr. Hoag serving as Chair. The primary responsibilities of our compensation committee are to:
•review our overall compensation philosophy and policies relating to the compensation and benefits of our executive officers and employees;
•review and approve goals and objectives relevant to the compensation of our Chief Executive Officer and other executive officers, evaluate the performance of these officers in light of those goals and objectives, and set compensation of these officers based on such evaluations;
•oversee the administration and issuance of stock options, restricted stock units, and other awards under our equity incentive plans, including the Zillow Group, Inc. Amended and Restated 2011 Incentive Plan (the “2011 Plan”) and the Zillow Group, Inc. 2019 Equity Inducement Plan (the "Inducement Plan"); and
•oversee our compensation and benefit plans, policies and programs for our executive officers and non-employee directors.
As part of its process to determine the compensation level of each executive officer, the compensation committee evaluates, among other things, the Chief Executive Officer and Chief People Officer’s assessment of the other executive officers and recommendations regarding their compensation in light of the goals and objectives of our executive compensation program.
Pursuant to its charter, the compensation committee has sole authority to engage outside compensation consultants or other advisors to assist the committee in carrying out its duties. With respect to 2019 executive compensation, the compensation committee engaged Compensia, a compensation consulting firm, to recommend a peer group for the purpose of conducting a market analysis of the total compensation of certain executive officers and to make recommendations for the committee’s consideration with respect to their salary and equity compensation. In addition, the compensation committee considered market information available through Equilar and Radford, each leading executive compensation data solutions companies, and data from the proxy statements of peer companies as reference points in making certain executive compensation decisions for 2019 consistent with the Company’s compensation philosophy. Compensia did not provide any other services to the compensation committee, management, or the Company in 2018 or 2019 and only received fees from the Company on behalf of our compensation committee.
The compensation committee may form and delegate authority to subcommittees and delegate authority to one or more designated members of the committee in accordance with its charter. The charter also permits the compensation committee to delegate to one or more senior executive officers the authority to make certain grants of equity-based compensation to non-executive officer employees, subject to restrictions set forth in the charter and compliance with applicable laws. The Board has delegated to Mr. Barton, so long as he is acting as Chief Executive Officer of Zillow Group, Mr. Frink, so long as he is acting as Executive Chairman or President of Zillow Group, and Mr. Spaulding, so long as he is acting as Chief People Officer of Zillow Group, the authority to grant equity awards to non-executive officer employees under the 2011 Plan, subject to certain limitations. Pursuant to such authority, these individuals routinely act to grant equity awards to our non-executive officer employees.
Our Board of Directors has determined that each member of our compensation committee meets the requirements for independence under the applicable rules and regulations of Nasdaq, the Securities and Exchange Commission ("SEC"), and the Internal Revenue Code of 1986, as amended (the “Code”). For additional discussion of the processes and procedures the compensation committee has used to determine executive officer and non-employee director compensation, please refer to the sections entitled, “Named Executive Officer Compensation - Compensation Discussion and Analysis - How We Set Executive Compensation” and “Director Compensation,” respectively.
Compensation Committee Interlocks and Insider Participation
None of the members of Zillow Group’s compensation committee in 2019 was, at any time during 2019 or at any other time, an officer or employee of Zillow Group, and, except as described in the section entitled “Certain Relationships and Related Person Transactions,” none had or has any relationships with Zillow Group that are required to be disclosed under Item 404 of Regulation S-K.
A compensation committee interlock can occur when an executive officer of one company: (1) serves on the compensation committee of another company, one of whose executive officers serves on the compensation committee or board of directors of the first company; or (2) serves as a director of another company, one of whose executive officers serves on the compensation committee of the first company. During 2019, none of Zillow Group’s executive officers served as a member of the board of directors, or as a member of the compensation or similar committee, of another company such that a compensation committee interlock arose.

Nominating and Governance Committee
The current members of our nominating and governance committee are Gordon Stephenson and Erik Blachford, with Mr. Stephenson serving as Chair. The primary responsibilities of the nominating and governance committee are to:
•identify, approve, and recommend individuals qualified to become members of the Board in accordance with the director selection guidelines approved by the Board of Directors;
•oversee evaluations of our Board and its committees; and
•develop, periodically review, monitor and recommend to the Board corporate governance principles and policies applicable to the Company.
The nominating and governance committee and the Board believe it is essential to have directors representing diverse experience to enhance the quality of the Board’s discussions and decision-making process. This is consistent with the Company’s commitment to equity and belonging across the organization, with diversity being an integral part of the way the Company promotes innovation and long-term success. Diversity, which we broadly construe to include age, professional experience, gender, race, and ethnicity, among other considerations, is one factor taken into account by the nominating and governance committee in determining the needs of the Board and evaluating director candidates to fill such needs. The director selection guidelines used by the nominating and governance committee to evaluate the Board’s composition and director candidates are included in the committee’s charter, which is available on the Investor Relations section of our website at https://investors.zillowgroup.com/investors/governance/committee-charters/default.aspx. Pursuant to the director selection guidelines and to help ensure a well-balanced board, the nominating and governance committee considers the total mix of the Board’s composition and director candidates’ qualifications, including factors like relevant industry knowledge, expertise in operations, financial acumen, and experience working with public companies. The nominating and governance committee does not have a formal policy with respect to diversity. The nominating and governance committee has the authority to retain a search firm or other advisor to identify director candidates and to otherwise assist with the fulfillment of its duties.
Our Board has determined that each member of the nominating and governance committee meets the requirements for independence under the applicable rules and regulations of Nasdaq and the SEC. Pursuant to its charter, the nominating and governance committee will also consider qualified director candidates recommended by our shareholders. The nominating and governance committee evaluates the qualifications of candidates properly submitted by shareholders in the same manner as it evaluates the qualifications of director candidates identified by the committee or the Board of Directors. Shareholders can recommend director candidates by following the instructions outlined below in the section entitled “Additional Information - Submission of Shareholder Proposals for Inclusion in Next Year's Proxy Statement or Presentation at Next Year's Annual Meeting.” No nominations for director were submitted to the nominating and governance committee for consideration by any of our shareholders in connection with the Annual Meeting.
Board Evaluation
Our Board and Board committees evaluate their effectiveness with respect to strategic planning, long-term operational and financial planning, risk management, and other responsibilities, on both an ongoing basis throughout each year and as part of formal evaluations directed by the nominating and governance committee. Ongoing engagement on Board effectiveness includes discussion led by our Executive Chairman and Chief Executive Officer on new practices or technologies which may enhance director collaboration, progress against strategic priorities, and interactions with management, as well as input from directors on meeting agendas and format.
Preparation for formal evaluations begins with the selection of the format by the nominating and governance committee in consultation with our Executive Chairman and Corporate Secretary and General Counsel. For the 2019 evaluation cycle, in-person or telephonic interviews were conducted by our Corporate Secretary and General Counsel with each Board member. Interview topics included:
•the Board’s role in strategic oversight of areas critical to the long-term success of the Company;
•Board and committee structure and director skills;
•director engagement on Company culture and human capital management; and
•best practices to promote candor and rigorous decision making;
amongst various other topics. Interview results were then compiled by our Corporate Secretary and General Counsel and shared with the nominating and governance committee and Executive Chairman, as appropriate, for further evaluation. Based on the results of the Board evaluation process, new practices and approaches are adopted by management, the Board, and Board committees, as appropriate, to further enhance the Board’s performance.
Director Orientation and Education
As set forth in our Corporate Governance Guidelines, Zillow Group strongly encourages and supports continuing education for directors. Director education begins with orientation for newly appointed or elected Board members. Director orientation is tailored to the skills and experiences of the individual, and commonly includes:
•meeting with the Company’s General Counsel to discuss director duties and expectations, Zillow Group’s corporate governance practices, including with respect to Company spokespeople and Regulation FD, and corporate governance policies such as our Code of Conduct and Code of Ethics;
•meeting with the Company’s Corporate & Investor Relations team to discuss shareholders and analysts, shareholder engagement, and related matters;
•meeting with management, including the chief executive officer, chief people officer, and other business leaders, to discuss the Company’s strategic priorities, culture and core values, operations, compensation philosophy and practices, among other matters;
•meetings with each Board member; and
•extensive supplemental materials such as organizational charts, the annual budget, corporate governance policies, sell-side analyst research and recent Board minutes.
Director education is also provided throughout the year through presentations to and discussions with the Board and Board committees led by members of management, third-party consultants, our independent registered public accounting firm, and legal counsel, on topics such as information security, legal, accounting, and regulatory concepts and developments, company culture, and employee engagement.
Company Culture and Sustainability
The Board and management understand that the long-term success of the Company is dependent upon maintaining a culture that allows each employee to do their best work. We value integrity, accountability, collaboration, creativity, respect, and transparency as central to our core values. With the oversight of our collective senior leadership team and facilitated by our Chief People Officer, who reports directly to the Chief Executive Officer, Zillow Group invests in a variety of resources to attract and develop talented employees. These include, but are not limited to:

•Leadership Development: Zillow Group has a dedicated Learning & Development Team, which creates educational resources and conducts training on a wide range of topics including effective communication, collaboration, as well as a sophisticated leadership training program with focused learning tracks for both new managers and experienced leaders.
•Total Rewards: Zillow Group's competitive, market-based compensation program focuses on pay-for-performance, instilling ownership by utilizing a broad-based equity approach. In addition, Zillow Group’s class-leading benefits are reflected in investments in physical, family, mental, and financial wellness programs to meet the needs of our diverse base of employees.
•Diversity & Belonging: We are proud to have a continued focus and commitment to attracting and retaining a diverse workforce. In 2019, we focused on interviewing a diverse slate of candidates for all open positions and developed company-wide goals around hiring candidates from underrepresented populations. Similarly, we are committed to building a diverse bench for leadership succession to improve representation across our executive team. With nine employee-led affinity networks for community members and allies, as well as a focus and stated goals on gender pay equity, Zillow Group invests in creating a culture of belonging for all employees.
•Pay Equity: To support gender and under-represented pay equity, we will complete a comprehensive annual evaluation across the Company with the commitment to disclose results to our shareholders and on our corporate website. Based on our assessment of compensation in 2019, on average, women at Zillow Group earn 101% of what men earn in comparable roles, with similar skills and experience. The Company was included in the 2020 Bloomberg Gender Equality Index, which measures equality across internal company statistics, employee policies and practices, and external community support and engagement.
•Our Community: In 2019, Zillow Group furthered its social impact work through Zillow For Good, which seeks to support housing-related causes through our employee giving match, our products and business decisions, our data and products, and meaningful partnerships with nonprofit organizations. Zillow Group has given more than $7 million to more than 50 nonprofit and emergency assistance organizations in our communities. In addition, we have supported Fair Housing, STEM education, and provided disaster relief to our real estate industry partners in the wake of destructive weather events.
•Environmental Footprint: Our facilities team is focused on deepening our insight into our operational footprint. We are in the process of establishing mechanisms to collect environmental data from our operations and better understand how we can work to reduce our environmental impacts, including minimizing energy and water use and waste-to-landfill rate. We are also working with our landlords in our various office locations to ensure sustainable operations through building management procedures. Our Zillow Offers team is working to implement policies, procedures and governance structures that ensure we renovate homes efficiently and with sustainability in mind, as well as protect the health and safety of our expanding workforce and the people who buy homes from Zillow Group.

DIRECTOR COMPENSATION

2019 Director Compensation Table
Zillow Group’s director compensation program is governed by the Amended and Restated Stock Option Grant Program for Nonemployee Directors (the “Program”). In 2019, Zillow Group compensated its eligible non-employee directors solely with stock option grants.
The following table provides information regarding the compensation of our non-employee directors during 2019. Additional information regarding the 2019 compensation of Mr. Barton and Mr. Rascoff is discussed in the Compensation Discussion and Analysis section and presented in the related tables. Mr. Barton and Mr. Frink did not receive compensation for their Board service in 2019.

Name	Option Awards ($)(1)	Total ($)
Erik Blachford	200,000	200,000
Amy C. Bohutinsky	200,000	200,000
Jay C. Hoag	200,000	200,000
Gregory B. Maffei	200,000	200,000
Spencer M. Rascoff	400,000(2)	400,000(2)
Gordon Stephenson	200,000	200,000
April Underwood	200,000	200,000

 _______________

(1)	Amounts reflect aggregate grant date fair value of the option awards granted, computed as of the grant date, in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation - Stock Compensation (“FASB ASC Topic 718”). Assumptions used to calculate these amounts are described in Note 18, “Share-Based Awards,” to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019. On March 1, 2019, and as described in greater detail below, each of the eligible non-employee directors of Zillow Group received an annual stock option grant to purchase 11,034 shares of Zillow Group’s Class C capital stock with a Black-Scholes-Merton grant date fair value of $200,000. As of December 31, 2019, Zillow Group’s non-employee directors held stock options granted for director service for the following number of shares of Zillow Group’s Class A common stock and Class C capital stock: Mr. Blachford, 7,747 shares of Class A common stock and 76,023 shares of Class C capital stock; Ms. Bohutinsky, 11,034 shares of Class C capital stock; Mr. Hoag, 3,145 shares of Class A common stock and 66,819 shares of Class C capital stock; Mr. Maffei, 13,885 shares of Class A common stock and 88,299 shares of Class C capital stock; Mr. Rascoff, 24,734 shares of Class C capital stock; Mr. Stephenson, 7,747 shares of Class A common stock and 76,023 shares of Class C capital stock; and Ms. Underwood, 47,321 shares of Class C capital stock. All of Mr. Rascoff's stock option holdings as of December 31, 2019 are set forth in the "2019 Outstanding Equity Awards at Fiscal Year-End Table."
(2)	On March 21, 2019, Mr. Rascoff received a fully vested stock option award to purchase 24,734 shares of Zillow Group's Class C capital stock with a Black-Scholes-Merton grant date fair value of $400,000. This amount is also reported in the Summary Compensation Table for 2019. Mr. Rascoff resigned from the Board of Directors effective April 7, 2020.

Time and Manner of Compensation
The Program is administered by the compensation committee and the Board of Directors under the 2011 Plan. Eligible directors are compensated for service on our Board and committees of our Board solely with stock options granted under the Program. No director receives cash compensation for service as a director, though directors are reimbursed for reasonable expenses incurred in connection with attending Board and committee meetings.
Pursuant to the Program, on March 1 of each year, our non-employee directors are eligible to automatically receive stock option grants to purchase a number of shares of Class C capital stock equal to the amount set forth in the Program.

The grants made in March 2019 pursuant to the Program were for that number of shares of Class C capital stock having a Black-Scholes-Merton value of $200,000 on the date of grant (with any fractional share rounded to the nearest whole share (0.5 rounded up)) and with a per share exercise price equal to the closing price of our Class C capital stock on the date of grant. One-fourth of the shares subject to annual stock options granted under the Program vest each quarter over one year, subject to continued service. Stock options granted under the Program in 2019 have ten-year terms, subject to earlier termination in the event of a director's termination of service.
Eligible directors who are initially elected or appointed to the Board of Directors during the 12-month period following a March 1 grant date receive a prorated annual option grant in connection with their initial election or appointment to the Board, based on the number of full calendar months that elapse between the date of the director’s initial election or appointment to the Board and the next March 1 grant date, subject to approval by the Board or the compensation committee. Prorated options granted under the Program become fully vested as of the first March 1 grant date following the Board’s or the compensation committee’s approval of the grant.
Pursuant to its charter, the compensation committee reviews non-employee director compensation at least annually and may recommend adjustments to the Board. In March 2020, the Board, upon the recommendation of the compensation committee approved an increase in the value of the annual option grant from $200,000 to $250,000. The Company has designed its non-employee director compensation program to attract and retain excellent directors and align their interests with the long-term interests of our shareholders. The compensation committee considers third-party director compensation surveys, such as the director compensation reports issued jointly by the National Association of Corporate Directors and Pearl Meyer, and the time commitment required of Zillow Group’s directors, among other factors, when evaluating non-employee director compensation.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information as of December 31, 2019 with respect to securities authorized for issuance under our equity compensation plans. No shares of Class B common stock are issuable under any of our equity compensation plans.

Plan category	Number of securities issuable upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (1)(b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (2)
Class A Common Stock	2,549,235(3)	$29.36	— (4)
Class C Capital Stock	32,019,137(5)	36.62	1,466,856(6)(7)
Equity compensation plans not approved by security holders
Class A Common Stock	16,728(8)	$13.88	—
Class C Capital Stock	2,134,315(9)	35.95	7,898,167(10)
Total
Class A Common Stock	2,565,963	$29.26	—
Class C Capital Stock	34,153,452	36.57	9,365,023
Total All Classes	36,719,415	35.95	9,365,023
_________________

(1)	The weighted-average exercise price is calculated based on outstanding stock options. It excludes outstanding restricted stock units (“RSUs”) and restricted units, which have no exercise price.
(2)	Includes the 2011 Plan.
(3)	Includes stock options and RSUs.
(4)	We intend that future grants under the 2011 Plan will be for Class C capital stock only; however, we also have the discretion to grant Class A common stock pursuant to the 2011 Plan. In the event we make future grants under the 2011 Plan for Class A common stock, those grants would reduce the number of securities remaining available for future issuance as Class C capital stock.
(5)	Includes 8,195,528 shares of Class C capital stock issuable upon exercise of outstanding stock options and vesting of outstanding RSUs that were distributed as a dividend in connection with the Class C stock split ("Class C Stock Split") effective August 14, 2015. Also includes 23,823,609 shares of Class C capital stock issuable upon exercise of outstanding stock options and vesting of RSUs and restricted units that were granted under our 2011 Plan following the effective date of the Class C Stock Split.
(6)	Includes shares available for issuance under the 2011 Plan, which we intend to issue solely as shares of Class C capital stock. Does not include (i) 8,665,633 shares that became available for issuance under the 2011 Plan on January 1, 2020 pursuant to the “evergreen” provision, and (ii) shares subject to stock options granted in substitution of stock options previously granted by companies we acquired, which stock options do not reduce the number of shares available for issuance under the 2011 Plan.
(7)	The 2011 Plan contains an “evergreen” provision, pursuant to which the number of shares available for issuance can be increased on the first day of each of our fiscal years, equal to the least of (i) 3.5% of our outstanding Class A common stock, Class B common stock and Class C capital stock on a fully diluted basis as of the end of our immediately preceding fiscal year, (ii) 10,500,000 shares, and (iii) a lesser amount determined by our Board of Directors; provided, however, that any shares from increases in prior years that are not actually issued will continue to be available for issuance under the 2011 Plan.
(8)	Includes 16,728 shares of Class A common stock issuable upon exercise of outstanding options and vesting of RSUs assumed under the Trulia 2012 Equity Incentive Plan, as amended and restated (the “Trulia 2012 Plan”) and the Trulia 2005 Stock Incentive Plan, as amended (together with the Trulia 2012 Plan, the “Trulia Plans”) in connection with our February 2015 acquisition of Trulia. No future awards will be granted under these plans.

(9)	Includes 32,482 shares of Class C capital stock issuable upon exercise of outstanding stock options and vesting of RSUs that were distributed as a dividend pursuant to the Class C Stock Split with respect to awards assumed or granted by us under the Trulia Plans. Includes 2,101,833 shares of Class C capital stock issuable upon exercise of outstanding stock options and vesting of RSUs that were granted under the Inducement Plan.
(10)	Includes shares of Class C capital stock available for issuance under the Inducement Plan.

Trulia 2012 Equity Incentive Plan, as Amended and Restated
The Trulia 2012 Plan became effective in September 2012. The Trulia 2012 Plan provides for the grant of incentive and nonqualified stock options, restricted stock, RSUs, stock appreciation rights, performance units and performance shares to employees, directors and consultants. Under the 2012 Plan, stock options were granted at a price per share not less than 100% of the fair market value per share of the underlying stock at the grant date. The plan administrator determined the vesting period for each option award on the grant date, and options granted under the plan generally expire 10 years from the grant date or such shorter term as may be determined for the options. No new equity awards will be granted under the Trulia 2012 Plan.

Zillow Group 2019 Equity Inducement Plan
The Inducement Plan became effective on August 8, 2019. Subject to adjustment from time to time as provided in the Inducement Plan, 10,000,000 shares of Class C capital stock are available for issuance under the Inducement Plan. Shares issued under the Inducement Plan will be drawn from authorized and unissued shares of Class C capital stock. The purpose of the Inducement Plan is to attract, retain and motivate certain new employees of the Company and its subsidiaries by providing them the opportunity to acquire a proprietary interest in the Company and to align their interests and efforts to the long-term interests of the Company’s shareholders. Each award under the Inducement Plan is intended to qualify as an employment inducement award pursuant to Nasdaq Listing Rule 5635(c).

The Inducement Plan is administered by the compensation committee of the Board. Under the terms of the Inducement Plan, the compensation committee may grant equity awards, including incentive stock options, nonqualified stock options, restricted stock, restricted stock units or restricted units to new employees of the Company and its subsidiaries. The Inducement Plan provides that in the event of a stock dividend, stock split or similar event, the maximum number and kind of securities available for issuance under the plan will be proportionally adjusted.

Options under the Inducement Plan are granted with an exercise price per share not less than 100% of the fair market value of our stock on the grant date, with the exception of substituted option awards granted in connection with acquisitions. Options expire no later than ten years from the grant date and vest 25% after 12 months and quarterly thereafter over the next three years. Restricted stock units granted under the Inducement Plan vest 25% after 12 months and quarterly thereafter over the next three years. Any portion of an option or restricted stock unit that is not vested on the date of a participant’s termination of service expires on such date. Employees generally forfeit their rights to exercise vested options 3 months following their termination of employment or 12 months following termination by reason of death, disability or retirement.

PROPOSAL 2: Ratification of the Appointment of Deloitte & Touche LLP as Independent Registered Public Accounting Firm

The Board of Directors Recommends a Vote “FOR” the Ratification of the Appointment of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm.
The audit committee, which consists entirely of independent directors, has selected Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the fiscal year ending December 31, 2020.
Shareholder ratification of the appointment of Deloitte as our independent registered public accounting firm is not required by our Amended and Restated Bylaws (“Bylaws”) or otherwise. However, our Board of Directors is submitting the appointment of Deloitte to our shareholders for ratification as a matter of corporate practice. If our shareholders fail to ratify the appointment, the audit committee may reconsider the appointment of Deloitte. Even if the appointment is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders. Representatives of Deloitte are expected to be present at the Annual Meeting.

AUDIT COMMITTEE REPORT

The audit committee assists our Board of Directors in oversight of (a) our accounting and financial reporting processes and the audits of our financial statements, (b) the independent auditor’s qualifications, independence and performance, (c) our internal audit function, if any, and the performance of our internal accounting and financial controls, and (d) our compliance with legal and regulatory requirements. Deloitte & Touche LLP (“Deloitte”), the Company’s independent registered public accounting firm, was responsible for auditing the financial statements prepared by our management for the fiscal year ended December 31, 2019.
In connection with our review of Zillow Group’s audited financial statements for the fiscal year ended December 31, 2019, we relied on reports received from Deloitte as well as the advice and information we received during discussions with Zillow Group’s management. In this context, we hereby report as follows:

(i)	The audit committee has reviewed and discussed the audited financial statements for fiscal year 2019 with Zillow Group’s management.
(ii)
The audit committee has discussed with Deloitte, the Company’s independent registered public accounting firm, the matters required to be discussed by the statement on Auditing Standard No. 1301, and Rule 2-07 of Regulation S-X, Communications with Audit Committees.

(iii)	The audit committee has received the written disclosures and the letter from Deloitte, the Company’s independent registered public accounting firm, required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.
(iv)	Based on the review and discussion referred to in paragraphs (i) through (iii) above, the audit committee recommended to Zillow Group’s Board of Directors that the audited financial statements be included in Zillow Group’s Annual Report on Form 10-K for the year ended December 31, 2019, for filing with the SEC.

Members of the audit committee:
               Gregory B. Maffei (Chair)
               Erik Blachford
               Gordon Stephenson

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES REPORT

Fees Paid to Independent Registered Public Accounting Firm
The following table provides information regarding the fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited and their respective affiliates (“Deloitte”) for the fiscal years ended December 31, 2019 and 2018, inclusive of out-of-pocket expenses.

	2018($)	2019($)
Audit Fees	1,544,000	2,069,559
Audit-Related Fees	—	—
Tax Fees	468,169	88,440
All Other Fees	4,162	8,346
Audit Fees
Audit fees of Deloitte during the 2019 and 2018 fiscal years primarily include the aggregate fees incurred for the audits of the annual consolidated financial statements and the review of each of the quarterly consolidated financial statements included in Quarterly Reports on Form 10-Q for Zillow Group. Audit fees in 2019 and 2018 also include services rendered by Deloitte in connection with the September 2019 issuance of 1.375% Convertible Senior Notes due in 2026 and the September 2019 and October 2019 issuances of the 0.75% Convertible Senior Notes due in 2024, Zillow Group’s November 2018 acquisition of Zillow Home Loans, LLC (formerly known as Mortgage Lenders of America, L.L.C.), July 2018 issuance of 1.50% Convertible Senior Notes due in 2023 and public offering of 6,557,017 shares of Class C capital stock, certain registration statements on Form S-3, and certain registration statements on Form S-8.
Tax Fees
Tax fees of Deloitte for the fiscal years ended December 31, 2019 and 2018 primarily include tax compliance, consulting and return preparation.
All Other Fees
Other fees include access to accounting research software applications and data.
Audit Committee Review and Pre-Approval of Independent Registered Public Accounting Firm’s Services
All fees described above were approved by the audit committee. Our audit committee’s policy is to pre-approve all audit and non-audit services (including the fees and terms thereof) to be performed by our independent registered public accounting firm. This policy is set forth in the charter of the audit committee, which is available at https://investors.zillowgroup.com/investors/governance/committee-charters/default.aspx. The audit committee considered whether the non-audit services rendered by our independent registered accounting firm were compatible with maintaining their independence as the independent registered public accounting firm of our financial statements and concluded that they were.

PROPOSAL 3: Approval of the Zillow Group, Inc. 2020 Incentive Plan

The Board of Directors Recommends a Vote “FOR” the Approval of the Zillow Group, Inc. 2020 Incentive Plan.

Background
Our Board of Directors, upon the recommendation of our compensation committee, is asking our shareholders to approve the Zillow Group, Inc. 2020 Incentive Plan (the “2020 Plan”). The 2020 Plan is intended to replace the Zillow Group, Inc. Amended and Restated 2011 Plan (the “2011 Plan”), which expires in 2025. If our shareholders approve the 2020 Plan, it will become effective as of the date of the Annual Meeting and no new awards will be granted under the 2011 Plan. If our shareholders do not approve the 2020 Plan, the 2011 Plan will remain in effect with its current terms and conditions.
The Company also maintains the Zillow Group, Inc. 2019 Equity Inducement Plan (the “Inducement Plan”) under which equity awards may be granted to newly hired employees. The Inducement Plan was adopted by our Board in August 2019 pursuant to an exemption from the shareholder approval requirements for employment inducement awards available under Nasdaq Listing Rule 5635(c). Our Board adopted the Inducement Plan as a result of the share reserve under the 2011 Plan being insufficient to grant equity awards to new employees critical to our success. If shareholders approve the 2020 Plan, we intend to primarily rely on the 2020 Plan’s share reserve for new grants, including to newly hired employees.
Equity compensation has been an integral part of our overall employee compensation program since our inception and reflects our philosophy that all employees should be given the opportunity to be owners in the Company. Our Board, our compensation committee, and our management all believe equity compensation is vital to our continued ability to attract, retain, and motivate the individuals critical to our success, particularly in the competitive market in which we operate for talent.
We are asking our shareholders to approve 12,400,000 shares of Class C capital stock for issuance under the 2020 Plan. In addition, any shares available for new grants under the 2011 Plan as of the date of shareholder approval of the 2020 Plan will become available for issuance under the 2020 Plan, as will any shares subject to awards under the 2011 Plan as of the date of shareholder approval of the 2020 Plan that on or after that date expire or terminate without being settled in shares. As of March 31, 2020, 4,014,846 shares remained available for future grant under the 2011 Plan and 36,817,297 shares are subject to outstanding awards under the 2011 Plan. During the term of the 2020 Plan, the number of shares authorized for issuance under the 2020 Plan will increase each January 1st, beginning in 2021, by an amount equal to the lesser of (a) 5% of our outstanding Class A common stock, Class B common stock and Class C capital stock on a fully diluted basis as of the end of the immediately preceding calendar year and (b) a number of shares determined by our Board.
Determination of Share Reserve
Approval of the 2020 Plan is intended to ensure that we have an adequate number of shares available for future equity awards to align the interests of our officers, employees, non-employee directors and consultants with those of our shareholders, reward strong performance and maintain a competitive compensation program. As of March 31, 2020, only 4,014,846 shares remained available for the grant of equity awards under the 2011 Plan, a number that is insufficient to meet our anticipated needs, and 6,946,045 shares remained available for the grant of equity awards under the Inducement Plan. No new awards will be granted under the 2011 Plan if shareholders approve the 2020 Plan. We intend to use the Inducement Plan in the future only if the share reserve under the 2020 Plan is insufficient for new hire employee grants.
Our Board and compensation committee considered a number of factors in determining the share reserve for the 2020 Plan, including the number of shares remaining available under the 2011 Plan, our past share usage, our estimate of the number of shares needed for future awards, a dilution analysis and competitive data from relevant peer companies.

We generally make equity grants to all of our employees. Grants are generally made upon hire and then annually based on performance to retain and motivate our employees. We occasionally make performance-related grants in recognition of individual contributions or promotions. These new hire, annual and special grants allow us to provide a direct link between compensation and long-term shareholder value creation and reflect our long-standing commitment to provide all of our employees with an ownership opportunity in the Company.
Shareholder approval of the 2020 Plan is integral for us to continue providing broad-based equity incentives to our employees in amounts determined to be appropriate by our compensation committee. This will allow us to continue to attract, retain and motivate individuals essential to achieving our business objectives and continued growth and provide appropriate incentives to them to exert their best efforts on behalf of the Company. If this proposal is not approved, we believe we would be at a significant disadvantage for recruiting, retaining and motivating those individuals who are critical to our success. Based on the factors above, the Board believes that the share reserve under the 2020 Plan is reasonable and appropriate at this time.
Our executive officers and directors have a financial interest in this proposal because they would be eligible to receive awards under the 2020 Plan.
As of March 31, 2020, approximately 59,476,188 shares of our Class A common stock were outstanding and 147,225,000 shares of our Class C capital stock were outstanding. On March 31, 2020, the closing price of our Class A common stock on The Nasdaq Global Select Market was $33.97. On March 31, 2020, the closing price of our Class C capital stock on The Nasdaq Global Select Market was $36.02.

Summary of the 2020 Plan
The principal features of the 2020 Plan are summarized below. This summary does not contain all information about the 2020 Plan and does not purport to be a complete description. A copy of the complete text of the 2020 Plan is attached to this proxy statement as Appendix A, and the following description is qualified in its entirety by reference to Appendix A.
Purpose. The purpose of the 2020 Plan is to attract, retain and motivate our employees, officers, directors, consultants, agents, advisors and independent contractors by providing them with the opportunity to acquire an equity interest in the Company and to align their interests and efforts to the long-term interests of our shareholders.
Administration. Our Board of Directors or the compensation committee of our Board is authorized to administer the 2020 Plan. Our Board of Directors may delegate concurrent administration of the 2020 Plan to different committees consisting of two or more members of our Board or to one or more senior executive officers in accordance with the 2020 Plan’s terms and any conditions established by our Board. The plan administrator is authorized to select the individuals to be granted awards and, subject to the terms of the 2020 Plan, to determine the types of awards to be granted, the number of shares subject to awards and the other terms, conditions and provisions of such awards and to amend the terms of awards. References to the “committee” below are, as applicable, to our Board, the compensation committee, or any other committee or senior executive officers to whom authority to administer the 2020 Plan is delegated.
Eligibility. Awards may be granted under the 2020 Plan to our employees, officers, directors, consultants, agents, advisors and independent contractors and those of our subsidiaries. As of March 31, 2020, approximately 5,340 employees, including 13 executive officers, and 7 non-employee directors were eligible to participate in the 2020 Plan. As of March 31, 2020, 5,085 of these individuals hold equity awards to acquire shares of our stock.
Share Reserve. The 2020 Plan authorizes the issuance of up to 12,400,000 shares of Class C capital stock. The following shares also are available for issuance under the 2020 Plan:
•shares previously available for new grants under the 2011 Plan as of the date of shareholder approval of the 2020 Plan; as of March 31, 2020, 4,014,846 shares remained available for new grants under the 2011 Plan; and
•shares subject to outstanding awards under the 2011 Plan as of the date of shareholder approval of the 2020 Plan that on or after that date cease to be subject to such awards (other than by reason of exercise or settlement of the awards in vested or nonforfeitable shares); as of March 31, 2020, 36,817,297 shares were subject to outstanding awards. To the extent shares are issued upon exercise or settlement of outstanding awards, those shares will not become available for grant under the 2020 Plan.

The number of shares authorized under the 2020 Plan will be increased each January 1st, beginning January 1, 2021 and ending on (and including) January 1, 2030, by an amount equal to the lesser of (a) 5% of our outstanding Class A common stock, Class B common stock and Class C capital stock on a fully diluted basis as of the end of the immediately preceding calendar year and (b) a number of shares determined by our Board of Directors.
Only Class C capital stock may be issued under the 2020 Plan.
The following shares will be available again for issuance under the 2020 Plan:
•shares subject to awards that lapse, expire, terminate or are canceled prior to the issuance of the underlying shares or that are subsequently forfeited to or otherwise reacquired by us;
•shares withheld by or tendered to us as payment for the purchase price of an award or to satisfy tax withholding obligations related to an award; and
•shares subject to an award that is settled in cash or in another manner where some or all of the shares covered by the award are not issued.
Awards granted in assumption of or in substitution for awards previously granted by a company we acquire will not reduce the number of shares authorized for issuance under the 2020 Plan.
A maximum of 12,400,000 shares may be issued upon the exercise of incentive stock options under the 2020 Plan.
Adjustments. If any change to our Class C capital stock occurs by reason of a stock dividend, stock split, spin-off, recapitalization, merger, consolidation, statutory share exchange, combination or exchange of shares, distribution to shareholders other than a normal cash dividend or other change in our corporate or capital structure, the committee will make proportional adjustments to the maximum number and kind of securities (a) available for issuance under the 2020 Plan, (b) issuable as incentive stock options, and (c) subject to any outstanding award, including the per share price of such securities. The committee also may make such adjustments in the event of an extraordinary dividend payable in a form other than shares that has a material effect on the fair market value of the Class C capital stock.
Types of Awards. The 2020 Plan permits the grant of any or all of the following types of awards:
•Stock Options. The committee may grant either incentive stock options, which must comply with Code Section 422, or nonqualified stock options. Stock options are subject to the vesting terms prescribed by the committee. The exercise price of stock options granted under the 2020 Plan must be at least equal to 100% of the fair market value of the underlying stock on the grant date, except in the case of options assumed or substituted for in acquisition transactions. Unless the committee determines otherwise, fair market value means, as of a given date, the closing price of our stock. Stock options have a maximum term of 10 years from the grant date, subject to earlier termination following a participant’s termination of employment or service relationship with us.
•Stock Appreciation Rights (“SARs”). The committee may grant SARs, either on a stand-alone basis or as a right in tandem with the grant of stock options. Upon exercise, SARs are the right to receive payment per share in stock or cash, or in a combination of stock and cash, equal to the excess of the share’s fair market value on the date of exercise over its fair market value on the date the SAR was granted. Exercise of a SAR issued in tandem with a stock option will reduce the number of shares underlying the related stock option to the extent of the SAR exercised. The term of a stand-alone SAR cannot be more than 10 years, and the term of a tandem SAR cannot exceed the term of the related option.
•Stock Awards, Restricted Stock and Stock Units. The committee may grant awards of shares of stock, or awards denominated in units of stock. These awards may be made subject to repurchase or forfeiture restrictions at the committee’s discretion. The restrictions may be based on continuous service with us for a prescribed time period or the achievement of specified performance criteria, as determined by the committee. Restricted stock units and stock units entitle the recipients to acquire shares upon satisfaction of the applicable restrictions.
•Performance Awards. The committee may grant performance awards in the form of performance shares or performance units. Performance shares are units valued by reference to a designated number of shares of stock, and performance units are units valued by reference to a designated amount of property other than shares of stock. Both types of awards may be payable in stock, cash or other property, or a combination thereof, upon the attainment of performance criteria and other terms and conditions as established by the committee.
•Other Stock Awards. The committee may grant other stock-based awards payable in cash or in shares, subject to any other terms and conditions determined by the committee and the 2020 Plan.

Performance Awards. Any awards granted under the 2020 Plan may be subject to the achievement of performance goals for the Company as a whole or any affiliate or business unit of the Company, including, but not limited to, any of the following: cash flows; earnings measures (including before taxes and/or interest and/or depreciation and amortization); earnings (loss) per share; operating income (loss); revenue; operating margin; return on equity; debt; share price appreciation; total or relative shareholder return; strategic initiatives; or net income (loss). Performance goals may be established on an absolute basis or relative to the performance of other companies.
Limited Transferability. Awards generally may not be transferred, except by will or the laws of descent and distribution, unless the committee otherwise approves a transfer.
Repricing. The 2020 Plan permits the committee, without shareholder approval, to (a) reduce the exercise or grant price of a stock option or SAR after it is granted, (b) cancel a stock option or SAR at a time when its exercise or grant price exceeds the fair market value of the underlying stock, in exchange for cash, another stock option or SAR, restricted stock or other equity award, or (c) take any other action that is treated as a repricing under generally accepted accounting principles. To date we have never repriced stock options or SARs.
Change of Control or Liquidation. Under the 2020 Plan, unless otherwise provided in the instrument evidencing an award or in a written employment, services or other agreement between a participant and us, the following will apply in the event of a change of control:
•Upon a change of control that qualifies as a company transaction in which outstanding awards could be converted, assumed, substituted for or replaced by a successor company, outstanding awards that vest based on continued employment or service will become vested and exercisable or payable, and all applicable restrictions or forfeiture provisions will lapse, only if and to the extent the awards are not converted, assumed, substituted for or replaced by a successor company.
•In the event of a change of control that does not qualify as a company transaction or if outstanding time-based awards are not converted, assumed, substituted for or replaced by a successor company in a company transaction, the awards will become fully and immediately vested and exercisable or payable, and all applicable restrictions or forfeiture provisions, will lapse immediately prior to the change of control and the awards will terminate at the effective time of the change of control.
•All performance shares, performance units and other performance-based awards will be prorated based on targeted performance being attained as of the effective date of the change of control and will be paid in accordance with the payout schedule for the award.
•In the event of a company transaction, the committee, in its discretion, may provide that a participant’s outstanding awards will be cashed out, net of any purchase or exercise prices applicable to such awards.
The 2020 Plan generally defines "change of control" as the occurrence of any of the following events:
•an acquisition of more than 50% of the combined voting power of our outstanding voting securities (with certain exceptions set forth in the 2020 Plan);
•a change in the composition of the Board of Directors during any two-year period such that the individuals who, as of the beginning of such two-year period, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board (excluding directors whose election, or nomination for election, was approved by a majority of the Incumbent Board); or
•the consummation of a company transaction, which is generally defined as a merger or consolidation, a statutory share exchange or a sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all of our assets, unless (a) after such transaction the beneficial owners of outstanding voting securities immediately prior to the transaction retain at least 50% of the combined voting power of such securities of the company resulting from the transaction, (b) no entity beneficially owns more than 50% of the combined voting power of the company resulting from such transaction, and (c) the individuals who were members of the Incumbent Board will immediately after the consummation of such transaction constitute at least a majority of the members of the board of directors of the company resulting from such transaction.

If we dissolve or liquidate, unless the committee determines otherwise, outstanding awards will terminate immediately prior to such dissolution or liquidation.
Recoupment. Awards granted under the 2020 Plan are subject to recovery pursuant to any compensation clawback or recoupment requirements that the committee sets forth in an award agreement and any clawback policy that we adopt or that is required by applicable law.
Amendment and Termination. Our Board or the compensation committee is permitted to amend the 2020 Plan or any outstanding award thereunder, except that only our Board is permitted to amend the 2020 Plan if shareholder approval of the amendment is required by applicable law, regulation or stock exchange rule. Amendment of an outstanding award generally may not materially adversely affect a participant’s rights under the award without the participant’s consent, subject to certain limited exceptions set forth in the 2020 Plan.
Our Board or the compensation committee may suspend or terminate all or any portion of the 2020 Plan at any time, but in such event, outstanding awards will remain outstanding in accordance with their existing terms and conditions. Unless sooner terminated by our Board or the compensation committee, the 2020 Plan will terminate on June 9, 2030.
Federal Income Tax Information
The following is a brief summary of the U.S. federal income tax consequences of the 2020 Plan generally applicable to us and to participants in the 2020 Plan who are subject to U.S. federal taxes. The summary is based on the Code, applicable Treasury Regulations and administrative and judicial interpretations thereof, each as in effect on the date of this proxy statement and is, therefore, subject to future changes in the law, possibly with retroactive effect. The summary is general in nature and does not purport to be legal or tax advice. Furthermore, the summary does not address issues relating to any U.S. gift or estate tax consequences or the consequences of any state, local or foreign tax laws.
Stock Options.
Nonqualified Stock Options. A participant generally will not recognize taxable income upon the grant or vesting of a nonqualified stock option with an exercise price at least equal to the fair market value of the stock on the grant date and no additional deferral feature. When a nonqualified stock option is exercised, a participant generally will recognize compensation taxable as ordinary income in an amount equal to the difference between the fair market value of the shares underlying the option on the date of exercise and the option exercise price. When a participant sells the shares, the participant will have short-term or long-term capital gain or loss, as the case may be, equal to the difference between the amount the participant received from the sale and the tax basis of the shares sold. The tax basis of the shares generally will be equal to the greater of the fair market value of the shares on the exercise date or the option exercise price.
Incentive Stock Options. A participant generally will not recognize taxable income upon the grant or vesting of an incentive stock option. If a participant exercises an incentive stock option during employment or within three months after his or her employment ends (12 months in the case of permanent and total disability), the participant will not recognize taxable income at the time of exercise for regular U.S. federal income tax purposes (although the participant generally will have taxable income for alternative minimum tax purposes at that time as if the option were a nonqualified stock option). If a participant sells or otherwise disposes of the shares acquired upon exercise of an incentive stock option after the later of (a) one year from the date the participant exercised the option and (b) two years from the grant date of the option, the participant generally will recognize long-term capital gain or loss equal to the difference between the amount the participant received in the disposition and the option exercise price. If a participant sells or otherwise disposes of shares acquired upon exercise of an incentive stock option before these holding period requirements are satisfied, the disposition will constitute a “disqualifying disposition,” and the participant generally will recognize taxable ordinary income in the year of disposition equal to the excess of the fair market value of the shares on the date of exercise over the option exercise price (or, if less, the excess of the amount realized on the disposition of the shares over the option exercise price). The balance of the participant’s gain on a disqualifying disposition, if any, will be taxed as short-term or long-term capital gain, as the case may be.
With respect to both nonqualified stock options and incentive stock options, special rules apply if a participant uses shares already held by the participant to pay the exercise price.

Stock Appreciation Rights. A participant generally will not recognize taxable income upon the grant or vesting of a SAR with a grant price at least equal to the fair market value of the stock on the grant date and no additional deferral feature. Upon the exercise of a SAR, a participant generally will recognize compensation taxable as ordinary income in an amount equal to the difference between the fair market value of the shares underlying the SAR on the date of exercise and the grant price of the SAR.
Unrestricted Stock Awards. Upon receipt of a stock award that is not subject to forfeiture, vesting or other similar restrictions, a participant generally will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid by the participant with respect to the shares. When a participant sells the shares, the participant generally will have short-term or long-term capital gain or loss, as the case may be, equal to the difference between the amount the participant received from the sale and the tax basis of the shares sold. The tax basis of the shares generally will be equal to the amount, if any, paid by the participant with respect to the shares plus the amount of taxable ordinary income recognized by the participant upon receipt of the shares.
Restricted Stock Awards, Stock Units, Performance Shares and Performance Units. A participant generally will not have taxable income upon the grant of restricted stock, stock units, performance shares or performance units. Instead, the participant generally will recognize ordinary income at the time of vesting or payout equal to the fair market value (on the vesting or payout date) of the shares or cash received minus any amount paid. For restricted stock only, a participant may instead elect to be taxed at the time of grant if the participant makes a timely and proper Section 83(b) election for the award.
Tax Consequences to the Company. In the foregoing cases, we generally will be entitled to a deduction at the same time, and in the same amount, as a participant recognizes ordinary income, subject to certain limitations imposed under the Code. For taxable years beginning after December 31, 2017, Code Section 162(m) generally denies a tax deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that such compensation paid to a covered employee exceeds $1 million.
Code Section 409A. We intend that awards granted under the 2020 Plan will comply with, or otherwise be exempt from, Code Section 409A, but make no representation or warranty to that effect.
Tax Withholding. We are authorized to deduct or withhold from any award granted or payment due under the 2020 Plan, or require a participant to remit to us, the amount of any withholding taxes due in respect of the award or payment and to take such other action as may be necessary to satisfy all obligations for the payment of applicable withholding taxes. We are not required to issue any shares or otherwise settle an award under the 2020 Plan until all tax withholding obligations are satisfied.
Plan Benefits
All awards to employees, officers and consultants under the 2020 Plan are made at the discretion of the committee. Therefore, the future benefits and amounts that will be received or allocated to such individuals under the 2020 Plan are not determinable at this time. However, please refer to the description of equity awards made to our named executive officers in the last fiscal year described in the “2019 Grants of Plan-Based Awards Table.” In 2019, stock option and restricted stock unit awards for 2,638,970 shares of our Class C capital stock were granted to executive officers as a group (15 persons), and stock option and restricted stock unit awards for 10,558,113 shares of our Class C capital stock were granted to employees other than executive officers as a group. Stock option grants to our 7 non-employee directors in 2019 were made under the Company’s director compensation program, which is described above under “Director Compensation.”

PROPOSAL 4: Shareholder Proposal

The Board of Directors Recommends a Vote "AGAINST" the Approval of this Shareholder Proposal.

In accordance with SEC rules, we have set forth below a shareholder proposal, along with the supporting statement of the shareholder proponents, for which the Company and the Board accept no responsibility. The shareholder proposal is required to be voted on at our Annual Meeting only if properly presented at our Annual Meeting.
James McRitchie and Myra K. Young, 9295 Yorkship Court, Elk Grove, CA 95758, the beneficial owners of no less than 55 shares of the Company's Class A common stock on the date the proposal was submitted, have notified the Company of their intent to present the following proposal at the Annual Meeting.
Proposal 4 - Elect Directors by Majority Vote
Resolved: Shareholders hereby request that our Board of Directors initiate the appropriate process as soon as practical to amend our Company's policies, articles of incorporation and/or bylaws to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats. This proposal includes that a director who receives less than a majority vote be removed as soon as a replacement director can be qualified on an expedited basis. If such a removed director has key experience, they can transition to being a consultant or a director emeritus.
Supporting Statement: To provide shareholders a meaningful role in director elections, our Company's current director election standard should be changed from a plurality vote standard to a majority vote standard where only board nominated candidates are on the ballot.
This will establish a more meaningful vote standard for board nominees and could lead to improved performance. Under our Company's current voting system, a director can be elected if all shareholders oppose the director but one shareholder votes FOR, even by mistake. More than 90% of the companies in the S&P 500 have adopted majority voting for uncontested elections, as have 69% of the S&P 1500.
In 2019 majority shares voted FOR similar proposals at Stemline Therapeutics, Eldorado Resorts, RadNet, New Media Investment Group, New Residential Investment Group, Safety Insurance Group, First Community Bancshares, GreenHill & Co., and Advaxis. During 2018 majority shares voted FOR similar proposals at Netflix, Marriott International, Discover Financial Services, The Manitowoc Company, and Costco Wholesale.
One of our largest shareholders, BlackRock's proxy voting guidelines include the following: "Majority voting standards assist in ensuring that directors who are not broadly supported by shareholders are not elected to serve as their representatives."
This proposal should also be seen in the context that shareholders:
•Can only act by written consent unanimously,
•Have no right to call special meetings,
•Have no right to nominate directors through proxy access provisions, and
•Must vote by a supermajority to amend bylaws.

Consider also that our Board is locked into an governance structure that reduces board accountability to shareholders through the use of multi-class shares.
How we elect directors is just one of many needed reforms. Please vote FOR.

Elect Directors by Majority Vote - Proposal 4

Zillow Group Opposing Statement

After thoughtful consideration, the Board of Directors believes that the Company's current method of electing directors is in the best long-term interest of the Company and its shareholders. As a result, we oppose this proposal.

Our current director nomination and election process allows shareholders meaningful opportunities for participation in electing directors that contribute to the Company's success and pursuit of our mission to give people the power to unlock life's next chapter. As further described in the "Corporate Governance" section, above, the nominating and governance committee is tasked with evaluating and nominating director candidates and the Board of Directors' composition and uses the director selection guidelines in its charter to guide that process. The committee considers director candidates recommended by our shareholders and evaluates those candidates in the same manner as the candidates identified by the committee.

The Company uses plurality voting for electing directors, which is the default standard for director elections under Washington law. The plurality voting standard yields a result that ensures that the Company avoids the distraction and uncertainty caused by potential Board vacancies resulting from elections where one or more director nominees fail to receive a majority of the votes cast (a "failed election").

Further, under the current plurality voting standard, shareholders have the ability to express disapproval with corporate policies, strategy, or director candidates through the use of withhold votes. The use of withhold votes provides the Board of Directors with flexibility in appropriately responding to shareholder dissatisfaction without concerns of uncertainty arising from a failed election.

Finally, we note that employing a majority voting standard would not have changed the outcome of a single director election since the Company's shares first became publicly traded in 2011.

The Board is committed to corporate governance practices that work in the best interest of the Company and its shareholders. For the reasons explained above, the Board unanimously recommends that you vote "AGAINST" this proposal.

EXECUTIVE OFFICERS
The following table provides information regarding our executive officers as of April 14, 2020:

Name	Age	Position
Richard N. Barton	52	Co-Founder, Chief Executive Officer and Director
Lloyd D. Frink	55	Co-Founder, Executive Chairman, President and Director
David A. Beitel	50	Chief Technology Officer
Stanley B. Humphries	52	Chief Analytics Officer
Aimee Johnson	51	Chief Marketing Officer
Dawn Lyon	51	Chief Corporate Relations Officer
Bradley D. Owens	44	Senior Vice President, General Counsel and Corporate Secretary
Allen W. Parker	52	Chief Financial Officer
Arik Y. Prawer	54	President of Homes
Jennifer A. Rock	38	Chief Accounting Officer
Errol G. Samuelson	54	Chief Industry Development Officer
Dan Spaulding	43	Chief People Officer
Jeremy Wacksman	43	President of Zillow
Executive Officers

The following section presents biographical information for Zillow Group’s executive officers. Unless otherwise noted, executive officer positions were held continuously with Zillow before the Trulia transaction in February 2015 and with Zillow Group after the Trulia transaction. For biographical information for Mr. Barton and Mr. Frink, please refer to the section entitled “Proposal 1: Election of Directors.”
David A. Beitel has served as Chief Technology Officer since February 2005. From 1999 to 2005, Mr. Beitel was at Expedia, Inc., where he held many leadership positions, including Chief Technology Officer from 2003 to 2005 and Vice President of Product Development from 1999 to 2003. From 1992 to 1999, Mr. Beitel held many leadership positions at Microsoft Corporation, including Development Lead in the handheld computing group and as a member of the original Expedia team. Mr. Beitel holds a B.S. and an M.E. in Computer Science, both from Cornell University.
Stanley B. Humphries has served as Chief Analytics Officer since August 2015. Since joining the Company in 2005, Dr. Humphries has held many leadership positions, including Vice President of Data and Analytics from December 2006 to April 2009 and Chief Economist from May 2009 to August 2015. Prior to joining Zillow, Dr. Humphries served as Group Manager of Customer Analytics at Expedia, Inc., from 2001 to 2005. Dr. Humphries earned his B.A. from Davidson College, a Master of Science in Foreign Service from Georgetown University, and a Ph.D. in Government from the University of Virginia.
Aimee Johnson has served as Chief Marketing Officer since October 2018. Prior to joining the Company, Ms. Johnson served as Senior Vice President of Marketing Programs and Digital Innovations for Starbucks Corporation, a premier roaster, marketer and retailer of specialty coffee, from July 2014 to October 2018 and as Vice President - Strategy, Loyalty, CRM, Analytics and E-commerce, from December 2011 to June 2014. Ms. Johnson holds a B.S. in Marketing and English from Virginia Polytechnic Institute and State University and an M.B.A. from The George Washington University.
Dawn Lyon has served as Chief Corporate Relations Officer since March 2019. Prior to joining the Company, Ms. Lyon held a number of leadership roles in communications and corporate relations, including as Chief Reputation Officer and Senior Vice President of Corporate Affairs for Glassdoor.com, a salaries and reviews website for companies, from April 2015 to December 2017, and as a founder and advisor to LyonSHARE Communications Group, a strategic communications firm from 2004 to present. Ms. Lyon holds a B.A. in journalism with a minor in political science from San Diego State University, and an executive certificate in public policy and management from the University of Washington.
Bradley D. Owens has served as General Counsel since September 2014 and Corporate Secretary since June 2018. Prior to joining the Company in January 2012 as corporate counsel, Mr. Owens was an attorney in private practice at Perkins Coie LLP from January 2007 to January 2012. Mr. Owens served as Special Counsel, U.S. Securities and Exchange Commission, Division of Market Regulation from October 2002 to December 2006. Mr. Owens holds a B.S. in Economics from Vanderbilt University and a J.D. from The George Washington University Law School.
Allen W. Parker has served as Chief Financial Officer since November 2018. Prior to joining the Company, Mr. Parker held various leadership roles at Amazon.com, Inc., an e-commerce and cloud computing company, since 2005. Mr. Parker served as Vice President, Finance for Amazon Devices, Appstore and Amazon Pay from October 2011 to November 2018, and, prior to that time, as Vice President, Finance, for Worldwide Operations and Customer Service. Before joining Amazon, Mr. Parker held leadership positions at American Standard, a manufacturer of home fixtures, and General Electric Company, a global digital industrial company. Mr. Parker holds a B.S. in Accounting from the University of Oregon and a degree in International Business - Economics from Nyenrode Business University.
Arik Y. Prawer has served as President of Homes since December 2019. Mr. Prawer previously served as President, Homes Division and Co-Head of Zillow Offers from June 2018 to December 2019 and Chief Business Development Officer from February 2018 to June 2018. Prior to joining Zillow Group, Mr. Prawer served as Chief Integration Officer for Invitation Homes, a single-family rental owner and operator, from November 2017 to February 2018 and held several positions at Starwood Waypoint Homes (including its predecessors), a single-family residential real estate investment trust, from March 2012 to November 2017, including Chief Financial Officer, Co-President, and other positions regarding acquisitions, developing third-party affiliate partner relationships and capital markets activities. Before joining Starwood Waypoint Homes and its predecessors, Mr. Prawer spent 12 years at Credit Suisse Securities, LLC (including its predecessors), where he led the West Coast Real Estate investment banking practice focusing on capital formation and mergers and acquisitions for public and private real estate companies. Mr. Prawer received an M.B.A. from The University of Pennsylvania (Wharton) and a B.S.E. in Finance and a B.A. in History from the University of Pennsylvania.
Jennifer A. Rock has served as Chief Accounting Officer since October 2018. Ms. Rock previously served as Interim Chief Financial Officer from May 2018 until November 2018 and Interim Chief Accounting Officer from May 2018 until October 2018, Vice President, Financial Reporting, Technical Accounting, and Financial Planning and Analysis from March 2018 to May 2018, Vice President, Financial Reporting and Technical Accounting, from February 2017 to March 2018, and as Vice President, Financial Reporting and Compliance, from February 2015 to February 2017. Ms. Rock was the Senior Director of Financial Reporting from February 2014 to February 2015, Director of Financial Reporting from August 2012 to February 2014, Senior Manager of Financial Reporting from August 2011 to August 2012, and Manager of Financial Reporting from March 2011 to August 2011. Prior to joining Zillow, Ms. Rock was an audit manager at KPMG, a provider of audit, tax, and other advisory services. Ms. Rock holds a B.A. and Master of Accountancy from Gonzaga University.
Errol G. Samuelson has served as Chief Industry Development Officer since March 2014. Prior to joining Zillow, Mr. Samuelson held various positions with Move, Inc., an online real estate company, and its owned and operated companies, including Chief Strategy Officer of Move, Inc. from April 2013 to March 2014, President of realtor.com®, the real estate listing website of Move, Inc., from February 2007 to March 2014, Chief Revenue Officer of Move, Inc. from May 2009 until April 2013, and President of Top Producer, a software-as-a-service company of Move, Inc., from October 2003 to February 2007. Mr. Samuelson holds a B.A. Sc. in Electronics Engineering from Simon Fraser University.
Dan Spaulding has served as Chief People Officer since April 2016. Prior to joining the Company, Mr. Spaulding held a number of leadership positions at Starbucks, Inc., a premier roaster, marketer and retailer of specialty coffee, including Vice President, US Stores and Retail Operations HR from January 2015 to April 2016 and Vice President, Global Corporate Functions HR, Starbucks from March 2014 to January 2015. Prior to Starbucks, Mr. Spaulding was Vice President, Global Commercial Operations HR from January 2014 to March 2014 and Senior Director, Americas Field HR, for Life Technologies, a biotech company. Mr. Spaulding began his career and held multiple roles in the U.S. and China with Dell Technologies Inc., an information technology company. Mr. Spaulding serves on the board of trustees for Knox College. Mr. Spaulding earned his B.A. in political science and history from Knox College and a Master of H.R. Labor and Industrial Relations from the University of Illinois.
Jeremy Wacksman has served as President of Zillow since December 2019. Since joining the Company in 2009, Mr. Wacksman has held a number of leadership positions including President, Zillow Brand and Co-Head of Zillow Offers from June 2018 to December 2019, Chief Marketing Officer from July 2016 to June 2018, Chief Marketing Officer of Zillow from August 2015 to July 2016 and Vice President of Marketing and Product Management from 2009 to August 2015. Prior to joining Zillow, Mr. Wacksman supported marketing and product management for Xbox Live at Microsoft Corporation. Mr. Wacksman serves on the board of directors of Rover.com, a privately held marketplace for pet services. Mr. Wacksman earned his B.S. in engineering from Purdue University and an M.B.A. from Northwestern University (Kellogg).

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires our directors, officers and beneficial holders of more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities.
To our knowledge, all of Zillow Group’s applicable directors, officers and beneficial holders of more than 10% of Zillow Group’s common stock complied with all of the Section 16(a) reporting requirements applicable to them with respect to transactions during fiscal year 2019, except that Spencer M. Rascoff filed late a Form 4 to report a sale transaction that occurred in August 2019 and each of Arik Y. Prawer and Errol G. Samuelson filed a late Form 4 to report, respectively, two and one, sales transactions that occurred in November 2019.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS, AND MANAGEMENT

The following tables present information about the ownership of our securities as of April 3, 2020 for:
•each person or entity who we know beneficially owns more than five percent of any class of our voting securities;
•each of our named executive officers as set forth in the Summary Compensation Table below;
•each of our directors; and
•all of our directors and executive officers as a group.
Unless otherwise noted, the address of each beneficial owner listed in the tables below is Zillow Group, Inc., 1301 Second Avenue, Floor 31, Seattle, Washington 98101.
We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated in the footnotes below, we believe, based on the information ascertainable to us from public filings or furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares that they own, subject to applicable community property laws.
The security ownership information is provided as of April 3, 2020, and, in the case of percentage ownership information, is based on (i) 59,476,188 shares of Class A common stock outstanding, (ii) 6,217,447 shares of Class B common stock outstanding and (iii) 147,225,000 shares of Class C capital stock outstanding, in each case, as of April 3, 2020. Class A common stock and Class B common stock are voting securities. Class C capital stock is non-voting, unless otherwise required by applicable law or our Amended and Restated Articles of Incorporation.
Class A common stock trades on The Nasdaq Global Select Market under the symbol “ZG,” and Class C capital stock trades on The Nasdaq Global Select Market under the symbol “Z.” Class B common stock is not listed.
Security Ownership of Certain Beneficial Owners
Due to its non-voting status, Class C capital stock is not included in the table below. Information with respect to officers and directors who hold more than five percent of any class of our voting securities is set forth below in “Security Ownership of Management.”

	Class A Common Stock		Class B Common Stock		% Total Voting Power
Name of Beneficial Owner	Shares	%	Shares	%
Caledonia (Private) Investments Pty Limited(1)	15,522,353	26.1	—	—	12.8
The Vanguard Group(2)	4,805,832	8.1	—	—	4.0
Morgan Stanley(3)	4,743,693	8.0	—	—	4.0
Baillie Gifford & Co.(4)	3,611,583	6.1	—	—	3.0
 ___________

(1)	Based upon a Schedule 13G/A filed with the SEC on February 14, 2019 by Caledonia (Private) Investments Pty Limited. The address of Caledonia (Private) Investments Pty Limited is Level 10, 131 Macquarie Street, Sydney, NSW, 2000, Australia.
(2)	Based upon Schedule 13G/A filed with the SEC on February 12, 2020 by The Vanguard Group. The Vanguard Group reports that it has sole voting power over 20,021 shares of Class A common stock, sole dispositive power over 4,785,811 shares of Class A common stock and shared dispositive power over 20,021 shares of Class A common stock. The address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, PA 19355.

(3)	Based upon Schedule 13G/A filed with the SEC on February 14, 2020 by Morgan Stanley and its wholly-owned subsidiaries, Morgan Stanley Investment Management Inc. and Morgan Stanley Asia Limited. The Schedule 13G/A reports that Morgan Stanley has shared voting power over 2,719,657 shares of Class A common stock and shared dispositive power over 4,743,693 shares of Class A common stock. Morgan Stanley Investment Management Inc. has shared voting power over 701,048 shares of Class A common stock and shared dispositive power over 824,939 shares of Class A common stock and Morgan Stanley Asia Limited has shared voting power over 2,018,609 shares of Class A common stock and shared dispositive power over 3,918,754 shares of Class A common stock. The address of Morgan Stanley is 1585 Broadway, New York, NY 10036.
(4)	Based upon a Schedule 13G filed by Baillie Gifford & Co. with the SEC on February 3, 2020. Baillie Gifford & Co. reports that it has sole voting power over 3,439,771 shares of Class A common stock and sole dispositive power over 3,611,583 shares of Class A common stock. The address of Baillie Gifford & Co. is Calton Square, 1 Greenside Row, Edinburgh EH1 3AN, Scotland, UK.

Security Ownership of Management
To compute the number of shares of Class A common stock and Class C capital stock beneficially owned by each officer and director and the percentage ownership of Class A common stock and Class C capital stock of that person, we deemed as outstanding shares of the same class of securities subject to options and other equity awards held by that person that are currently exercisable or become exercisable or vested within 60 days of April 3, 2020. We did not treat these shares as outstanding, however, for the purpose of computing the percentage ownership of Class A common stock or Class C capital stock of any other person. To compute the number of shares of Class A common stock held by each of Richard Barton and Lloyd Frink, we also included the number of shares of Class B common stock held by each of them as of April 3, 2020.

	Class A Common Stock		Class B Common Stock		Class C Capital Stock		% Total Voting Power (1)
Officers and Directors	Shares	%	Shares	%	Shares	%
Richard N. Barton	4,266,202(2)(3)	6.7	3,763,725	60.5	8,986,005(2)(4)	6.1	31.1
Spencer M. Rascoff	268,683(2)	*	—	—	2,358,282(2)	1.6	*
Allen W. Parker	—	*	—	—	275,774(2)(a)	*	*
David A. Beitel	89,928(2)	*	—	—	656,468(2)(b)	*	*
Arik Y. Prawer	—	*	—	—	82,747(2)(c)	*	*
Jeremy Wacksman	51,655(2)	*	—	—	447,464(2)(d)	*	*
Greg M. Schwartz	63,750(2)	*	—	—	421,699(2)	*	*
Lloyd D. Frink	3,199,375(2)(5)	5.2	2,453,722	39.5	4,822,246(2)(6)	3.3	20.2
Erik Blachford	212,513(2)(7)	*	—	—	441,922(2)(7)	*	*
Jay C. Hoag	516,531(2)(8)	*	—	—	5,910,198(2)(8)	4.0	*
Gregory B. Maffei	318,419(2)	*	—	—	698,944(2)	*	*
Gordon Stephenson	47,127(2)(9)	*	—	—	156,765(2)(9)	*	*
April Underwood	—	*	—	—	47,469(2)	*	*
Amy C. Bohutinsky	61,250(2)	*	—	—	334,583(2)	*	*
All executive officers and directors as a group (19 persons)	8,908,723(2)	13.4	6,217,447	100	24,314,092(2)	16	52.4
 ______________

*	Represents beneficial ownership or total voting power of less than 1%.
(1)	Percentage of total voting power represents voting power with respect to all outstanding shares of Class A common stock and Class B common stock, as a single group. Each holder of Class A common stock is entitled to one vote per share of Class A common stock and each holder of Class B common stock is entitled to 10 votes per share of Class B common stock. Holders of Class A common stock and Class B common stock will vote together as a single group on all matters (including the election of directors) submitted to a vote of shareholders, unless otherwise required by law or our Amended and Restated Articles of Incorporation. Class B common stock is convertible at any time by the holder into shares of Class A common stock on a share-for-share basis. Class C capital stock is non-voting and therefore is not included in this column.

(2)
Includes, as applicable, the following shares of Class A common stock and Class C capital stock subject to outstanding options that were exercisable as of April 3, 2020 or that become exercisable within 60 days thereafter or, as indicated below for Mr. Parker, Mr. Beitel, Mr. Prawer and Mr. Wacksman, also includes shares issuable under restricted stock units that become vested within 60 days of April 3, 2020.

.

Officers and Directors	Class A Common Stock	Class C Capital Stock
Richard N. Barton	121,937	876,011
Spencer M. Rascoff	268,683	2,346,282
Allen W. Parker	—	250,013(a)
David A. Beitel	89,924	633,096(b)
Arik Y. Prawer	—	82,747(c)
Jeremy Wacksman	51,187	444,970(d)
Greg M. Schwartz	63,750	415,587
Lloyd D. Frink	86,937	801,324
Erik Blachford	7,747	78,690
Jay C. Hoag	3,145	69,486
Gregory B. Maffei	7,747	78,690
Gordon Stephenson	7,747	78,690
April Underwood	—	47,469
Amy C. Bohutinsky	61,250	334,583
All executive officers and directors as a group (19 persons)	553,855(e)	5,166,848(f)

(a)	Includes 242,215 shares of Class C capital stock subject to options exercisable on or within 60 days of April 3, 2020 and 7,798 shares of Class C capital stock issuable under restricted stock units that become vested within 60 days of April 3, 2020.
(b)	Includes 628,097 shares of Class C capital stock subject to options exercisable on or within 60 days of April 3, 2020 and 4,999 shares of Class C capital stock issuable under restricted stock units that become vested within 60 days of April 3, 2020.
(c)	Includes 68,963 shares of Class C capital stock subject to options exercisable on or within 60 days of April 3, 2020 and 13,784 shares of Class C capital stock issuable under restricted stock units that become vested within 60 days of April 3, 2020.
(d)	Includes 442,536 shares of Class C capital stock subject to options exercisable on or within 60 days of April 3, 2020 and 2,434 shares of Class C capital stock issuable under restricted stock units that become vested within 60 days of April 3, 2020.
(e)	Includes 553,855 shares of Class A common stock subject to options exercisable on or within 60 days of April 3, 2020, for all current executive officers and directors.
(f)	Includes 5,119,860 shares of Class C capital stock subject to options exercisable on or within 60 days of April 3, 2020 and 46,988 shares of Class C capital stock issuable under restricted stock units and restricted units that become vested within 60 days of April 3, 2020, for all current executive officers and directors.

(3)	Includes 3,763,725 shares of Class B common stock, of which 339,880 are held by Barton Ventures II LLC (the “Barton LLC”), and 380,540 shares of Class A common stock, of which 220,004 are held by the Barton Descendants’ Trust dated December 30, 2004 (the “Barton Trust”) and 20,000 are held by The Barton Foundation. Mr. Barton has sole dispositive and voting power over the shares of Class B common stock held by the Barton LLC and shared dispositive and voting power over the shares of Class A common stock held by The Barton Foundation. Mr. Barton has investment power over the shares of Class A common stock held by the Barton Trust, but cannot receive proceeds from the sale of the shares. Mr. Barton does not have voting power over the shares of Class A common stock held by the Barton Trust and therefore those shares have been excluded from the calculation of percentage of total voting power.

(4)	Includes 8,109,994 shares of Class C capital stock, of which 2,277,361 are held by the RNB Z GRAT of May 2019, 544,046 are held by the Barton LLC, 440,008 are held by the Barton Trust and 197,000 are held by the Barton Foundation. Mr. Barton has shared dispositive power over the shares of Class C capital stock held by the Barton Foundation. Mr. Barton has investment power over the shares of Class C capital stock held by Barton Ventures II LLC and the RNB Z GRAT of May 2019. Mr. Barton has investment power over the shares of Class C capital stock held by the Barton Trust, but cannot receive proceeds from the sale of the shares.
(5)	Includes 2,453,722 shares of Class B common stock held directly by Mr. Frink and 658,134 shares of Class A common stock held by the Frink Descendants’ Trust dated December 30, 2004 (the “Frink Trust”). Mr. Frink has investment power over the shares of Class A common stock held by the Frink Trust but cannot receive proceeds from the sale of the shares. Mr. Frink does not have voting power over the shares of Class A common stock held by the Frink Trust and therefore those shares have been excluded from the calculation of percentage of total voting power.
(6)	Includes 899,915 shares of Class C capital stock held by the Frink Trust. Mr. Frink has investment power over the shares of Class C capital stock held by the Frink Trust but cannot receive proceeds from the sale of the shares.
(7)	Includes 201,624 shares of Class A common stock and 356,948 shares of Class C capital stock held by the Blachford - Mohit Family Trust.
(8)	Includes 384,337 shares of Class A common stock held directly by Mariner Investor II, L.P., 2,735,000 shares of Class C capital stock held directly by Mariner Investor II, L.P., 70,768 shares of Class A common stock held directly by TCV Mariner Investor IX, L.P., 19,968 shares of Class A common stock held directly by TCV Mariner Investor IX (A), L.P., 3,780 shares of Class A common stock held directly by TCV Mariner Investor IX (B), L.P., 5,484 shares of Class A common stock held directly by TCV Mariner Investor IX (MF), L.P., 2,157,155 shares of Class C capital stock held directly by TCV Mariner Investor IX, L.P., 608,672 shares of Class C capital stock held directly by TCV Mariner Investor IX (A), L.P., 115,208 shares of Class C capital stock held directly by TCV Mariner Investor IX (B), L.P., 166,579 shares of Class C capital stock held directly by TCV Mariner Investor IX (MF), L.P., 29,049 shares of Class A common stock held directly by the Hoag Family Trust U/A 8/2/94, and 58,098 shares of Class C capital stock held by the Hoag Family Trust U/A 8/2/94.
Mr. Hoag and six other individuals are Class A Directors of Technology Crossover Management VIII, Ltd. (“Management VIII”) and limited partners of Technology Crossover Management VIII, L.P. (“TCM VIII”). Management VIII is the sole general partner of TCM VIII, which in turn is the sole general partner of TCV VIII, L.P., which in turn is the sole member of Mariner Investor GP II, LLC, which in turn is the sole general partner of Mariner Investor II, L.P. The Class A Directors of Management VIII and TCM VIII may be deemed to beneficially own the shares held by Mariner Investor II, L.P. but disclaim beneficial ownership of such shares except to the extent of their pecuniary interest therein. The shares held by Mariner Investor II, L.P. are also pledged as collateral for a third-party debt facility.
Mr. Hoag and four other individuals are Class A Directors of Technology Crossover Management IX, Ltd. (“Management IX”) and limited partners of Technology Crossover Management IX, L.P. (“TCM IX”). Management IX is the sole general partner of TCM IX, which in turn is the sole general partner of TCV IX, L.P., which in turn is the sole member of Mariner Investor IX, LLC, which in turn is the sole general partner of TCV Mariner Investor IX (MF), L.P., TCV Mariner Investor IX, L.P., TCV Mariner Investor IX (A), L.P., and TCV Mariner Investor IX (B), L.P. (collectively, the “Mariner IX Funds”). The Class A Directors of Management IX and TCM IX may be deemed to beneficially own the shares held by the Mariner IX Funds but disclaim beneficial ownership of such shares except to the extent of their pecuniary interest therein.
Mr. Hoag has the sole power to dispose and direct the disposition of the options and any shares issuable upon exercise of the options, and the sole power to direct the vote of the shares of common stock to be received upon exercise of the options. However, with respect to 58,930 of the options, Mr. Hoag has transferred to TCV VIII Management, L.L.C. (“TCV VIII Management”) 100% of the pecuniary interest in such options and any shares to be issued upon exercise of such options. Mr. Hoag is a member of TCV VIII management but disclaims beneficial ownership of such options and any shares to be received upon exercise of such options except to the extent of his pecuniary interest therein.
Mr. Hoag is a trustee of the Hoag Family Trust and may be deemed to have the sole power to dispose or direct the disposition of the shares held by the Hoag Family Trust. Mr. Hoag disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.
(9)	Includes 25,502 shares of Class A common stock and 51,004 shares of Class C capital stock held by the Stephenson Family LLC.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction
This Compensation Discussion and Analysis provides information about the compensation for the following current and former executive officers in 2019, including an analysis of the overall objectives of our compensation program and each element of compensation provided.
For 2019, our named executive officers were:
•Richard N. Barton, Chief Executive Officer (since February 2019)
•Spencer M. Rascoff, Former Chief Executive Officer (through February 2019)
•Allen W. Parker, Chief Financial Officer
•David A. Beitel, Chief Technology Officer
•Arik Y. Prawer, President of Homes
•Jeremy Wacksman, President of Zillow
•Greg M. Schwartz, Former President, Media and Marketplaces (through November 2019)
2019 Executive Officer Transitions
•Effective February 21, 2019, the Board appointed Mr. Barton as Chief Executive Officer, succeeding Mr. Rascoff, who remained a member of the Board until April 7, 2020.
•Effective March 21, 2019, Mr. Spaulding, our Chief People Officer, was designated an officer for purposes of Section 16 of the Exchange Act (a "Section 16 Officer").
•Ms. Lyon joined the Company as Chief Corporate Relations Officer in March 2019. Effective June 4, 2019, Ms. Lyon and Mr. Owens, our Senior Vice President, General Counsel and Corporate Secretary, were designated Section 16 Officers.
•On November 15, 2019, the Board accepted the resignation of Mr. Schwartz as President, Media and Marketplaces, effective November 15, 2019.
•Effective December 12, 2019, Mr. Prawer's title was changed to President of Homes; Mr. Wacksman's title was changed to President of Zillow; and Ms. Johnson, our Chief Marketing Officer, was designated a Section 16 Officer.
Compensation Philosophy and Objectives
We believe our success largely depends on our ability to attract, retain and motivate talented employees to operate our Company in a dynamic and changing market. We compete with many other companies to attract and retain a skilled executive management team. To meet this challenge, the objectives of our compensation program are to:
•attract qualified and experienced executive officers who will enable us to achieve our business objectives;
•retain and motivate our executive officers to achieve superior performance;
•reward performance; and
•align the interests of our executive officers with those of our shareholders by motivating our executive officers to increase shareholder value.
Company Performance Highlights
Significant performance milestones for 2019 include the following:
•in January 2019, Zillow awarded the $1.0 million Zillow Prize to the team that built a better Zestimate and enabled the Company to release a new, more accurate Zestimate in 2019, which has a median absolute percent error of 1.9% for homes listed for sale and 7.7% for off-market homes;
•in April, 2019, we launched Zillow Home Loans (formerly Mortgage Lenders of America, L.L.C.) to deliver an easier, more streamlined mortgage financing experience to consumers;

•in September 2019, we announced the launch of a partnership with homebuilders to simplify the process for home sellers looking to move into new construction homes;
•in September and October 2019, we raised net proceeds of approximately $1,085.7 million and $72.0 million, respectively, through the issuance of convertible senior notes, after deducting underwriting discounts and commissions and offering expenses payable by the Company;
•in 2019, revenue in the Internet, Media, and Technology segment ("IMT") grew to $1,276.9 million for the year ended December 31, 2019, due in part to the solid performance of our Premier Agent business which contributed revenue of $923.9 million during the same period; and
•in 2019, Homes revenue grew to $1,365.3 million for the year ended December 31, 2019, due to the sale of 4,313 homes at an average selling price of $316.5 thousand per home through our Zillow Offers business, which began selling homes in July of 2018. As of December 31, 2019, Zillow Offers was operating in 22 metropolitan areas.
How We Set Executive Compensation
The compensation committee of our Board is generally responsible for setting our overall executive compensation strategy and for making decisions relating to executive compensation. This includes establishing and annually reviewing the compensation of our executive officers and overseeing our equity plans to ensure that our total compensation program is reasonable and competitive. Our executive compensation program is primarily comprised of base salaries, equity compensation, and health and welfare benefits generally consistent with those provided to our other salaried employees. As a result of certain executive officer changes in 2019, we also entered into certain arrangements with our named executive officers that are described below under “Employment and Separation Agreements.”
In setting 2019 executive compensation, our compensation committee generally relied on its collective experience and knowledge, its past practices, our overall performance, recommendations from our Chief People Officer, Mr. Spaulding, input from our former Chief Executive Officer, Mr. Rascoff, and other considerations it deemed relevant. For 2019, Mr. Rascoff, while serving as Chief Executive Officer, and Mr. Spaulding recommended to the compensation committee base salary adjustments and the sizes of equity awards for our executive officers (other than for themselves) and advised the compensation committee regarding our compensation program’s ability to attract, retain and motivate executive talent. Their recommendations reflected compensation levels that they believed were commensurate with an executive officer’s individual qualifications, experience, level of responsibility, knowledge, skills and individual performance, as well as our resources and performance.
Additionally, for 2019 executive compensation, the compensation committee engaged Compensia to recommend a peer group for the purpose of conducting a market analysis of the total compensation of our executive officers and to provide recommendations for the compensation committee’s consideration with respect to the salary and equity compensation of our executive officers. Compensia provided total direct compensation analysis reports for our executive officers derived from publicly available information and survey data taken from a number of selected peer companies. The peer companies selected were identified among companies operating in the real estate and/or mobile and Internet industries. The data provided included, among other items, 75th, 50th and 25th percentile base salary, long-term incentive levels and target total direct compensation levels for executive officers of the peer group. In using the data in 2019, consistent with its use in 2018, the compensation committee did not target the foregoing elements of compensation to any specific percentiles identified in the peer company data but rather used the data as a preliminary comparison point for context and as one factor among many in determining 2019 base salary adjustments and equity awards. In addition to the Compensia 2018 report, the compensation committee considered market survey information available through Equilar Inc. and Radford and data from the proxy statements of peer companies as reference points for 2019 executive compensation decisions. The Company also consulted with Compensia on a limited basis for general guidance in connection with certain executive leadership changes in 2019.

The peer group for which Compensia provided data in 2018 that was reviewed by the compensation committee in connection with determining our executive officers’ 2019 base salaries and equity award sizes consisted of the following companies:

CoStar Group, Inc.	Splunk Inc.

Expedia, Inc.	SS&C Technologies Holdings, Inc.

FireEye, Inc.	Take-Two Interactive Software, Inc.

Fortinet, Inc.	TripAdvisor, Inc.

GrubHub, Inc.	Tyler Technologies, Inc.

IAC/InterActiveCorp	Verisign, Inc.

j2 Global, Inc.	Workday, Inc.

Match Group	Yelp Inc.

Redfin Corporation	Zynga Inc.

ServiceNow, Inc.

To help ensure continued appropriateness of the peer group, two companies (Tableau Software, Inc. and The Ultimate Software Group, Inc.) were removed from the prior year's list due to pending or closed acquisitions and two new peer companies were added (Match Group and Redfin Corporation) that more closely aligned with our industry and financial performance and position.
Consideration of the Say-on-Pay Vote
We last held a non-binding, advisory vote to approve the compensation of our named executive officers, commonly referred to as the “say-on-pay” vote, at our 2018 Annual Meeting of Shareholders, as required by Section 14A of the Exchange Act. Our advisory resolution to approve the compensation of our named executive officers received substantial majority support from shareholders with approximately 93% “For” votes of votes cast. We take this result as support that our executive compensation program and practices are reasonable and well-aligned with shareholder expectations. Nevertheless, we review our overall approach to executive compensation periodically and we expect that the specific direction, emphasis and components of our executive compensation program will continue to evolve, as will our process for establishing executive compensation. In the future, for example, we may begin to more formally assess our overall executive compensation program against that of comparable companies, including through the broader use of market compensation data. We intend to hold an advisory vote on the compensation of our named executive officers every third year, with the next vote occurring at our 2021 Annual Meeting of Shareholders. We are and will remain committed to being responsive to shareholder feedback, and the results of our say-on-pay votes, along with other factors deemed relevant, such as available market data, will help inform the compensation committee’s discussions about the executive compensation program.

Elements of Executive Compensation
For 2019, our executive compensation program primarily included base salaries, equity compensation in the form of stock options, restricted stock units, restricted units, and certain cash bonuses. Historically, including for 2019, compensation decisions for our executive officers have been highly individualized and based on a variety of factors. In particular, we have emphasized the use of equity to incentivize our executive officers to focus on our growth and create long-term shareholder value. To date, the compensation committee has not adopted any formal or informal policies for allocating compensation between long-term and short-term compensation or between cash and equity compensation.
Base Salaries. Base salaries provide our executive officers with a fixed amount of consistent compensation and, in conjunction with equity awards, are a significant motivating factor in attracting and retaining our executive officers. We have designed base salaries to be competitive while also seeking to manage our cash resources.
When an executive officer is first hired, base salary is generally initially established through individual negotiations between us and the executive officer, taking into account subjective judgments as to the executive officer’s qualifications, experience, job duties and responsibilities, prior salary and internal pay equity comparisons.

The compensation committee annually reviews the base salaries of our executive officers. In January 2019, the compensation committee determined that no adjustments would be made to the annual base salaries for each of our named executive officers serving as executive officers at such time.
In February 2019, the compensation committee approved adjusted annual base salaries for Messrs. Barton, Prawer and Wacksman. The base salary increase for Mr. Barton was in connection with his new responsibilities associated with his appointment to the position of Chief Executive Officer of the Company effective February 21, 2019. Mr. Prawer received an increase in connection with the additional demands placed upon him as a result of the Company’s anticipated growth through 2019, including growth in the number of employees and portions of the business overseen by Mr. Prawer. Mr. Wacksman received an increase in connection with the continued demands placed upon him in his then role as President, Zillow Brand and Co-Head of Instant Offers and the number of employees and portions of the businesses overseen by him.
The following table provides information about 2019 base salary adjustments for Messrs. Barton, Prawer and Wacksman.

Name	December 2018 Base Salary ($)	Total 2019 Base Salary Increase ($)	2019 Base Salary ($)	% Increase over 2018 Base Salary
Richard N. Barton	430,385	109,615	540,000	25.47%
Arik Y. Prawer	486,000	54,000	540,000	11.11%
Jeremy Wacksman	480,000	60,000	540,000	12.50%

Incentive Cash Bonuses. We have not established a formal cash incentive program for our executive officers, with a limited exception for Mr. Schwartz. Instead we have relied primarily on the long-term incentive value of stock-based compensation.
Since the commencement of Mr. Schwartz’s employment in 2007, we have offered him the opportunity to earn cash bonuses based on achievement of certain revenue targets. We believe that Mr. Schwartz’s previous performance goals financially incentivized him to drive revenue growth in the IMT segment, which includes revenue generated by our premier agent, rentals and mortgages businesses and were aligned with his total compensation. Historically, Mr. Schwartz had bonus opportunities based on total IMT revenue and Premier Agent revenue.
For 2019, the compensation committee terminated the prior bonus arrangement for Mr. Schwartz and instead, in light of the Company's business changes and growth strategies, determined that any bonus payable for 2019 performance would be awarded solely in the discretion of the compensation committee, based on its assessment of such factors as it determines relevant or appropriate, including but not limited to, the performance of the IMT and Mortgages reporting segments. For his strategic leadership and outstanding contributions to the Mortgages and IMT segments, including with respect to the integration of Zillow Home Loans and implementation of the Flex pricing model in the Premier Agent business, Mr. Schwartz earned discretionary bonuses of $300,000 for the first half of 2019 and $400,000 for the second half of 2019.
Other Bonuses. From time to time, the compensation committee may award discretionary bonuses to recruit, retain or reward superior performance of an executive officer during the year. Pursuant to his employment agreement, in January 2019, Mr. Parker received the second installment of a signing bonus in the amount of $750,000. Pursuant to his employment agreement, in February 2019, Mr. Prawer received the second installment of his signing bonus in the amount of $250,000.
Equity-Based Compensation. Since our inception, equity-based compensation, particularly in the form of stock options, has been an integral component of our compensation program for all of our employees in order to retain and recognize their efforts on behalf of the Company. In 2015, the Company amended its 2011 Plan to allow for the use of Class C capital stock for equity awards under the 2011 Plan. Our shareholders approved this amended 2011 Plan at the 2015 Annual Meeting of Shareholders and following that shareholder meeting, all new equity awards have been granted for Class C capital stock rather than Class A common stock.
In March 2016, the Company established an equity choice program pursuant to which all employees, including our named executive officers, may choose whether to receive their equity awards in stock options, restricted stock units or a combination of the two.
Our Board and our compensation committee believe that stock options and restricted stock units have played and continue to play a significant role in our ability to attract, motivate and incentivize the executive talent necessary to accomplish our business objectives. We believe that stock options and restricted stock units also provide our employees with a significant long-term interest in our success by rewarding the creation of shareholder value, as the value of stock options and restricted stock units are both positively impacted by appreciation in the price of the Company’s stock following their grant.
We do not apply a formula to determine the size of individual stock option grants and other equity awards granted to our named executive officers. Instead, our compensation committee generally determines the size or value of individual grants using its collective business judgment and experience, taking into account, among other factors, the role and responsibility of the individual executive officer, the competitive market for the executive officer’s position, the size and value of existing equity awards and a subjective evaluation of individual performance and prior contributions to us. Based upon these factors, the compensation committee sets the size of each equity award at a level it considers appropriate to create a meaningful incentive. No specific weight is given to any one of the foregoing factors, although larger awards are typically granted to executive officers with duties and responsibilities that are more likely to have a larger impact on the creation of long-term shareholder value.
As discussed above, the compensation committee considered compensation data from peer companies as a reference point and as one factor among many in connection with the equity grants to our executive officers in 2019. In the future, the compensation committee may continue to consider competitive market data as a tool to determine equity award grant amounts for our executive officers.
Our executive officers generally receive an initial equity award in connection with their commencement of employment. Following each annual performance review, we typically grant additional equity awards to our employees, including our named executive officers, in the first quarter of the year. The compensation committee may grant additional equity awards from time to time to retain executive officers and reward them for promotions or performance and to stay competitive with our peer group.
Stock options granted to our executive officers generally have a ten-year term and vest over a four-year period in accordance with the Company’s predetermined quarterly vesting schedule, subject to the executive officer’s continued employment. We grant stock options with an exercise price equal to the closing price of the Class C capital stock on The Nasdaq Global Select Market on the grant date. Restricted stock units also vest based on continued employment with us, generally over at least four years, thereby encouraging the retention of our executive officers. New hire grants typically vest 25% after one year and thereafter in quarterly installments while annual and promotion grants typically vest quarterly over four years.
In March 2019, each of the following named executive officers received either a stock option grant or a combination of a stock option grant and restricted stock unit grant following our annual performance review process for the number of shares of Class C capital stock set forth below. The type or types of equity awards granted reflects the named executive officer’s election under our equity choice program.

Name	Stock Option (# shares)	Restricted Stock Units (# shares)
Richard N. Barton	233,718	—
Allen W. Parker	280,895	—
David A. Beitel	280,895	—
Arik Y. Prawer	105,605	58,430
Jeremy Wacksman	164,036	38,953
Greg M. Schwartz	280,895	—
The foregoing grant size reflected the compensation committee’s assessment of grant sizes it felt appropriate to recognize each executive officer's level of responsibilities and contributions during the past year and to retain and incentivize them for the future. Additional information about the grants to the named executive officers is contained below in the “2019 Grants of Plan-Based Awards Table.”
Other Benefits. Our named executive officers receive health and welfare benefits under the same broad-based benefit plans as our other salaried employees. These benefits include medical, dental and vision benefits, short-term and long-term disability insurance, accidental death and dismemberment insurance, basic life insurance, and eligibility to participate in our 401(k) Plan.
We generally do not provide perquisites to our executive officers, except in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient, effective and available for Company business, for recruitment or retention purposes, or to be consistent with benefits provided to other full-time employees. During 2019, certain of our named executive officers received parking, the aggregate value of which was less than $10,000 for each named executive officer. Additionally, the Company paid for certain travel expenses incurred by

Mr. Rascoff for travel between his California residence and our Seattle, Washington headquarters and other business and office locations, including fees for commercial flights or fees for aircraft operated by private charter and related ground transit and lodging expenses. In 2019, the Company also reimbursed Mr. Rascoff for costs associated with certain personal home security services. We provided this benefit based on the recommendation of a security consultant retained by the Company and because we believed that the personal safety and security of Mr. Rascoff was of utmost importance to the Company and its shareholders. In addition, the Company paid for certain travel expenses incurred by Mr. Prawer for travel between his home in California and our Phoenix, Arizona office, including fees for commercial flights or fees for aircraft operated by private charter and related ground transit expenses.
Employment and Separation Agreements.
We have entered into employment agreements with certain of our named executive officers in order to assist in the retention of their services and to help them maintain their focus and dedication to their responsibilities to maximize shareholder value in the event of a transaction that could result in a change of control of the Company. The employment agreements provide that employment with us is “at will.” The employment agreement and the employment of the executive officer terminate automatically upon the death or total disability of the executive officer. During 2019, we also entered into separation agreements with Messrs. Rascoff and Schwartz in connection with their departures from the Company.
As a condition to receiving any severance payments or benefits under the employment or severance agreements, the executive officer must execute, and not revoke, a general release and waiver of claims against us in a form satisfactory to us. The executive officer also must continue to comply with the terms of his or her Proprietary Rights Agreement or Confidential Information, Inventions, Nonsolicitation and Noncompetition Agreement or other applicable agreement (the "Confidentiality Agreement").
We do not provide any tax gross-ups to cover personal income taxes that may apply to any severance or change-of-control benefits under any of the employment or separation agreements we have with our executive officers. If any payments or benefits payable under the agreements will be subject to an excise tax under Section 4999 of the Code, we will pay to the executive officer either (a) the full amount of such payments or benefits or (b) the full amount reduced by the minimum amount necessary to prevent any portion from being an excess parachute payment within the meaning of Code Section 280G, whichever results, on an after-tax basis, in the greater amount payable to the executive officer.

Mr. Parker. We entered into an employment agreement with Mr. Parker as of November 6, 2018, in connection with his commencement of employment with us on November 16, 2018. The employment agreement was subsequently amended and restated as of November 13, 2018, solely to adjust the allocation of the number of shares underlying Mr. Parker’s initial equity awards and the formula related thereto.
Pursuant to his employment agreement, Mr. Parker received an initial base salary of $540,000, subject to periodic review. He also received a signing bonus of $1,500,000 payable in two equal installments, the first within 30 days of commencement of employment and the second within 30 days of January 1, 2019. In connection with the annual review process for performance year 2018, Mr. Parker was eligible to receive in 2019, an equity award with an aggregate value of $2,500,000.
In the event of Mr. Parker’s termination of employment by us without cause (as defined in the employment agreement) or by Mr. Parker for good reason (as defined in the employment agreement), including such a termination in connection with or within 18 months after a change of control (as defined in the employment agreement), he is eligible to receive the following severance benefits, subject to a general release and waiver of claims against the Company and continued compliance with his obligations under his Confidentiality Agreement with the Company:
•severance pay equal to six months of salary, generally payable in the form of salary continuation following the date of termination;
•COBRA continuation coverage for up to six months following termination (or until such earlier time as Mr. Parker becomes covered by the medical plan of another employer);
•12 months’ accelerated vesting of unvested stock options and any other outstanding equity awards that vest based on continued service, except that, in the event of a qualifying termination in connection with or within 18 months after a change of control, 50% of the unvested portions of such outstanding equity awards will accelerate in vesting;
•an extension of time to exercise outstanding stock options until the earlier of (a) one year following termination and (b) the latest date upon which such stock options would have expired by their original terms under any circumstances; and
•earned but unpaid salary and accrued vacation pay otherwise payable under our standard policy.

Mr. Prawer. We entered into an employment agreement with Mr. Prawer as of January 17, 2018 in connection with his commencement of employment with us on February 12, 2018.
Pursuant to the employment agreement, Mr. Prawer received an initial base salary of $486,000, subject to periodic review. He also received a signing bonus of $750,000, payable in two installments. The first installment of $500,000 was paid within 30 days of commencement of employment and the second installment of $250,000 was paid within 30 days of completion of 12 months of employment. In connection with the annual review process for performance year 2018 and thereafter, Mr. Prawer is eligible to receive an equity award with an aggregate value of $2,000,000.
In the event Mr. Prawer’s employment is terminated by us without cause or by Mr. Prawer for good reason on or after Mr. Prawer’s completion of 12 months of employment with us, Mr. Prawer is eligible to receive the same severance benefits provided for under Mr. Parker’s employment agreement as described above, except that (i) the initial option and restricted stock units granted in 2018 pursuant to the employment agreement will become fully vested in such event and 12 months’ accelerated vesting will apply for any other then outstanding equity awards; and (ii) the initial option granted in 2018 will remain exercisable until the earlier of one year following such termination and the latest date on which such option would have expired by its original terms under any circumstances.

Mr. Rascoff. We entered into an employment agreement, effective as of July 25, 2011, with Mr. Rascoff. In connection with Mr. Rascoff’s resignation as Chief Executive Officer, effective February 21, 2019, we entered into an Executive Departure Agreement and Release with Mr. Rascoff (the “Rascoff Departure Agreement”). Upon effectiveness of the Rascoff Departure Agreement, Mr. Rascoff’s employment agreement with us terminated. As set forth in the Rascoff Departure Agreement, Mr. Rascoff remained a full-time employee of ours until March 22, 2019 to provide transition services. Mr. Rascoff continued to serve as a member of our Board of Directors until April 7, 2020.

Pursuant to the Rascoff Departure Agreement and in recognition of Mr. Rascoff's contributions to the Company during his tenure, as of March 22, 2019, Mr. Rascoff was eligible to receive the following payments and benefits: (i) a lump sum payment of $405,000, equal to six months of his base salary; (ii) COBRA continuation coverage on a monthly basis through September 30, 2019; and (iii) accelerated vesting of outstanding options by an additional 18 months as of March 22, 2019. Options not vested as of that date (taking into account the foregoing vesting acceleration) were terminated. Mr. Rascoff also received reimbursement of legal costs incurred in connection with the Rascoff Departure Agreement. The modifications to Mr. Rascoff’s stock options resulted in additional non-cash accounting charges that were recognized as compensation expense by the Company. This amount is disclosed in the Summary Compensation Table for 2019.
For service on our Board of Directors during 2019, Mr. Rascoff received a stock option to purchase 24,734 shares of our Class C capital stock. This grant was made in lieu of any director compensation to Mr. Rascoff under our Amended and Restated Stock Option Program for Nonemployee Directors. The option was fully vested as of the grant date and had a ten-year term. Following Mr. Rascoff’s resignation from our Board, pursuant to the terms of the Rascoff Departure Agreement, all of his vested options remain exercisable until March 22, 2022.
The Rascoff Departure Agreement provides for customary general releases and waivers of claims by Mr. Rascoff against the Company. Mr. Rascoff remains subject to his obligations under his Confidentiality Agreement and non-disparagement covenant with the Company.
Mr. Schwartz. In connection with Mr. Schwartz's resignation from his role as President of Media and Marketplaces, effective as of November 15, 2019, we entered into an Executive Departure Agreement and Release with Mr. Schwartz (the "Schwartz Departure Agreement"). Pursuant to the Schwartz Departure Agreement, from November 15, 2019 until December 31, 2019, Mr. Schwartz received his then current base salary and participation in the Company's health and welfare benefit plans while he provided transition services. Beginning in 2020, Mr. Schwartz was eligible to receive (i) severance payments in the total amount of $270,000, equal to six months of his base salary, payable in monthly installments; (ii) a lump sum payment of $400,000 representing a performance bonus for the second half of 2019; (iii) a lump sum payment of $11,956 representing payments for 6 months of COBRA coverage; and (iv) an extension of time to exercise outstanding stock options that were vested as of December 31, 2019, until the earlier of (a) 39 months from December 31, 2019 and (b) the latest date upon which such vested stock options would have expired by their original terms under any circumstances. The modifications to Mr. Schwartz’s stock options resulted in additional non-cash accounting charges that were recognized as compensation expense by the Company. This amount is disclosed in the Summary Compensation Table for 2019.
The Schwartz Departure Agreement provides for customary general releases and waivers of claims by Mr. Schwartz against the Company. Mr. Schwartz remains subject to his obligations under his Confidentiality Agreement with the Company.

Recovery Policy; Risk Assessment of Compensation Programs
We do not have a formal compensation recovery policy, but the compensation committee reserves the discretion to require that certain compensation payable to our executive officers be subject to recoupment in the event of misconduct. For example, Mr. Schwartz’s bonuses described above are subject to recoupment in the event that revenue on which a bonus is calculated is determined to have been overstated as a result of his misconduct. We are also subject to the clawback provisions for the Chief Executive Officer and Chief Financial Officer under the Sarbanes-Oxley Act of 2002, which provide that those executives must reimburse the Company for any bonus or other incentive-based or equity-based compensation received during the 12-month period following the preparation of an accounting restatement as a result of misconduct. The Board of Directors or the compensation committee will adopt a formal clawback policy no later than when the final rules relating to such policies become effective pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act and require such a policy to be in effect. The compensation committee will continue to impose clawback provisions in individual arrangements as it determines appropriate and has reserved the discretion under the Inducement Plan and the proposed 2020 Incentive Plan described in Proposal 3 to require recoupment of awards granted thereunder pursuant to the terms of any compensatory recovery policy that we implement.

The compensation committee does not believe that our incentive compensation programs described above contain incentives for our named executive officers or other employees to take risks in performing their duties that are reasonably likely to have a material adverse effect on the Company, particularly in light of the compensation committee’s historical emphasis on equity vehicles, such as stock options and restricted stock units, which it believes reward sustained long-term performance that is aligned with our shareholders’ interests.
Stock Ownership Guidelines
All of our executive officers hold either shares and/or stock-based equity awards, which we believe help align their interests with those of our shareholders. As a result, at this time, our Board of Directors has not adopted formal stock ownership guidelines for the named executive officers, although it may consider doing so in the future.
Hedging and Pledging Policy
We have established an insider trading compliance policy that applies to all our directors, executive officers, employees and consultants (the "Insider Trading Policy"). The Insider Trading Policy prohibits short sales and strongly discourages and requires pre-approval from the General Counsel of, among other actions, any hedging of stock ownership positions or similar monetization transactions, such as zero cost collars, prepaid variable forward sale contracts, equity swaps and exchange funds. Any person seeking such approval must provide a justification for the transaction. The Insider Trading Policy further prohibits holding Company securities in a margin account or pledging Company securities as collateral for a loan. A limited exception applies if an individual seeking to pledge Company securities as collateral for a loan (not including margin debt) can clearly demonstrate to the Company the financial capacity to repay the loan without resort to the pledged securities.
Tax Treatment of Compensation
Code Section 162(m) generally disallows a tax deduction to a public corporation for annual compensation in excess of $1 million paid to its principal executive officer and certain other executive officers. For taxable years beginning after December 31, 2017, the exception from Code Section 162(m)’s deduction limit for “performance-based” compensation has been repealed, unless the compensation qualifies for transition relief available for certain written arrangements in effect as of November 2, 2017 and not materially modified thereafter. While stock options granted to our executive officers prior to November 2, 2017 are intended to qualify for the performance-based exemption, due to uncertainties surrounding the application of Code Section 162(m), including under the transition relief, no assurance can be given that such compensation will in fact so qualify.
The compensation committee has not adopted a policy that all compensation must be tax-deductible and qualified under Code Section 162(m). In order to maintain the ongoing flexibility of our compensation programs, including to attract, retain and motivate employees critical for our success, the compensation committee continues to have the discretion and flexibility to approve compensation that exceeds the $1 million limit.

COMPENSATION COMMITTEE REPORT

The compensation committee of our Board of Directors has reviewed and discussed the Compensation Discussion and Analysis with management, and, based on such review and discussions, the compensation committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
Members of the compensation committee:
Jay C. Hoag (Chair)
Erik Blachford
April Underwood

2019 COMPENSATION TABLES
2019 Summary Compensation Table
The following table provides information regarding the compensation of our named executive officers for 2019 and, where applicable, 2018 and 2017. Positions listed below are those held by the named executive officers at Zillow Group as of December 31, 2019.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total ($)
Richard N. Barton	2019	526,298(4)	—	—	3,951,166	—	11,200.00	4,488,664
Chief Executive Officer
Spencer M. Rascoff (5)	2019	202,500	—	—	26,778,979(6)	—	583,438(7)	27,564,917
Former Chief Executive Officer	2018	777,791	—	—	11,642,013	—	444,018.00	12,863,822
	2017	717,286	—	—	6,749,407	—	422,486.00	7,889,179
Allen W. Parker	2019	540,000	750,000(8)	—	4,748,727	—	14,724.00	6,053,451
Chief Financial Officer	2018	57,273	750,000	4,385,947	5,503,421	—	11,150.00	10,707,791
David A. Beitel	2019	540,000	—	—	4,748,727	—	11,200.00	5,299,927
Chief Technology Officer
Arik Y. Prawer	2019	533,250(4)	250,000(9)	2,358,235	1,785,326	—	48,414(10)	4,975,225
President of Homes	2018	423,225	500,000	4,960,291	1,050,826	—	35,125.00	6,969,467
Jeremy Wacksman	2019	532,500(4)	—	1,572,143	2,773,143	—	18,445.00	4,896,231
President of Zillow
Greg M. Schwartz (11)	2019	540,000	700,000(12)	—	11,218,321(13)	—	300,716(14)	12,759,037
Former President, Media and Marketplaces	2018	533,146	—	—	3,819,839	655,930	11,250.00	5,020,165
	2017	477,026	—	480,461	1,740,201	299,820	11,300.00	3,008,808
 _____________

(1)	Amounts reflect aggregate grant date fair value of restricted stock units, computed in accordance with FASB ASC Topic 718. The valuations of the restricted stock units are based on the closing market price of our Class C capital stock on the grant date.
(2)	Amounts reflect aggregate grant date fair value of the option awards granted, computed in accordance with FASB ASC Topic 718. Assumptions used to calculate these amounts are described in Note 18, “Share-Based Awards,” to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019. Footnotes 6 and 13 describe additional amounts, respectively, for each of Messrs. Rascoff and Schwartz.
(3)
Amounts include matching contributions of $11,200 made by the Company under the Zillow Group 401(k) plan for all named executive officers, other than Mr. Rascoff who received a matching contribution of $1,350. Additional amounts include paid parking for Messrs. Parker, Prawer, Schwartz, and Wacksman and a tenure gift card for Mr. Rascoff.

(4)	Amounts reflect base salary adjustments for Messrs. Barton, Prawer and Wacksman that became effective in February 2019.
(5)	Mr. Rascoff ceased being our Chief Executive Officer in February 2019 and remained an employee until March 22, 2019.
(6)	Amount includes (i) $26,378,979, which is the incremental fair value, computed in accordance with FASB ASC Topic 718, for the modifications to stock options held by Mr. Rascoff in connection with his separation and (ii) $400,000 for the option award granted to Mr. Rascoff for director service in 2019. This latter amount is also reported in the 2019 Director Compensation Table.

(7)	In addition to the amounts identified in Footnote 3, amount includes (i) home security monitoring costs of $12,611 and (ii) travel expenses of $112,321 in connection with travel by Mr. Rascoff between his California residence and our Seattle, Washington headquarters and other business locations. Travel expenses include air travel costs of $103,339; car travel costs of $4,134; and lodging costs of $4,848. Amounts are based on actual costs incurred, except that for chartered air travel by Mr. Rascoff, the aggregate incremental cost is based on the cost of the particular flights. This amount includes the applicable hourly rate for the aircraft and variable costs, including fuel costs and airport fees and taxes. The amount excludes fixed costs under our charter arrangement that do not change based on actual usage, such as the monthly management fee, since the charter arrangement is intended primarily for business travel. In the event Mr. Rascoff traveled to or from his residence and a business location other than our headquarters, aggregate incremental cost is based on the flight time and costs incurred in excess of those that would have been incurred had the flight originated or ended in Seattle, Washington, as applicable. Infrequently, family members or other guests may accompany Mr. Rascoff on a flight on a chartered aircraft, which results in no aggregate incremental cost to the Company. Mr. Rascoff recognized imputed income on certain of the foregoing benefits, calculated in accordance with applicable Internal Revenue Service rules. No tax gross-up was paid on this amount. Also includes the following amounts payable during 2019 in connection with the Rascoff Departure Agreement: (i) a severance payment in the amount of $405,000; (ii) six-months’ COBRA continuation coverage of $11,907; and (iii) reimbursement of $40,000 in legal fees.
(8)	Amount reflects the second installment of a signing bonus paid in connection with Mr. Parker’s amended and restated employment agreement.
(9)	Amount reflects the second installment of a signing bonus paid in connection with Mr. Prawer’s employment agreement.
(10)	In addition to the amounts identified in Footnote 3, amount includes travel expenses of $33,954 in connection with travel by Mr. Prawer between his home in California and our Phoenix, Arizona office. Travel expenses include air travel costs of $28,596 and car travel costs of $5,358. Amounts are based on actual costs incurred except that for chartered air travel by Mr. Prawer, the aggregate incremental cost is based on the cost of the particular flights. This amount includes the applicable hourly rate for the aircraft and variable costs, including fuel costs and airport fees and taxes. The amount excludes fixed costs under our charter arrangement that do not change based on actual usage, such as the monthly management fee, since the charter arrangement is intended primarily for business travel. Infrequently, family members or other guests may accompany Mr. Prawer on a flight on a chartered aircraft, which results in no aggregate incremental cost to the Company. Mr. Prawer recognized imputed income on certain of the foregoing benefits, calculated in accordance with applicable Internal Revenue Service rules. No tax gross-up was paid on this amount.
(11)	Mr. Schwartz ceased being President of Media and Marketplaces in November 2019 and remained an employee until December 31, 2019.
(12)
Reflects amounts earned by Mr. Schwartz for performance as described in the section entitled “Named Executive Officer Compensation - Compensation Discussion and Analysis - Elements of Executive Compensation - Incentive Cash Bonuses”.

(13)	Amount also includes $6,469,594, which is the incremental fair value, computed in accordance with FASB ASC Topic 718, for the modifications to stock options held by Mr. Schwartz in connection with his separation.
(14)	In addition to the amounts identified in Note 3, amount includes the following amounts first payable in 2020 in connection with the Schwartz Departure Agreement: (i) severance payment in the amount of $270,000 and (ii) six months’ COBRA continuation coverage of $11,956.

2019 Grants of Plan-Based Awards Table
The following table provides information regarding plan-based awards granted to our named executive officers during 2019.

Name	Grant Date	Title of Security	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)

Richard N. Barton	03/01/2019	Class C Capital	—	233,718(2)	40.36	3,951,166
Spencer M. Rascoff	03/21/2019	Class C Capital	—	24,734(3)	36.22	400,000
	02/21/2019	Class A Common and Class C Capital	—	3,086,295	—	26,378,979(4)
Allen W. Parker	03/01/2019	Class C Capital	—	280,895(2)	40.36	4,748,727
David A. Beitel	03/01/2019	Class C Capital	—	280,895(2)	40.36	4,748,727
Arik Y. Prawer	03/01/2019	Class C Capital	—	105,605(2)	40.36	1,785,326
	03/01/2019	Class C Capital	58,430(5)	—	—	2,358,235
Jeremy Wacksman	03/01/2019	Class C Capital	—	164,036(2)	40.36	2,773,143
	03/01/2019	Class C Capital	38,953(5)	—	—	1,572,143
Greg M. Schwartz	03/01/2019	Class C Capital	—	280,895(2)	40.36	5,420,526
	11/15/2019	Class A Common and Class C Capital	—	852,391	—	6,469,594(6)

______________

(1)	Amounts reflect aggregate grant date fair value of the stock option awards and restricted stock units granted during 2019, computed in accordance with FASB ASC Topic 718. Assumptions used to calculate these amounts are described in Note 18, “Share-Based Awards,” to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019. For the restricted stock units granted to Messrs. Prawer and Wacksman, this value is based on the closing market price of our Class C capital stock on the grant date.
(2)	The stock option award vests over four years, with 1/16th of the total number of shares subject to the option vesting on May 15, 2019 and an additional 1/16th vesting approximately each three months thereafter until the option is fully vested. Vesting is subject to continued service.
(3)	Represents a stock option award granted to Mr. Rascoff in March, 2019 in lieu of director compensation under our Amended and Restated Stock Option Program for Nonemployee Directors for his service on our Board of Directors. The option was fully vested as of the grant date and had a ten-year term.
(4)	Represents the incremental fair value, computed in accordance with FASB Topic 718, of the modifications to stock option awards held by Mr. Rascoff in connection with his separation. This amount does not reflect a new award.
(5)	Represents restricted stock units that vest over four years, with 1/16th of the total number of shares subject to the restricted stock units vesting on May 15, 2019 and an additional 1/16th vesting approximately each three months thereafter until the restricted stock units are fully vested. Vesting is subject to continued service.
(6)	Represents the incremental fair value, computed in accordance with FASB Topic 718, of the modifications effective November 15, 2019 to stock option awards held by Mr. Schwartz in connection with his separation. This amount does not reflect a new award.

2019 Outstanding Equity Awards at Fiscal Year-End Table
The following table provides certain information regarding outstanding equity awards held by each of our named executive officers at December 31, 2019.

Name			Option Awards				Stock Awards
	Grant Date	Title of Security	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
			Exercisable (#)	Unexercisable (#)
Richard N. Barton	03/01/2019	Class C Capital	43,822	189,896(1)	40.36	03/01/2029
	03/07/2018	Class C Capital	79,668	102,432(1)	53.95	03/07/2028
	03/07/2017	Class C Capital	112,736	51,244(1)	35.16	03/07/2027
	03/28/2016	Class C Capital	281,250	18,750(1)	22.41	03/28/2026
	01/07/2015	Class C Capital	79,504	20,496(2)	35.48	01/07/2025
	01/07/2015	Class A Common	39,752	10,248(2)	30.75	01/07/2025
	01/07/2015	Class C Capital	87,500	—	35.48	01/07/2022
	01/07/2015	Class A Common	43,750	—	30.75	01/07/2022
	01/02/2014	Class C Capital	70,000	—	28.62	01/02/2021
	01/02/2014	Class A Common	35,000	—	24.81	01/02/2021
Spencer M. Rascoff	03/21/2019	Class C Capital	24,734(3)	—	36.22	03/21/2029
	03/07/2018	Class C Capital	346,875(4)	—	53.95	03/07/2028
	03/07/2017	Class C Capital	417,375(4)	—	35.16	03/07/2027
	03/28/2016	Class C Capital	300,000(4)	—	22.41	03/28/2026
	01/07/2015	Class C Capital	537,366(4)	—	35.48	01/07/2025
	01/07/2015	Class A Common	268,863(4)	—	30.75	01/07/2025
	01/24/2013	Class C Capital	795,800(4)	—	12.68	01/24/2023
	01/24/2013	Class A Common	132,196(4)	—	10.99	01/24/2023
Allen W. Parker	03/01/2019	Class C Capital	52,667	228,228(1)	40.36	03/01/2029
	11/28/2018	Class C Capital	93,583	280,751(5)	35.15	11/28/2028
	11/28/2018	Class C Capital	—	—	—	—	93,384(6)	4,299,249(7)
David A. Beitel	03/01/2019	Class C Capital	52,667	228,228(1)	40.36	03/01/2029
	03/07/2018	Class C Capital	59,751	76,824(1)	53.95	03/07/2028
	03/07/2018	Class C Capital	—	—	—	—	8,536(8)	392,142(7)
	03/07/2017	Class C Capital	56,368	25,622(1)	35.16	03/07/2027
	03/07/2017	Class C Capital	—	—	—	—	8,541(8)	392,374(7)
	03/28/2016	Class C Capital	16,875	1,875(1)	22.41	03/28/2026
	08/18/2015	Class C Capital	110,000	—	26.06	08/18/2022
	08/18/2015	Class C Capital	78,124	3,127(9)	26.06	08/18/2022
	01/07/2015	Class C Capital	79,504	20,496(2)	35.48	01/07/2025
	01/07/2015	Class A Common	39,752	10,248(2)	30.75	01/07/2025
	01/07/2015	Class C Capital	87,500	—	35.48	01/07/2022
	01/07/2015	Class A Common	43,750	—	30.75	01/07/2022
	01/02/2014	Class C Capital	5,974	—	28.62	01/02/2021
	01/02/2014	Class A Common	2,987	—	24.81	01/02/2021
Arik Y. Prawer	03/01/2019	Class C Capital	19,800	85,805(1)	40.36	03/01/2029
	03/01/2019	Class C Capital	—	—	—	—	47,475(8)	2,181,002(7)
	02/18/2018	Class C Capital	25,238	32,449(5)	46.85	02/18/2028

	02/18/2018	Class C Capital	—	—	—	—	59,556(10)	2,736,003(7)
Jeremy Wacksman	03/01/2019	Class C Capital	30,756	133,280(1)	40.36	03/01/2029
	03/01/2019	Class C Capital	—	—	—	—	31,650(8)	1,454,001(7)
	03/07/2018	Class C Capital	79,668	102,432(1)	53.95	03/07/2028
	03/07/2017	Class C Capital	101,481	46,128(1)	35.16	03/07/2027
	03/28/2016	Class C Capital	41,815	5,974(1)	22.41	03/28/2026
	08/18/2015	Class C Capital	75,000	—	26.06	08/18/2022
	01/30/2015	Class C Capital	1,000	—	33.81	01/30/2022
	01/30/2015	Class A Common	500	—	29.30	01/30/2022
	01/07/2015	Class C Capital	79,504	20,496(2)	35.48	01/07/2025
	01/07/2015	Class A Common	39,752	10,248(2)	30.75	01/07/2025
	01/07/2015	Class C Capital	54,000	—	35.48	01/07/2022
	01/07/2015	Class A Common	27,000	—	30.75	01/07/2022
	08/18/2014	Class C Capital	15,000	—	48.25	08/18/2021
	08/18/2014	Class A Common	7,500	—	41.82	08/18/2021
	01/02/2014	Class C Capital	44,000	—	28.62	01/02/2021
Greg M. Schwartz	03/01/2019	Class C Capital	52,667	—	40.36	03/31/2023(11)
	03/07/2018	Class C Capital	79,668	—	53.95	03/31/2023(11)
	03/07/2017	Class C Capital	84,552	—	35.16	03/31/2023(11)
	03/28/2016	Class C Capital	28,125	—	22.41	03/31/2023(11)
	08/18/2015	Class C Capital	296,873	—	26.06	08/18/2022(11)
	01/07/2015	Class C Capital	87,500	—	35.48	01/07/2022(11)
	01/07/2015	Class A Common	43,750	—	30.75	01/07/2022(11)
	01/07/2015	Class C Capital	79,504	—	35.48	03/31/2023(11)
	01/07/2015	Class A Common	39,752	—	30.75	03/31/2023(11)
	08/18/2014	Class C Capital	40,000	—	48.25	08/18/2021(11)
	08/18/2014	Class A Common	20,000	—	41.82	08/18/2021(11)

_____________

(1)	The stock option award vests over four years, with 1/16th of the total number of shares subject to the option vesting on the initial vesting date that corresponds to the applicable grant date below and an additional 1/16th vesting approximately each three months thereafter until the option is fully vested. Vesting is subject to continued service.
	Grant Date	Initial Vesting Date
	03/01/2019	05/15/ 2019
	03/07/2018	05/16/2018
	03/07/2017	05/17/2017
	03/28/2016	05/18/2016
(2)	The stock option award vests over seven years, with 1/16th of the total number of shares subject to the option vesting on January 1, 2016 and an additional 1/192 vesting each month thereafter over the next 3 years. An additional 1/16th vests on January 1, 2017 and an additional 1/192 becomes vested each month thereafter over the next 3 years. An additional 1/16th vests on January 1, 2018 and an additional 1/192 becomes vested each month thereafter over the next 3 years. An additional 1/16th vests on January 1, 2019 and an additional 1/192 becomes vested each month thereafter over the next 3 years until the option is fully vested. Vesting is subject to continued service.
(3)	Fully vested upon grant.
(4)	Amount reflects accelerated vesting of outstanding options as of March 21, 2019 by an additional 18 months pursuant to the Rascoff Departure Agreement. Following Mr. Rascoff's resignation from our Board in April 2020, all of his vested options remain exercisable until March 22, 2022.

(5)	The stock option award vests over four years, with 25% of the total number of shares subject to the option vesting on the initial vesting date that corresponds to the applicable grant date below and an additional 1/16th vesting approximately each three months thereafter until the stock option award is fully vested, subject to continued service.
	Grant Date	Initial Vesting Date
	11/28/2018	11/16/2019
	02/18/2018	02/12/2019
(6)	The restricted stock units vest over four years, with 25% of the total number of shares subject to the restricted stock units vesting on November 16, 2019, and an additional 1/16th vesting approximately each three months thereafter until the restricted stock units are fully vested, subject to continued service.
(7)	Based on the closing price of Class C capital stock on December 31, 2019, which was $45.94.
(8)	The restricted stock units vest over four years, with 1/16th of the total number of shares subject to the restricted stock units vesting on the initial vesting date that corresponds to the applicable grant date below, and an additional 1/16th vesting approximately each three months thereafter until the restricted stock units are fully vested, subject to continued service.
	Grant Date	Initial Vesting Date
	03/01/2019	05/15/2019
	03/07/2018	05/16/2018
	03/07/2017	05/17/2017
(9)	The stock option award vests over four years, with 25% of the total number of shares subject to the option vesting on January 1, 2017, the first anniversary of the vesting commencement date, and the remainder vesting monthly in equal installments over the following 36 months, subject to continued service.
(10)	The restricted stock units vest over four years, with 1/4th of the total number of shares subject to the restricted stock units vesting on February 12, 2019, and an additional 1/16th vesting approximately each three months thereafter until the restricted stock units are fully vested, subject to continued service.
(11)	Pursuant to the Schwartz Departure Agreement, each outstanding stock option vested as of December 31, 2019, (the "Separation Date") will remain exercisable until the earlier of (i) thirty-nine (39) months from the Separation Date, or (ii) the latest day upon which the vested option would have expired by its original terms under any circumstances.

2019 Option Exercises and Stock Vested Table
The following table provides information, on an aggregate basis, about stock options exercised and restricted stock units vested by the named executive officers during the fiscal year ended December 31, 2019.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Richard N. Barton
Class C Capital	—	—	—	—
Class A Common	—	—	—	—
Spencer M. Rascoff
Class C Capital	148,000	4,577,799	—	—
Class A Common	140,000	4,256,377	—	—
Allen W. Parker
Class C Capital	—	—	31,194	1,237,778
Class A Common	—	—	—	—
David A. Beitel
Class C Capital	—	—	10,627	391,394
Class A Common	—	—	—	—
Arik Y. Prawer
Class C Capital	—	—	57,275	2,097,882
Class A Common	—	—	—	—
Jeremy Wacksman
Class C Capital	—	—	7,303	271,499
Class A Common	—	—	—	—
Greg M. Schwartz
Class C Capital	3,600	76,074	3,416	125,811
Class A Common	1,800	38,899	—	—

______________

(1)	Based on the difference between the fair market value of Class C capital stock or Class A common stock, as applicable, at the time of exercise and the applicable exercise price of the stock option.
(2)	Based on the closing price of Class C capital stock on the applicable vesting dates.

Potential Payments upon Termination or Change of Control
Our 2011 Plan and employment or separation agreements with certain named executive officers entitle them to certain benefits upon a change of control or a qualifying termination of employment. These arrangements are described below.
2011 Plan. Our 2011 Plan provides that in the event of a change of control that qualifies as a company transaction (each as defined below), outstanding stock options and other equity awards that vest based on continued employment or service will only become fully vested and immediately exercisable to the extent they are not converted, assumed, substituted for or replaced by the surviving or successor company (including a parent company thereof). In the event of a change of control that is not a company transaction, all equity awards granted under the 2011 Plan will become fully vested and immediately exercisable. The 2011 Plan generally defines “change of control” as the occurrence of any of the following events:
•an acquisition by a person or entity of beneficial ownership of more than 50% of the combined voting power of our outstanding voting securities (generally excluding any acquisition directly from Zillow Group, any acquisition by Zillow Group, any acquisition by an employee benefit plan of Zillow Group or a related company, any acquisition by holders of our Class B common stock as of July 19, 2011, provided such holder then beneficially owns no less than 25% of our outstanding voting securities, or an acquisition pursuant to certain related party transactions);
•a change in the composition of the Board of Directors during any two-year period such that the individuals who, as of the beginning of such two-year period, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board (excluding directors whose election, or nomination for election, was approved by a majority of the Incumbent Board); or
•the consummation of a company transaction, which is generally defined as a merger or consolidation, a statutory share exchange or a sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all of our assets, unless (a) after such transaction the beneficial owners of outstanding voting securities immediately prior to the transaction retain at least 50% of the combined voting power of such securities of the company resulting from the transaction, (b) no entity beneficially owns more than 50% of the combined voting power of the company resulting from such transaction, and (c) the individuals who were members of the Incumbent Board will immediately after the consummation of such transaction constitute at least a majority of the members of the board of directors of the company resulting from such transaction.

Employment and Separation Agreements. We have entered into employment agreements with Messrs. Parker and Prawer. Mr. Rascoff previously had an employment agreement with us that terminated effective February 21, 2019 in connection with the effectiveness of the Rascoff Departure Agreement. The employment agreements with each of Messrs. Parker and Prawer provide for severance payments and benefits if the executive officer’s employment is terminated by us without cause or if he resigns for good reason, including such a termination in connection with or within 18 months after a change of control. As a condition to receiving any severance payments or benefits under the employment agreements, the executive officers must execute, and not revoke, a general release and waiver of claims against us in a form satisfactory to us. They must also continue to comply with the terms of their Confidentiality Agreement.
A description of the severance payments and benefits under the employment agreements is described above in the section entitled “Named Executive Officer Compensation - Compensation Discussion and Analysis - Elements of Executive Compensation - Employment and Separation Agreements.” Descriptions of the Rascoff Departure Agreement and the Schwartz Departure Agreement are also described in that section and the table below.
For purposes of the employment agreements, “change of control” has the meaning set forth above for the 2011 Plan. “Cause” generally means one or more of the following by the executive officers:
•willful misconduct, insubordination or dishonesty in the performance of duties or a knowing and material violation of our or, as applicable, a successor employer’s policies and procedures that results in a material adverse effect on us or a successor employer (which includes a parent thereof);
•continued failure to satisfactorily perform duties after receipt of written notice from us;
•willful actions in bad faith or intentional failures to act in good faith that materially impair our or a successor employer’s business, goodwill or reputation;
•conviction of a felony or misdemeanor, conduct that we reasonably believe violates any statute, rule or regulation governing us, or conduct that we reasonably believe constitutes unethical practices, dishonesty or disloyalty and that results in a material adverse effect on us or a successor employer;
•current use of illegal substances; or
•any material violation of the employment agreement or our Confidentiality Agreement (or similar agreement to which the executive officer is a party).

The employment agreements generally define “good reason” as one or more of the following conditions without the executive officer’s express, written consent, provided that the executive officer provides timely notice of such condition to us and we have the opportunity to cure such condition prior to the executive officer’s termination of employment:
•a material reduction in authority, duties or responsibilities;
•a material reduction in annual salary or bonus opportunity (except for a reduction in connection with a general reduction in annual salary for all executive officers by an average percentage that is not less than the percentage reduction of the executive officer’s annual salary);
•a material breach of the employment agreement by us or a successor employer; or

•relocation or travel more than 50 miles from the executive officer’s then current place of employment or residence, as applicable, in order to continue to perform the duties and responsibilities of position (not including customary travel as may be required by the nature of the position).
Potential Payments Upon Termination or Change of Control Table
The following table shows the estimated value of benefits upon termination of employment or a change of control that would have accrued to the named executive officers if (i) their employment was terminated without cause or they terminated employment for good reason, (ii) we completed a change of control or a company transaction, as applicable, in which outstanding equity awards were not assumed or substituted by the surviving or successor company (or a parent company thereof), or (iii) their employment was terminated without cause or by the named executive officers for good reason in connection with or following a change of control in which stock options were assumed or substituted. The amounts in the table assume that the termination of employment, change of control, or company transaction was effective as of December 31, 2019. The amounts are estimates of the incremental amounts that would have accrued as of December 31, 2019 in the foregoing circumstances. The actual amounts can only be determined at the time of an actual termination of employment, change of control, or company transaction.

Information is also provided below regarding amounts receivable by Mr. Rascoff in connection with his departure as Chief Executive Officer in February 2019 and Mr. Schwartz in connection with his departure as President of Media and Marketplaces in November 2019.

Name	Benefit	Termination Without Cause or for Good Reason ($)	Full Acceleration of Equity Awards in a Change of Control/No Assumption or Substitution in a Company Transaction ($)	Termination Without Cause or for Good Reason in Connection with a Change of Control or Company Transaction ($)
Richard N. Barton	Cash Severance	—	—	—
	Stock Option Acceleration(1)	—	2,421,173	—
	COBRA Benefit	—	—	—
	Total	—	2,421,173	—
Spencer M. Rascoff	Cash Severance(2)	—	—	—
	Stock Option Acceleration(2)	—	—	—
	COBRA Benefit(2)	—	—	—
	Total(2)	—	—	—
Allen W. Parker	Cash Severance(3)	270,000.00	—	270,000
	Stock Option Acceleration(1)	1,401,616(4)	4,302,816	2,151,408(5)
	RSU Acceleration(1)	1,433,098(4)	4,299,249	2,149,624(5)
	COBRA Benefit(6)	12,834	—	12,834
	Total	3,117,548	8,602,065	4,583,866
David A. Beitel	Cash Severance	—	—	—
	Stock Option Acceleration(1)	—	2,023,956	—
	RSU Acceleration(1)	—	784,517	—
	COBRA Benefit	—	—	—
	Total	—	2,808,473	—
Arik Y. Prawer	Cash Severance(3)	270,000.00	—	270,000
	Stock Option Acceleration(1)	147,318	478,792	147,318(7)
	RSU Acceleration(1)	3,407,094(7)	4,917,004	3,407,094(7)
	COBRA Benefit(6)	11,557	—	11,557
	Total	3,835,969	5,395,796	3,835,969
Jeremy Wacksman	Cash Severance	—	—	—
	Stock Option Acceleration(1)	—	6,216,131	—
	RSU Acceleration(1)	—	861,375	—
	COBRA Benefit	—	—	—
	Total	—	7,077,506	—
Greg M. Schwartz	Cash Severance(8)	—	—	—
	Stock Option Acceleration(8)	—	—	—
	RSU Acceleration(8)	—	—	—
	COBRA Benefit(8)	—	—	—
	Total(8)	—	—	—

_____________

(1)	Calculated by multiplying the number of shares of Class A common stock subject to acceleration by $45.74 and the number of shares of Class C capital stock subject to acceleration by $45.94 (the closing prices of our Class A common stock and Class C capital stock, respectfully, as of December 31, 2019) less, for options, the applicable per share option exercise prices.
(2)	Mr. Rascoff ceased being our Chief Executive Officer in February 2019. Pursuant to the Rascoff Departure Agreement, as of March 22, 2019, Mr. Rascoff received the following payments and benefits: (i) a lump sum payment of $405,000 equal to six months of his base salary; (ii) COBRA continuation coverage on a monthly basis through September 30, 2019, having an estimated cost of $11,907; and (iii) accelerated vesting of outstanding options by an additional 18 months as of March 22, 2019, the intrinsic value of which is $5,460,616, calculated by multiplying the number of shares of Class A common stock subject to acceleration by $35.10 and the number of shares of Class C capital stock subject to acceleration by $35.71 (the closing prices of our Class A common stock and Class C capital stock as of March 22, 2019) less the applicable per share option exercise prices. The Company also paid $40,000 for legal fees incurred by Mr. Rascoff in connection with the Rascoff Departure Agreement.
(3)	Amount reflects cash severance of six months’ salary based on the executive officer’s base salary as of December 31, 2019.
(4)	Amount reflects the value of 12 months’ accelerated vesting of unvested stock options or restricted stock unit awards, as applicable.
(5)	Amount reflects the value of accelerated vesting of 50% of unvested stock options or restricted stock unit awards, as applicable.
(6)	Amount reflects the estimated cost of COBRA or benefits continuation coverage, as applicable, for six months.
(7)	Amount reflects the value of 100% accelerated vesting of the initial restricted stock unit award and stock option granted to Mr. Prawer in 2018 and 12 months’ accelerated vesting of awards granted to Mr. Prawer in 2019.
(8)	Mr. Schwartz ceased being our President of Media and Marketplaces in November 2019 and ceased employment effective December 31, 2019. Pursuant to the Schwartz Departure Agreement, following termination of employment, Mr. Schwartz received the following payments and benefits: (i) severance payments in the total amount of $270,000, equal to six months of his base salary; (ii) a lump sum payment of $400,000, minus applicable taxes and withholding representing a performance bonus for the second half of 2019; (iii) a lump sum payment of $11,956 representing payments for 6 months of COBRA coverage; and (iv) an extension of time to exercise vested outstanding stock options.
All “Total” amounts above assume full payment of the amounts due, with no reduction for any amounts that may constitute excess parachute payments under Code Section 280G.

2019 PAY RATIO

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are required to disclose the median of the annual total compensation of our employees (other than our Chief Executive Officer), the annual total compensation of our Chief Executive Officer (our “CEO”), and the ratio of these two amounts.
We determined that, as of December 31, 2019, our employee population consisted of 5,248 individuals, which included all full-time and part-time employees located in the United States and Canada, excluding the CEO. We determined the median employee for 2019 from this employee population based on a comparison of (i) total cash compensation as reflected in our payroll records and as reported to the Internal Revenue Service on Form W-2 for 2019 and the Canada Revenue Agency on Form T4 for 2019, as applicable, (ii) aggregate grant date fair value of option awards and restricted stock units granted in 2019, computed in accordance with FASB ASC Topic 718, and (iii) matching Company contributions under the Zillow Group 401(k) Plan for U.S. employees and under the Registered Retirement Savings Plan for Canadian employees. Cash amounts for Canadian employees were converted from Canadian to U.S. dollars using an exchange rate of 1.32707 Canadian dollar for each U.S. dollar payable. We did not annualize compensation of employees who were hired during 2019 or make any cost-of-living adjustments in identifying the median employee.
Mr. Barton became our CEO in February 2019, and we elected to use his annualized compensation for our pay ratio calculation. For purposes of this pay ratio, both the CEO's and the median employee's annual total compensation were calculated in accordance with the requirements of the Summary Compensation Table, except that we based the CEO's salary on an annualized base salary of $540,000. As a result, for 2019, the annual total compensation of our median employee was $121,573 and the annual total compensation of our CEO, based on the methodology described above, was $4,502,366. Based on this information, for 2019, the estimated ratio of the annual total compensation of our CEO to the median of the annual total compensation of all other employees was 37 to 1.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

We describe below transactions and series of similar transactions to which we were a party during our last fiscal year or which are currently proposed, and in which:
•the amounts involved exceeded or will exceed $120,000; and
•any of our directors, executive officers or beneficial owners of more than 5% of any class of our voting securities, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.
Indemnification of Officers and Directors
We entered into indemnification agreements with each of our directors and certain of our executive officers which provide, among other things, that we will indemnify such director or officer, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings to which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of Zillow Group, and otherwise to the fullest extent permitted under Washington law and our Bylaws.
Aircraft Charter Agreements
On April 3, 2019, the Company and Executive Jet Management, Inc. (“EJM”) entered into a Charter Service Agreement (“Charter Agreement #1”) for the occasional use by the Company of an aircraft owned by an entity that is owned by Lloyd D. Frink. Under Charter Agreement #1, the Company will charter the aircraft from EJM for business travel at a rate of $6,400 per flight hour plus certain additional costs. Charter Agreement #1 was approved in accordance with our Related Person Transaction Policy. We recognized approximately $0.3 million in expenses pursuant to Charter Agreement #1 for the year ended December 31, 2019.
On March 2, 2020, the Company and EJM entered into a Charter Service Agreement ("Charter Agreement #2") for the occasional use by the Company of an aircraft owned by an entity that is owned by Richard Barton. Under Charter Agreement #2, the Company will charter the aircraft from EJM for business travel at a rate of $6,400 per flight hour plus certain additional costs. Charter Agreement #2 was approved in accordance with our Related Person Transaction Policy.
Other than as described above in this section, since the beginning of our last fiscal year, we have not entered into any transactions, nor are there any currently proposed transactions, between us and a related party where the amount involved exceeds, or would exceed, $120,000, and in which any related person had or will have a direct or indirect material interest.
Policies and Procedures for the Review and Approval or Ratification of Transactions with Related Persons
Our Board of Directors has adopted a written policy that sets forth the policies and procedures for the review and approval or ratification of related person transactions. Under the policy, all of our directors and executive officers and all of our beneficial owners of more than 5% of our Class A common stock, Class B common stock or other voting securities are expected to disclose to our General Counsel the material facts of any transaction that could potentially be considered a related person transaction promptly on gaining knowledge that the transaction may occur or has occurred. The audit committee is authorized to administer the policy, and may amend, modify, and interpret the policy. A related person transaction generally is defined under the policy as any transaction required to be disclosed under the SEC’s related person transaction disclosure requirement of Item 404(a) of Regulation S-K.
Any potential related person transaction reported to or otherwise made known to the General Counsel will be reviewed under the policy according to the following procedures:
•If the General Counsel determines that disclosure of the transaction in our annual proxy statement or annual report on Form 10-K is not required under the SEC’s related person transaction disclosure requirement, the transaction will be deemed approved and will be reported to the audit committee at its next scheduled meeting.
•If disclosure of the transaction in our annual proxy statement or annual report on Form 10-K is required under the SEC’s related person transaction disclosure requirement, the General Counsel will submit the transaction to the chairperson of the audit committee, who will review and, if authorized, will determine whether to approve or ratify the transaction. The chairperson is authorized to approve or ratify any related person transaction involving an aggregate amount of less than $250,000 or when it would not be practicable in the judgment of the chairperson and general counsel to wait for the next audit committee meeting to review the transaction. The chairperson is not authorized to review a related person transaction in which the chairperson is involved.
•If the transaction is outside the chairperson’s authority, the chairperson will submit the transaction to the audit committee for review and approval or ratification at its next regularly scheduled meeting or, if deemed necessary by the General Counsel or the chairperson, as applicable, at a special meeting of the audit committee called for this purpose or in a written consent submitted to the committee in accordance with Zillow Group’s Amended and Restated Bylaws.
•If the transaction to be reviewed and acted upon by the audit committee involves a member of the audit committee (including the chairperson), the involved member shall recuse himself or herself from deliberations related to the transaction and the other members of the audit committee shall take appropriate action.
When determining whether to approve or ratify a related person transaction, the chairperson of the audit committee or the audit committee, as applicable, will review relevant facts regarding the related person transaction, including:
•the extent of the related person’s interest in the transaction;
•whether the terms are comparable to those generally available in arm’s-length transactions; and
•whether the related person transaction is consistent with the best interests of the Company.
If any related person transaction is ongoing or is part of a series of transactions, the chairperson or the audit committee, as applicable, may establish guidelines as necessary to appropriately review the ongoing transaction. After initial approval or ratification of the transaction, the chairperson or the audit committee, as applicable, will review the transaction on a regular basis (at least annually).
If any related person transaction is not approved or ratified, the audit committee may take such action as it may deem necessary or desirable in the best interests of the Company.

General Information Concerning the Proxy Statement, Proxies and Voting at the Annual Meeting

 Why did I receive these proxy materials?
We are providing these proxy materials in connection with the solicitation by the Board of Directors of Zillow Group of proxies to be voted at our 2020 Annual Meeting of Shareholders (the “Annual Meeting”) and at any adjournment or postponement of the Annual Meeting. In accordance with the rules of the SEC, we sent a Notice of Internet Availability of Proxy Materials on or about April 22, 2020 and provided access to our proxy materials online beginning on or before that date, to the holders of record and beneficial owners of our Class A and Class B common stock as of the close of business on April 3, 2020 (the “Record Date”). Our Class C capital stock is non-voting (except in limited circumstances as required by Washington law or our Amended and Restated Articles of Incorporation). Holders of our Class C capital stock are not entitled to vote their shares of Class C capital stock at the Annual Meeting.
The Annual Meeting will be held on June 9, 2020 at 2:00 p.m. (Pacific Time) either at the offices of Perkins Coie LLP, 1201 Third Avenue, 49th Floor, in Seattle, Washington, on June 9, 2020 at 2: 00 p.m. (Pacific Time), or in a virtual-only format at www.meetingcenter.io/269690015. We anticipate making a final decision on our meeting location by May 25, 2020, and will announce our decision by press release and posting on our investor relations website at https://investors.zillowgroup.com/investors/financials/annual-reports-and-proxies/default.aspx, as well as through an SEC filing. If you are planning to attend our meeting, please check our website in the days before the Annual Meeting.
Why is the Company considering a virtual-only Annual Meeting?
We are actively monitoring the public health and travel safety concerns relating to COVID-19 and the advisories or mandates that federal, state, and local governments, and related agencies, may issue. In the event it is not possible or advisable to hold our Annual Meeting at a physical location, we will host a virtual-only Annual Meeting. If we hold a virtual-only annual meeting, shareholders of record as of the Record Date are entitled to participate in and submit questions in writing before and during the Annual Meeting, and vote at the Annual Meeting by visiting www.meetingcenter.io/269690015 and using the meeting password: ZG2020. To participate in the virtual-only Annual Meeting, you also need the control number included on the notice you receive or on the proxy card.
What information is included in this Proxy Statement?
The information in this Proxy Statement relates to the management and shareholder proposals expected to be voted on at the Annual Meeting, the voting process, our Board of Directors and Board committees, the compensation of Zillow Group directors and certain executive officers for fiscal year 2019, and other information.
Who is entitled to vote?
Holders of our Class A common stock and Class B common stock as of the close of business on the Record Date are entitled to receive the Notice of Annual Meeting of Shareholders and to vote at the Annual Meeting. As of the close of business on the Record Date, there were 59,476,188 shares of Class A common stock and 6,217,447 shares of Class B common stock outstanding and entitled to vote. Our Class C capital stock is non-voting (except in limited circumstances as required by Washington law or our Amended and Restated Articles of Incorporation).
Holders of our Class C capital stock are not entitled to notice of, to attend, or to vote at, the Annual Meeting with respect to their shares of Class C capital stock. If you hold shares of our Class C capital stock in addition to shares of our Class A or Class B common stock, your voting power with respect to the proposals to be presented at the Annual Meeting is limited to your Class A and Class B common stock ownership.
What was the effect of the Class C Stock Split?
On July 21, 2015, we announced that our Board had approved a distribution of shares of our Class C capital stock as a dividend to our Class A and Class B common shareholders (the “Class C Stock Split”). Holders of Class A common stock and Class B common stock as of the close of business on July 31, 2015, the record date for the Class C Stock Split, received on August 14, 2015, a distribution of two shares of Class C capital stock for each share of Class A and Class B common stock held by them as of the record date. The distribution of shares had the effect of a 3-for-1 stock split. Outstanding equity awards to purchase or acquire shares of Class A common stock were proportionately adjusted to relate to one share of Class A common stock and two shares of Class C capital stock for each share of Class A common stock subject to the awards as of the record date, and the exercise prices of any such awards were also proportionately allocated between Class A common stock and Class C capital stock. The par value per share of our shares of Class A common stock and Class B common stock have remained unchanged at $0.0001 per share after the Class C Stock Split. All historical share and per share amounts included in this Proxy Statement that preceded the Class C Stock Split have been retroactively adjusted to give effect to the Class C Stock Split unless otherwise noted.
How many votes do I have?
On any matter that is submitted to a vote of our shareholders, the holders of our Class A common stock are entitled to one vote per share of Class A common stock and the holders of our Class B common stock are entitled to 10 votes per share of Class B common stock. Holders of our Class A common stock and Class B common stock are not entitled to cumulative voting in the election of directors. Our Class C capital stock is non-voting (except in limited circumstances as required by Washington law or our Amended and Restated Articles of Incorporation). If you hold shares of our Class C capital stock in addition to shares of our Class A or Class B common stock, your voting power with respect to the proposals to be presented at the Annual Meeting is limited to your Class A and Class B common stock ownership.
What is the difference between holding shares as a shareholder of record and as a beneficial owner?
Most shareholders hold their shares through a broker, trust, bank or other nominee rather than directly in their own names.
If on April 3, 2020, your shares of Class A or Class B common stock were registered directly in your name with our transfer agent, Computershare, then you are a shareholder of record. As a shareholder of record, you may vote in person or online at the Annual Meeting, as applicable, or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote over the Internet, by telephone or by filling out and returning a proxy card to ensure your vote is counted.
If on April 3, 2020, your shares of Class A or Class B common stock were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares of Class A and Class B common stock in your account. You are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not attend the Annual Meeting or vote your shares in person or online at the Annual Meeting, as applicable, unless you request and obtain a valid proxy card from your broker or other agent and follow the other instructions included below.
What am I voting on?
We are asking you to vote on the following matters in connection with the Annual Meeting:
1. The election of three directors nominated by our Board of Directors to serve until the 2023 Annual Meeting of Shareholders;
2. Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020;
3. Approval of the Zillow Group, Inc. 2020 Incentive Plan; and
4.  To consider one shareholder proposal described in this proxy statement, if properly presented at the Annual Meeting.
We will also consider any other business that may properly come before the Annual Meeting.
How do I vote?
Vote by Internet. Shareholders of record may submit proxies over the Internet by following the instructions on the Notice of Internet Availability of Proxy Materials or, if printed copies of the proxy materials were requested, the instructions on the printed proxy card. Most beneficial shareholders may vote by accessing the website specified on the voting instructions forms provided by their brokers, trustees, banks or other nominees. Please check your voting instruction form for Internet voting availability.
Vote by Telephone. Shareholders of record may submit proxies using any touch-tone telephone from within the United States and Canada by calling toll free 1-800-652-VOTE (8683) and following the instructions provided by the recorded message or, if printed copies of the proxy materials were requested, by following the instructions on the printed proxy card. Most beneficial owners may vote using any touch-tone telephone from within the United States by calling the number specified on the voting instruction forms provided by their brokers, trustees, banks or other nominees.
Vote by Mail. Shareholders of record may submit proxies by mail by requesting printed proxy cards and completing, signing and dating the printed proxy cards and mailing them in the pre-addressed envelopes that will accompany printed proxy materials. Beneficial owners may vote by completing, signing and dating the voting instruction forms provided and mailing them in the pre-addressed envelopes accompanying the voting instruction forms.
If you are a shareholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the Board of Directors. If you are a beneficial owner and you return your signed voting instruction form but do not indicate your voting preferences, please see “What are ‘broker non-votes’ and how do abstentions and ‘broker non-votes’ affect the proposals?” for information regarding whether your broker, bank or other holder of record may vote your uninstructed shares on a particular proposal.
Vote in Person or Online at the Annual Meeting. All shareholders of Class A or Class B common stock as of the close of business on the Record Date can vote at the Annual Meeting. You can also be represented by another person at the Annual Meeting by executing a proper proxy designating that person. If the Annual Meeting is virtual-only, shareholders of record may vote online during the Annual Meeting by visiting www.meetingcenter.io/269690015 and following the instructions found on your proxy card. If you are a beneficial owner, you must obtain a legal proxy from your broker, bank, or other holder of record and present it to the inspector of election with your ballot to be able to vote at the Annual Meeting. Even if you plan to attend the Annual Meeting, we recommend that you also vote either by telephone, Internet, or mail so that your vote will be counted if you decide not to attend.
What does it mean if I receive more than one set of proxy materials?
If you receive more than one set of proxy materials, your shares are registered in more than one name or are registered in different accounts. In order to vote all the shares of Class A and Class B common stock you own, you must either sign and return all of the proxy cards or follow the instructions for any alternative voting procedures on each of the proxy cards or Notices of Internet Availability of Proxy Materials you receive.
Can I change my vote or revoke my proxy?
Yes, if you are a shareholder of record, you may revoke your proxy at any time before it is exercised at the Annual Meeting by (a) delivering written notice, bearing a date later than the proxy, stating that the proxy is revoked, (b) submitting a later-dated proxy relating to the same shares by mail, telephone or the Internet prior to the vote at the Annual Meeting, (c) if the Annual Meeting is held in a physical location, by attending the Annual Meeting and properly giving notice of revocation to the inspector of election or voting in person, and (d) if the Annual Meeting is virtual-only, by voting online during the meeting. Shareholders of record may send a written notice or request for a new proxy card via regular mail to Zillow Group, Inc., c/o Computershare, P.O. Box 505000, Louisville, KY 40233 or follow the instructions provided on the Notice of Internet Availability of Proxy Materials and proxy card to request to receive an electronic copy or printed set of the proxy materials, including a new proxy card, or submit a new proxy by telephone or via the Internet. Shareholders of record may also request a new proxy card by calling (866) 641-4276 or, if outside the United States, (201) 680-6578.
If you are a beneficial shareholder, you may revoke your proxy or change your vote only by following the separate instructions provided by your broker, trust, bank or other nominee.
What constitutes a quorum at the Annual Meeting?
Transaction of business at the Annual Meeting may occur if a quorum is present. If a quorum is not present, it is expected that the Annual Meeting will be adjourned or postponed in order to permit additional time for soliciting and obtaining additional proxies or votes, and, at any subsequent reconvening of the Annual Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Annual Meeting, except for any proxies that have been effectively revoked or withdrawn.
The presence (whether virtually or at the physical location, as applicable) at the Annual Meeting, in person or by proxy, of the holders of a majority of the total voting power of Zillow Group’s Class A and Class B common stock constitutes a quorum. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum.

What are the voting requirements to elect directors and approve the other proposals described in this Proxy Statement?
With respect to Proposal No. 1, the election of directors, the three directors receiving the largest number of votes will be elected. With respect to Proposals No. 2, 3, and 4, the number of votes cast in favor of each proposal must exceed the number of votes cast against such proposal in order for the proposal to be approved.
What are “broker non-votes” and how do abstentions and “broker non-votes” affect the proposals?
A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote the shares on a proposal because the nominee does not have discretionary voting power for a particular item and has not received instructions from the beneficial owner regarding voting. If your shares are held by a broker on your behalf and you do not instruct the broker as to how to vote these shares on Proposals No. 1, 3 and 4 the broker may not exercise discretion to vote on those proposals. With respect to Proposal No. 2, the ratification of the appointment of our independent registered public accounting firm for the fiscal year ending December 31, 2019, the broker may exercise its discretion to vote for or against that proposal in the absence of your instruction.
Abstentions and broker non-votes are not counted as votes in favor of or against any proposal.

Who will pay for the cost of this proxy solicitation?
Zillow Group will bear the cost of the solicitation of proxies from our shareholders. In addition to solicitation by mail, our directors, officers and employees, without additional compensation, may solicit proxies from shareholders by telephone, by letter, by facsimile, in person or otherwise. Following the original circulation of the proxies and other soliciting materials, we will request brokers, trusts, banks or other nominees to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of Zillow Group Class A or Class B common stock and to request authority for the exercise of proxies. In such cases, Zillow Group, upon the request of the brokers, trusts, banks and other shareholder nominees, may reimburse such holders for their reasonable expenses.
Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to holders of our Class A and Class B common stock. All such shareholders will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability of Proxy Materials or request to receive an electronic copy or printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request an electronic copy or printed copy may be found in the Notice of Internet Availability of Proxy Materials. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We encourage shareholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of the circulation of proxy materials.
When will Zillow Group announce the results of the voting?
Voting results will be announced by the filing of a Current Report on Form 8-K within four business days after the Annual Meeting. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days of the day the final results are available.
What are the requirements for admission to the Annual Meeting?
Only holders of our Class A and/or Class B common stock and persons holding proxies from such shareholders may attend the Annual Meeting.
If we hold our Annual Meeting at a physical location and your shares are registered in your name, you must bring a valid form of identification to the Annual Meeting. If your shares are held in the name of a broker, trust, bank or other nominee that holds your shares, you must also bring a legal proxy issued in your name from that broker, trust, bank or other nominee that confirms you are the beneficial owner of those shares. Attendance at the Annual Meeting without voting or revoking a previously submitted proxy in accordance with the voting procedures will not in and of itself revoke a proxy.
If we hold a virtual-only Annual Meeting, to be admitted to the Annual Meeting at www.meetingcenter.io/269690015, you must enter the control number found on your proxy card, voting instruction form or notice. If you hold your shares through an intermediary, such as a broker, trust, bank or other nominee, and do not have a control number, you must register in advance to attend the Annual Meeting by submitting proof of your proxy power (legal proxy) reflecting your holdings in Zillow Group, Inc. along with your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m. (Eastern Time) on June 4, 2020. You will receive a confirmation of your registration by email after Computershare receives your registration materials. Requests for registration should be directed to Computershare at the following:
•By email: Forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com
•By mail: Computershare, Zillow Group, Inc. Legal Proxy, P.O. Box 43001, Providence, RI 02940-3001
The password for the meeting is ZG2020. You may participate in and vote during the Annual Meeting by following the instructions available on the meeting website during the meeting.

Additional Information
Code of Conduct and Code of Ethics
Our Board of Directors has adopted a Code of Ethics that applies to our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, and controller and persons performing similar functions and a Code of Conduct that applies to all of our directors, officers, and employees. A copy of each is available on the Investor Relations section of our website at https://investors.zillowgroup.com/investors/governance/governance-documents/default.aspx. Substantive amendments to and waivers from either, if any, will be disclosed on the Investor Relations section of our website.
List of Shareholders of Record
In accordance with Washington law, a list of the names of our shareholders of record entitled to vote at the Annual Meeting will be available for 10 days prior to the Annual Meeting for any purpose relevant to the meeting, between the hours of 9:00 a.m. and 4:30 p.m. (Pacific Time) at our principal executive offices at 1301 Second Avenue, Floor 31, Seattle, Washington 98101. If you would like to view the shareholder list, please contact our Investor Relations Department at (866) 504-0030. This list will also be available at the Annual Meeting. If the Annual Meeting is virtual-only, the list will be available during the entire time of the Annual Meeting on the virtual meeting website.
Submission of Shareholder Proposals for Inclusion in Next Year’s Proxy Statement or Presentation at Next Year’s Annual Meeting
To be considered for inclusion in next year’s proxy statement and form of proxy, shareholder proposals for the 2021 Annual Meeting of Shareholders must be received at our principal executive offices no later than the close of business on December 23, 2020. As prescribed by current Rule 14a-8(b) under the Exchange Act, a shareholder must have continuously held at least $2,000 in market value, or 1%, of our outstanding shares for at least one year by the date of submitting the proposal, and the shareholder must continue to own such stock through the date of the annual meeting.
For any proposal that is not submitted for inclusion in next year’s proxy statement but is instead sought to be presented directly at the 2021 Annual Meeting of Shareholders, shareholders are advised to review our Bylaws as they contain requirements with respect to advance notice of shareholder proposals not intended for inclusion in our proxy statement and director nominations. For director nominations, shareholders should include the name, biographical information, and other relevant information relating to the recommended director nominee, including, among other things, information that would be required to be included in the proxy statement filed in accordance with applicable rules under the Exchange Act and the written consent of the director nominee to be named as a nominee and to serve as a director if elected, among other requirements set forth in our Bylaws. To be timely, a shareholder’s notice must be delivered to and received by our Corporate Secretary at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of our 2020 Annual Meeting of Shareholders. Accordingly, any such shareholder proposal must be received between February 9, 2021 and the close of business on March 11, 2021. Copies of the pertinent Bylaw provisions are available on request to the following address: Corporate Secretary, Zillow Group, Inc., 1301 Second Avenue, Floor 31, Seattle, Washington 98101. For such proposals or nominations that are timely filed, we retain discretion to vote proxies we receive, provided that (a) we include in our proxy statement advice to shareholders on the nature of the proposal and how we intend to exercise our voting discretion and (b) the proponent does not issue a separate and appropriate proxy statement.
Shareholder Communications with the Board of Directors
Shareholders may contact our Board of Directors as a group or any individual director about the Board of Directors or corporate governance by sending written correspondence to the following address: Board of Directors - Zillow Group, Inc., Attn: General Counsel, 1301 Second Avenue, Floor 31, Seattle, Washington 98101 or by email at legal@zillowgroup.com. Shareholders should clearly specify in each communication the name(s) of the group of directors or the individual director to whom the communication is addressed. Inquiries meeting these criteria will be received and processed by management before being forwarded to the group of directors or the individual director, as designated in the communication. Communications that are unrelated to the duties and responsibilities of the Board or are unduly hostile, threatening, potentially illegal or similarly unsuitable will not be forwarded.

Internet Voting
Zillow Group is incorporated under Washington law, which specifically permits electronically transmitted proxies, provided that the transmission sets forth or is submitted with information from which it can reasonably be determined that the transmission was authorized by the shareholder. The electronic voting procedures provided for the Annual Meeting are designed to authenticate each shareholder by use of a control number and to confirm that shareholder instructions are properly recorded.

Appendix A
ZILLOW GROUP, INC.
2020 INCENTIVE PLAN
SECTION 1. PURPOSE
The purpose of the Zillow Group, Inc. 2020 Incentive Plan is to attract, retain and motivate Employees, Directors and Consultants of the Company and its Related Companies by providing them the opportunity to acquire a proprietary interest in the Company and to align their interests and efforts to the long-term interests of the Company's shareholders.
SECTION 2. DEFINITIONS
Certain capitalized terms used in the Plan have the meanings set forth in Appendix A.
SECTION 3. ADMINISTRATION
3.1 Administration of the Plan
(a) The Plan shall be administered by the Board or the Compensation Committee (including a subcommittee thereof), which shall be composed of two or more Directors, each of whom (i) is a "non-employee director" within the meaning of Rule 16b-3(b)(3) promulgated under the Exchange Act and (ii) "independent" within the meaning of any applicable stock exchange listing rules or similar regulatory authority.
(b) Notwithstanding the foregoing, the Board may delegate concurrent responsibility for administering the Plan, including with respect to designated classes of Eligible Persons, to different committees consisting of two or more Directors, subject to such limitations as the Board deems appropriate and subject to the committee requirements set forth in Section 3.1(a) with respect to Awards granted to Participants who are subject to Section 16 of the Exchange Act. Members of any committee shall serve for such term as the Board may determine, subject to removal by the Board at any time. To the extent consistent with applicable law, the Board may authorize one or more senior executive officers of the Company to grant Awards to designated classes of Eligible Persons, within limits specifically prescribed by the Board; provided, however, that no such officer shall have or obtain authority to grant Awards to himself or herself or to any person subject to Section 16 of the Exchange Act.
(c) All references in the Plan to the "Committee" shall be, as applicable, to the Board, the Compensation Committee or any other committee or senior executive officer to whom authority has been delegated to administer the Plan.
3.2 Administration and Interpretation by Committee
(a) Subject to the terms of the Plan and to the extent permitted by applicable law, the Committee shall have full power and exclusive authority, subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board or a Committee composed of members of the Board, to (i) select the Eligible Persons to whom Awards may from time to time be granted; (ii) determine the type or types of Awards to be granted to each Participant; (iii) determine the number of shares of Common Stock to be covered by each Award; (iv) determine the terms and conditions of any Award, including the timing and conditions of the exercisability or vesting of any Award, the Performance Goals applicable to any Award and the extent to which such Performance Goals have been achieved; (v) amend or modify the terms and conditions of an outstanding Award; (vi) approve the forms of notice or agreement for use under the Plan; (vii) determine whether, to what extent and under what circumstances Awards may be settled in cash, shares of Common Stock or other property or canceled or suspended; (viii) interpret and administer the Plan and any instrument evidencing an Award, notice or agreement executed or entered into under the Plan; (ix) establish such rules and regulations as it shall deem appropriate for the proper administration of the Plan; (x) delegate ministerial duties to such of the Company's Employees as it so determines; and (xi) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan.
(b) The Committee shall have the right, without shareholder approval, to (i) lower the exercise or grant price of an Option or SAR after it is granted; (ii) cancel an Option or SAR at a time when its exercise or grant price exceeds the Fair Market Value of the underlying stock, in exchange for cash, another option or stock appreciation right, restricted stock, or other equity award; or (iii) take any other action that is treated as a repricing under generally accepted accounting principles.
(c) The effect on the vesting of an Award of a Company-approved leave of absence or a Participant's reduction in hours of employment or service shall be determined by the Company's chief human resources officer or other person authorized to perform that function or, with respect to Directors or Officers, by the Compensation Committee, whose determination shall be final, subject to compliance with applicable law.
(d) Decisions of the Committee shall be final, conclusive and binding on all persons, including the Company, any Participant, any shareholder and any Eligible Person. A majority of the members of the Committee may determine its actions.

SECTION 4. SHARES SUBJECT TO THE PLAN
4.1 Authorized Number of Shares
Subject to adjustment from time to time as provided in Section 15.1, the number of shares of Common Stock available for issuance under the Plan shall be:
(a) 12,400,000 shares; plus
(b) an annual increase to be added as of January 1st of each year, commencing on January 1, 2021 and ending on (and including) January 1, 2030, equal to the lesser of (i) 5% of the outstanding Class A Common Stock, Class B Common Stock and Class C Capital Stock on a fully diluted basis as of the end of the immediately preceding calendar year (rounded up to the nearest whole share) and (ii) an amount determined by the Board; provided, however, that any shares that become available from any such increases in previous years that are not actually issued shall continue to be available for issuance under the Plan; plus
(c) (i) any shares previously authorized for issuance under the Company’s Amended and Restated 2011 Incentive Plan (the "Prior Plan") that, on the Effective Date, have not been granted under the Prior Plan and are not subject to outstanding awards thereunder, up to a maximum of 7,000,000 shares pursuant to this clause (i); plus
        (ii) any shares subject to outstanding awards under the Prior Plan on the Effective Date that, on or after that date, subsequently expire, terminate or otherwise cease to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested or nonforfeitable shares), up to an aggregate maximum of 36,000,000 shares pursuant to this clause (ii), which number of shares shall cease to be set aside or reserved for issuance pursuant to the Prior Plan, effective on the date upon which they cease to be so subject to such awards, and shall instead be set aside and reserved for issuance pursuant to Awards under the Plan.
Shares issued under the Plan shall be drawn from authorized and unissued shares.
4.2 Share Usage
(a) Shares of Common Stock covered by an Award shall not be counted as used unless and until they are actually issued and delivered to a Participant. If any Award lapses, expires, terminates or is canceled prior to the issuance of shares thereunder or if shares of Common Stock are issued under the Plan to a Participant and thereafter are forfeited to or otherwise reacquired by the Company, the shares subject to such Awards and the forfeited or reacquired shares shall again be available for issuance under the Plan. Any shares of Common Stock (i) tendered by a Participant or retained by the Company as full or partial payment to the Company for the purchase price of an Award or to satisfy tax withholding obligations in connection with an Award, or (ii) covered by an Award that is settled in cash, or in a manner such that some or all of the shares of Common Stock covered by the Award are not issued, shall be available for Awards under the Plan. The number of shares of Common Stock available for issuance under the Plan shall not be reduced to reflect any dividends or dividend equivalents that are reinvested into additional shares of Common Stock or credited as additional shares of Common Stock subject or paid with respect to an Award.
(b) Notwithstanding any other provision of the Plan to the contrary, the Committee may grant Substitute Awards under the Plan. Substitute Awards shall not reduce the number of shares authorized for issuance under the Plan. In the event that an Acquired Entity has shares available for awards or grants under one or more preexisting plans not adopted in contemplation of such acquisition or combination and previously approved by the Acquired Entity's shareholders, then, to the extent determined by the Board or the Compensation Committee, the shares available for grant pursuant to the terms of such preexisting plans (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to holders of securities of the entities that are parties to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the number of shares of Common Stock authorized for issuance under the Plan; provided, however, that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of such preexisting plans, absent the acquisition or combination, and shall only be made to individuals who were not Employees, Directors or Consultants prior to such acquisition or combination. In the event the Board approves a written agreement between the Company and an Acquired Entity pursuant to which a merger or consolidation or statutory share exchange is completed and that agreement sets forth the terms and conditions of the substitution for or assumption of outstanding awards of the Acquired Entity, those terms and conditions shall be deemed to be the action of the Committee without any further action by the Committee, except as may be required for compliance with Rule 16b-3 under the Exchange Act, and the persons holding such awards shall be deemed to be Participants. Shares subject to Substitute Awards may not be re-used under the Plan pursuant to Section 4.2(a).
(c) Notwithstanding any other provision of this Section 4.2 to the contrary, the maximum number of shares that may be issued upon the exercise of Incentive Stock Options shall equal the aggregate share number stated in Section 4.1(a), subject to adjustment as provided in Section 15.1.

SECTION 5. ELIGIBILITY
An Award may be granted to any Employee, Director or Consultant whom the Committee from time to time selects (each, an “Eligible Person”).
SECTION 6. AWARDS
6.1 Form, Grant and Settlement of Awards
The Committee shall have the authority, in its sole discretion, to determine the type or types of Awards to be granted under the Plan. Such Awards may be granted either alone or in addition to or in tandem with any other type of Award. Any Award settlement may be subject to such conditions, restrictions and contingencies as the Committee shall determine.
6.2 Evidence of Awards
Awards granted under the Plan shall be evidenced by a written, including an electronic, instrument that shall contain such terms, conditions, limitations and restrictions as the Committee shall deem advisable and that are not inconsistent with the Plan.
6.3 Deferrals
To the extent permitted by applicable law, the Committee may permit or require a Participant to defer receipt of the payment of any Award. If any such deferral election is permitted or required, the Committee, in its sole discretion, shall establish rules and procedures for such payment deferrals, which may include the grant of additional Awards or provisions for the payment or crediting of interest or dividend equivalents, including converting such credits to deferred stock unit equivalents. All deferrals by Participants shall be made in accordance with Section 409A.
6.4 Dividends and Distributions
Participants may, if the Committee so determines, be credited with dividends or dividend equivalents paid with respect to shares of Common Stock underlying an Award in a manner determined by the Committee in its sole discretion. The Committee may apply any restrictions to the dividends or dividend equivalents that the Committee deems appropriate. The Committee, in its sole discretion, may determine the form of payment of dividends or dividend equivalents, including cash, shares of Common Stock, Restricted Stock or Stock Units. Notwithstanding the foregoing, the right to any dividends or dividend equivalents declared and paid on the number of shares underlying an Option or a Stock Appreciation Right may not be contingent, directly or indirectly, on the exercise of the Option or Stock Appreciation Right. Also, notwithstanding the foregoing, the right to any dividends or dividend equivalents declared and paid on Awards must comply with or qualify for an exemption under Section 409A.
SECTION 7. OPTIONS
7.1 Grant of Options
The Committee may grant Options designated as Incentive Stock Options or Nonqualified Stock Options.
7.2  Option Exercise Price
Options shall be granted with an exercise price per share not less than 100% of the Fair Market Value of the Common Stock on the Grant Date (and not less than the minimum exercise price required by Section 422 of the Code with respect to Incentive Stock Options), except in the case of Substitute Awards.
7.3 Term of Options
Subject to earlier termination in accordance with the terms of the Plan and the instrument evidencing the Option, the maximum term of an Option shall be ten years from the Grant Date. For Incentive Stock Options, the maximum term shall comply with Section 422 of the Code.
7.4 Exercise of Options
(a) The Committee shall establish and set forth in each instrument that evidences an Option the time at which, or the installments in which, the Option shall vest and become exercisable, any of which provisions may be waived or modified by the Committee at any time.
(b) To the extent an Option has vested and become exercisable, the Option may be exercised in whole or from time to time in part by delivery to or as directed or approved by the Company of a properly executed stock option exercise agreement or notice, in a form and in accordance with procedures established by the Committee, setting forth the number of shares with respect to which the Option is being exercised, the restrictions imposed on the shares purchased under such exercise agreement or notice, if any, and such representations and agreements as may be required by the Committee, accompanied by payment in full as described in Section 7.5. An Option may be exercised only for whole shares and may not be exercised for less than a reasonable number of shares at any one time, as determined by the Committee.
7.5 Payment of Exercise Price
The exercise price for shares purchased under an Option shall be paid in full to the Company by delivery of consideration equal to the product of the Option exercise price and the number of shares purchased. Such consideration must be paid before the Company will issue the shares being purchased and must be in a form or a combination of forms acceptable to the Committee for that purchase, which forms may include:
(a) cash;
(b) check or wire transfer;
(c) having the Company withhold shares of Common Stock that would otherwise be issued on exercise of the Option that have an aggregate Fair Market Value equal to the aggregate exercise price of the shares being purchased under the Option;
(d) tendering (either actually or, so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, by attestation) shares of Common Stock owned by the Participant that have an aggregate Fair Market Value equal to the aggregate exercise price of the shares being purchased under the Option;
(e) so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, and to the extent permitted by law, delivery of a properly executed exercise agreement or notice, together with irrevocable instructions to a brokerage firm designated or approved by the Company to deliver promptly to the Company the aggregate amount of proceeds to pay the Option exercise price and any tax withholding obligations that may arise in connection with the exercise, all in accordance with the regulations of the Federal Reserve Board; or
(f) such other consideration as the Committee may permit.
7.6 Effect of Termination of Service
The Committee shall establish and set forth in each instrument that evidences an Option whether the Option shall continue to be exercisable, and the terms and conditions of such exercise, after a Termination of Service, any of which provisions may be waived or modified by the Committee at any time. If not otherwise established in the instrument evidencing the Option, the Option shall be exercisable according to the following terms and conditions, which may be waived or modified by the Committee at any time:
(a) Any portion of an Option that is not vested and exercisable on the date of a Participant's Termination of Service shall expire on such date.
(b) Any portion of an Option that is vested and exercisable on the date of a Participant's Termination of Service shall expire on the earliest to occur of:
(i) if the Participant's Termination of Service occurs for reasons other than Cause, Retirement, Disability or death, the date that is three months after such Termination of Service;
(ii) if the Participant's Termination of Service occurs by reason of Retirement, Disability or death, the one-year anniversary of such Termination of Service; and
(iii) the Option Expiration Date.
Notwithstanding the foregoing, if a Participant dies after his or her Termination of Service but while an Option is otherwise exercisable, the portion of the Option that is vested and exercisable on the date of such Termination of Service shall expire upon the earlier to occur of (y) the Option Expiration Date and (z) the one-year anniversary of the date of death, unless the Committee determines otherwise.
Also, notwithstanding the foregoing, in case a Participant's Termination of Service occurs for Cause, all Options granted to the Participant shall automatically expire upon first notification to the Participant of such termination, unless the Committee determines otherwise. If a Participant's employment or service relationship with the Company is suspended pending an investigation of whether the Participant shall be terminated for Cause, all the Participant's rights under any Option shall likewise be suspended during the period of investigation. If any facts that would constitute termination for Cause are discovered after a Participant's Termination of Service, any Option then held by the Participant may be immediately terminated by the Committee, in its sole discretion.
(c) Notwithstanding the foregoing, if exercise of the Option following a Participant's Termination of Service, but while the Option is otherwise exercisable, would be prohibited solely because the issuance of Common Stock upon exercise of the Option would violate the registration requirements under the Securities Act, then the Option shall remain exercisable until the earlier of (i) the Option Expiration Date and (ii) the expiration of a total period of three months (or such longer period of time as determined by the Committee in its sole discretion), which time period need not be consecutive, after the Participant's Termination of Service during which exercise of the Option would not be in violation of the Securities Act.
SECTION 8. INCENTIVE STOCK OPTION LIMITATIONS
Notwithstanding any other provision of the Plan to the contrary, the terms and conditions of any Incentive Stock Options shall in addition comply in all respects with Section 422 of the Code, or any successor provision, and any applicable regulations thereunder, including, to the extent required thereunder, the following:
8.1 Eligible Employees
Individuals who are not Employees of the Company or one of its parent or subsidiary corporations (as such terms are defined for purposes of Section 422 of the Code) on the Grant Date may not be granted Incentive Stock Options.
8.2 Dollar Limitation
To the extent the aggregate Fair Market Value of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year exceeds $100,000 (or, if different, the maximum limitation in effect at the time of grant under the Code), such portion in excess of $100,000 shall be treated as a Nonqualified Stock Option.
8.3 Ten Percent Shareholders
In the case of an Incentive Stock Option granted to a Participant who owns more than 10% of the total combined voting power of all classes of the stock of the Company or of its parent or subsidiary corporations, such Option shall be granted with an exercise price per share not less than 110% of the Fair Market Value of the Common Stock on the Grant Date and with a maximum term of five years from the Grant Date. The determination of more than 10% ownership shall be made in accordance with Section 422 of the Code.
SECTION 9. STOCK APPRECIATION RIGHTS
9.1 Grant of Stock Appreciation Rights
The Committee may grant Stock Appreciation Rights to Participants at any time on such terms and conditions as the Committee shall determine in its sole discretion. An SAR may be granted in tandem with an Option (a "tandem SAR") or alone (a "freestanding SAR"). The grant price of a tandem SAR shall be equal to the exercise price of the related Option. The grant price of a freestanding SAR shall be established in accordance with procedures for Options set forth in Section 7.2. An SAR may be exercised upon such terms and conditions and for such term as the Committee determines in its sole discretion; provided, however, that, subject to earlier termination in accordance with the terms of the Plan and the instrument evidencing the SAR, the maximum term of a freestanding SAR shall be ten years, and in the case of a tandem SAR, (a) the term shall not exceed the term of the related Option and (b) the tandem SAR may be exercised for all or part of the shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option, except that the tandem SAR may be exercised only with respect to the shares for which its related Option is then exercisable.
9.2 Payment of SAR Amount
Upon the exercise of an SAR, a Participant shall be entitled to receive payment in an amount determined by multiplying: (a) the difference between the Fair Market Value of the Common Stock on the date of exercise over the grant price of the SAR by (b) the number of shares with respect to which the SAR is exercised. At the discretion of the Committee as set forth in the instrument evidencing the Award, the payment upon exercise of an SAR may be in cash, in shares, in some combination thereof or in any other manner approved by the Committee in its sole discretion.
SECTION 10. STOCK AWARDS, RESTRICTED STOCK AND STOCK UNITS
10.1 Grant of Stock Awards, Restricted Stock and Stock Units
The Committee may grant Stock Awards, Restricted Stock and Stock Units on such terms and conditions and subject to such repurchase or forfeiture restrictions, if any, which may be based on continuous service with the Company or a Related

Company or the achievement of any Performance Goals, as the Committee shall determine in its sole discretion, which terms, conditions and restrictions shall be set forth in the instrument evidencing the Award.
10.2 Vesting of Restricted Stock and Stock Units
Upon the satisfaction of any terms, conditions and restrictions prescribed with respect to Restricted Stock or Stock Units, or upon a Participant's release from any terms, conditions and restrictions on Restricted Stock or Stock Units, as determined by the Committee, (a) the shares covered by each Award of Restricted Stock shall become freely transferable by the Participant, and (b) Stock Units shall be paid in shares of Common Stock or, if set forth in the instrument evidencing the Awards, in cash or a combination of cash and shares of Common Stock. Any fractional shares subject to such Awards shall be paid to the Participant in cash.
SECTION 11. PERFORMANCE AWARDS
11.1 Performance Shares
The Committee may grant Awards of Performance Shares, designate the Participants to whom Performance Shares are to be awarded and determine the number of Performance Shares and the terms and conditions of each such Award. Performance Shares shall consist of a unit valued by reference to a designated number of shares of Common Stock, the value of which may be paid to the Participant by delivery of shares of Common Stock or, if set forth in the instrument evidencing the Award, of such property as the Committee shall determine, including, without limitation, cash, shares of Common Stock, other property, or any combination thereof, upon the attainment of Performance Goals, as established by the Committee, and other terms and conditions specified by the Committee. The amount to be paid under an Award of Performance Shares may be adjusted on the basis of such further consideration as the Committee shall determine in its sole discretion.
11.2 Performance Units
The Committee may grant Awards of Performance Units, designate the Participants to whom Performance Units are to be awarded and determine the number of Performance Units and the terms and conditions of each such Award. Performance Units shall consist of a unit valued by reference to a designated amount of property other than shares of Common Stock, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including, without limitation, cash, shares of Common Stock, other property, or any combination thereof, upon the attainment of Performance Goals, as established by the Committee, and other terms and conditions specified by the Committee. The amount to be paid under an Award of Performance Units may be adjusted on the basis of such further consideration as the Committee shall determine in its sole discretion.
SECTION 12. OTHER STOCK OR CASH-BASED AWARDS
Subject to the terms of the Plan and such other terms and conditions as the Committee deems appropriate, the Committee may grant other incentives payable in cash or in shares of Common Stock under the Plan.
SECTION 13. WITHHOLDING
(a) The Company may require the Participant to pay to the Company or a Related Company, as applicable, the amount of (i) any taxes that the Company or a Related Company is required by applicable federal, state, local or foreign law to withhold with respect to the grant, vesting or exercise of an Award ("tax withholding obligations") and (ii) any amounts due from the Participant to the Company or any Related Company ("other obligations"). Notwithstanding any other provision of the Plan to the contrary, the Company shall not be required to issue any shares of Common Stock or otherwise settle an Award under the Plan until such tax withholding obligations and other obligations are satisfied.
(b) The Committee, in its sole discretion, may permit or require a Participant to satisfy all or part of the Participant's tax withholding obligations and other obligations by (i) paying cash to the Company or a Related Company, as applicable, (ii) having the Company withhold an amount from any cash amounts otherwise due or to become due from the Company or a Related Company, as applicable, to the Participant, (iii) having the Company withhold a number of shares of Common Stock that would otherwise be issued to the Participant (or become vested, in the case of Restricted Stock) having a Fair Market Value equal to the tax withholding obligations and other obligations, (iv) surrendering a number of shares of Common Stock the Participant already owns having a value equal to the tax withholding obligations and other obligations, (v) selling shares of Common Stock issued under an Award on the open market or to the Company, or (vi) taking such other action as may be necessary in the opinion of the Committee to satisfy any applicable tax withholding obligations. The value of the shares so withheld or tendered may not exceed the employer's applicable minimum required tax withholding rate or such other applicable rate (not to exceed such rate as is deemed necessary or advisable to avoid adverse treatment for financial accounting purposes), as determined by the Committee in its sole discretion.
SECTION 14. ASSIGNABILITY

No Award or interest in an Award may be sold, assigned, pledged (as collateral for a loan or as security for the performance of an obligation or for any other purpose) or transferred by a Participant or made subject to attachment or similar proceedings otherwise than by will or by the applicable laws of descent and distribution, except to the extent the Participant designates one or more beneficiaries on a Company-approved form who may exercise the Award or receive payment under the Award after the Participant's death. During a Participant's lifetime, an Award may be exercised only by the Participant. Notwithstanding the foregoing, and to the extent permitted by Section 422 of the Code with respect to Incentive Stock Options, the Committee, in its sole discretion, may permit a Participant to assign or transfer an Award subject to such terms and conditions as the Committee shall specify.
SECTION 15. ADJUSTMENTS
15.1 Adjustment of Shares
(a) In the event, at any time or from time to time, a stock dividend, stock split, spin-off, combination or exchange of shares, recapitalization, merger, consolidation, statutory share exchange, distribution to shareholders other than a normal cash dividend, or other change in the Company's corporate or capital structure results in (i) the outstanding shares of Common Stock, or any securities exchanged therefor or received in their place, being exchanged for a different number or kind of securities of the Company or (ii) new, different or additional securities of the Company or any other company being received by the holders of shares of Common Stock, then the Committee shall make proportional adjustments in (1) the maximum number and kind of securities available for issuance under the Plan; (2) the maximum number and kind of securities issuable as Incentive Stock Options as set forth in Section 4.2(c); and (3) the number and kind of securities that are subject to any outstanding Award and the per share price of such securities, without any change in the aggregate price to be paid therefor. In the event of a declaration of an extraordinary dividend payable in a form other than shares in an amount that has a material effect on the Fair Market Value of the Common Stock, the Committee, in its sole discretion, may make appropriate adjustments to one or a combination of the items listed in clauses (1) through (3) above. The determination by the Committee as to the terms of any of the foregoing adjustments shall be conclusive and binding.
(b) Notwithstanding the foregoing, the issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services rendered, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, outstanding Awards. Also notwithstanding the foregoing, a dissolution or liquidation of the Company or a Change of Control shall not be governed by this Section 15.1 but shall be governed by Sections 15.2 and 15.3, respectively.
15.2 Dissolution or Liquidation
To the extent not previously exercised or settled, and unless otherwise determined by the Committee in its sole discretion, Awards shall terminate immediately prior to the dissolution or liquidation of the Company. To the extent a vesting condition, forfeiture provision or repurchase right applicable to an Award has not been waived by the Committee, the Award shall be forfeited immediately prior to the consummation of the dissolution or liquidation.
15.3 Change of Control
Notwithstanding any other provision of the Plan to the contrary, unless the Committee shall determine otherwise in the instrument evidencing the Award or in a written employment, services or other agreement between the Participant and the Company or a Related Company, in the event of a Change of Control:
(a) All outstanding Awards that are subject to vesting based on continued employment or service with the Company or a Related Company shall become fully vested and immediately exercisable or payable, and all applicable restrictions or forfeiture provisions shall lapse, immediately prior to the Change of Control and such Awards shall terminate at the effective time of the Change of Control; provided, however, that with respect to a Change of Control that is a Company Transaction in which such Awards could be converted, assumed, substituted for or replaced by the Successor Company, such Awards shall become fully vested and immediately exercisable or payable, and all applicable restrictions or forfeiture provisions shall lapse, only if and to the extent such Awards are not converted, assumed, substituted for or replaced by the Successor Company. If and to the extent that the Successor Company converts, assumes, substitutes for or replaces an Award, the vesting restrictions and/or forfeiture provisions applicable to such Award shall not be accelerated or lapse, and all such vesting restrictions and/or forfeiture provisions shall continue with respect to any shares of the Successor Company or other consideration that may be received with respect to such Award.
For the purposes of Section 15.3(a), an Award shall be considered converted, assumed, substituted for or replaced by the Successor Company if following the Company Transaction the Award confers the right to purchase or receive, for each share of Common Stock subject to the Award immediately prior to the Company Transaction, the consideration (whether stock, cash or other securities or property) received in the Company Transaction by holders of Common Stock for each share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the Company Transaction is not solely common stock of the Successor Company, the Committee may, with the consent of the Successor Company, provide for the consideration to be received pursuant to the Award, for each share of Common Stock subject thereto, to be solely common stock of the Successor Company substantially equal in fair market value to the per share consideration received by holders of Common Stock in the Company Transaction. The determination of such substantial equality of value of consideration shall be made by the Committee, and its determination shall be conclusive and binding.
(b) All Performance Shares, Performance Units and other outstanding Awards that are subject to vesting based on the achievement of specified Performance Goals and that are earned and outstanding as of the date the Change of Control is determined to have occurred and for which the payout level has been determined shall be payable in full in accordance with the payout schedule pursuant to the instrument evidencing the Award. All Performance Shares, Performance Units and other outstanding Awards that are subject to vesting based on the achievement of specified Performance Goals for which the payout level has not been determined as of the date the Change of Control is determined to have occurred shall be prorated at the target payout level up to and including the date of such Change of Control and shall be payable in accordance with the payout schedule set forth in the instrument evidencing the Award. Any existing deferrals or other restrictions not waived by the Committee in its sole discretion shall remain in effect.
(c) Notwithstanding the foregoing, the Committee, in its sole discretion, may instead provide in the event of a Change of Control that is a Company Transaction that a Participant's outstanding Awards shall terminate upon or immediately prior to such Company Transaction and that such Participant shall receive, in exchange therefor, a cash payment equal to the amount (if any) by which (x) the value of the per share consideration received by holders of Common Stock in the Company Transaction, or, in the event the Company Transaction is one of the transactions listed under subsection (c) in the definition of Company Transaction or otherwise does not result in direct receipt of consideration by holders of Common Stock, the value of the deemed per share consideration received, in each case as determined by the Committee in its sole discretion, multiplied by the number of shares of Common Stock subject to such outstanding Awards (to the extent then vested and exercisable or whether or not then vested and exercisable, as determined by the Committee in its sole discretion) exceeds (y) if applicable, the respective aggregate exercise price or grant price for such Awards.
(d) For the avoidance of doubt, nothing in this Section 15.3 requires all outstanding Awards to be treated similarly.
15.4 Further Adjustment of Awards
Subject to Sections 15.2 and 15.3, the Committee shall have the discretion, exercisable at any time before a sale, merger, consolidation, statutory share exchange, reorganization, liquidation, dissolution or change of control of the Company, as defined by the Committee, to take such further action as it determines to be necessary or advisable with respect to Awards. Such authorized action may include (but shall not be limited to) establishing, amending or waiving the type, terms, conditions or duration of, or restrictions on, Awards so as to provide for earlier, later, extended or additional time for exercise, lifting restrictions and other modifications, and the Committee may take such actions with respect to all Participants, to certain categories of Participants or only to individual Participants. The Committee may take such action before or after granting Awards to which the action relates and before or after any public announcement with respect to such sale, merger, consolidation, statutory share exchange, reorganization, liquidation, dissolution or change of control that is the reason for such action.
15.5 No Limitations
The grant of Awards shall in no way affect the Company's right to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.
15.6 Fractional Shares
In the event of any adjustment in the number of shares covered by any Award, each such Award shall cover only the number of full shares resulting from such adjustment, and any fractional shares resulting from such adjustment shall be disregarded.
15.7 Section 409A
Notwithstanding any other provision of the Plan to the contrary, (a) any adjustments made pursuant to this Section 15 to Awards that are considered "deferred compensation" within the meaning of Section 409A shall be made in compliance with the requirements of Section 409A and (b) any adjustments made pursuant to this Section 15 to Awards that are not considered "deferred compensation" subject to Section 409A shall be made in such a manner as to ensure that after such adjustment the Awards either (i) continue not to be subject to Section 409A or (ii) comply with the requirements of Section 409A.
SECTION 16. AMENDMENT AND TERMINATION
16.1 Amendment, Suspension or Termination
The Board or the Compensation Committee may amend, suspend or terminate the Plan or any portion of the Plan at any time and in such respects as it shall deem advisable; provided, however, that, to the extent required by applicable law, regulation or stock exchange rule, shareholder approval shall be required for any amendment to the Plan; and provided, further, that any amendment that requires shareholder approval may be made only by the Board. Subject to Section 16.3, the Committee may amend the terms of any outstanding Award, prospectively or retroactively.
16.2 Term of the Plan
Unless sooner terminated as provided herein, the Plan shall automatically terminate on the tenth anniversary of the earlier of (a) the date the Board adopted the Plan and (b) the date the shareholders approved the Plan. After the Plan is terminated, no future Awards may be granted, but Awards previously granted shall remain outstanding in accordance with their terms and conditions and the Plan's terms and conditions.
16.3 Consent of Participant
The amendment, suspension or termination of the Plan or a portion thereof or the amendment of an outstanding Award shall not, without the Participant's consent, materially adversely affect any rights under any Award theretofore granted to the Participant under the Plan. Any change or adjustment to an outstanding Incentive Stock Option shall not, without the consent of the Participant, be made in a manner so as to constitute a "modification" that would cause such Incentive Stock Option to fail to continue to qualify as an Incentive Stock Option. Notwithstanding the foregoing, any adjustments made pursuant to Section 15 shall not be subject to these restrictions.
SECTION 17. GENERAL
17.1 No Individual Rights
No individual or Participant shall have any claim to be granted any Award under the Plan, and the Company has no obligation for uniformity of treatment of Participants under the Plan.
Furthermore, nothing in the Plan or any Award granted under the Plan shall be deemed to constitute an employment contract or confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Related Company or limit in any way the right of the Company or any Related Company to terminate a Participant's employment or other relationship at any time, with or without cause.
17.2 Issuance of Shares
(a) Notwithstanding any other provision of the Plan, the Company shall have no obligation to issue or deliver any shares of Common Stock under the Plan or make any other distribution of benefits under the Plan unless, in the opinion of the Company's counsel, such issuance, delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act or the laws of any state or foreign jurisdiction) and the applicable requirements of any securities exchange or similar entity.
(b) The Company shall be under no obligation to any Participant to register for offering or resale or to qualify for exemption under the Securities Act, or to register or qualify under the laws of any state or foreign jurisdiction, any shares of Common Stock, security or interest in a security paid or issued under, or created by, the Plan, or to continue in effect any such registrations or qualifications if made.
(c) As a condition to the exercise of an Option or any other receipt of Common Stock pursuant to an Award under the Plan, the Company may require (i) the Participant to represent and warrant at the time of any such exercise or receipt that such shares are being purchased or received only for the Participant's own account and without any present intention to sell or distribute such shares and (ii) such other action or agreement by the Participant as may from time to time be necessary to comply with federal, state and foreign securities laws. At the option of the Company, a stop-transfer order against any such shares may be placed on the official stock books and records of the Company, and a legend indicating that such shares may not be pledged, sold or otherwise transferred, unless an opinion of counsel is provided (concurred in by counsel for the Company) stating that such transfer is not in violation of any applicable law or regulation, may be stamped on stock certificates to ensure exemption from registration. The Committee may also require the Participant to execute and deliver to the Company a purchase agreement or such other agreement as may be in use by the Company at such time that describes certain terms and conditions applicable to the shares.
(d) To the extent the Plan or any instrument evidencing an Award provides for issuance of stock certificates to reflect the issuance of shares of Common Stock, the issuance may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.
17.3 Indemnification
(a) Each person who is or shall have been a member of the Board, the Compensation Committee, or a committee of the Board or a senior executive officer of the Company to whom authority to administer the Plan was delegated in accordance with Section 3.1, shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit or proceeding to which such person may be a party or in which such person may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by such person in settlement thereof, with the Company's approval, or paid by such person in satisfaction of any judgment in any such claim, action, suit or proceeding against such person, unless such loss, cost, liability or expense is a result of such person's own willful misconduct or except as expressly provided by statute; provided, however, that such person shall give the Company an opportunity, at its own expense, to handle and defend the same before such person undertakes to handle and defend it on such person's own behalf.
(b) The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person may be entitled under the Company's articles of incorporation or bylaws, as a matter of law, or otherwise, or of any power that the Company may have to indemnify or hold harmless.
17.4 No Rights as a Shareholder
Unless otherwise provided by the Committee or in the instrument evidencing the Award or in a written employment, services or other agreement, no Award, other than a Stock Award, shall entitle the Participant to any cash dividend, voting or other right of a shareholder unless and until the date of issuance under the Plan of the shares that are the subject of such Award.
17.5 Compliance with Laws and Regulations
(a) In interpreting and applying the provisions of the Plan, any Option granted as an Incentive Stock Option pursuant to the Plan shall, to the extent permitted by law, be construed as an "incentive stock option" within the meaning of Section 422 of the Code.
(b) The Plan and Awards granted under the Plan are intended to be exempt from the requirements of Section 409A to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the exclusion applicable to stock options, stock appreciation rights and certain other equity-based compensation under Treasury Regulation Section 1.409A-1(b)(5), or otherwise. To the extent Section 409A is applicable to the Plan or any Award granted under the Plan, it is intended that the Plan and any Awards granted under the Plan shall comply with the deferral, payout and other limitations and restrictions imposed under Section 409A. Notwithstanding any other provision of the Plan or any Award granted under the Plan to the contrary, the Plan and any Award granted under the Plan shall be interpreted, operated and administered in a manner consistent with such intentions. Without limiting the generality of the foregoing, and notwithstanding any other provision of the Plan or any Award granted under the Plan to the contrary, with respect to any payments and benefits under the Plan or any Award granted under the Plan to which Section 409A applies, all references in the Plan or any Award granted under the Plan to the termination of the Participant's employment or service are intended to mean the Participant's "separation from service," within the meaning of Section 409A(a)(2)(A)(i). In addition, if the Participant is a "specified employee," within the meaning of Section 409A, then to the extent necessary to avoid subjecting the Participant to the imposition of any additional tax under Section 409A, amounts that would otherwise be payable under the Plan or any Award granted under the Plan during the six-month period immediately following the Participant's "separation from service," within the meaning of Section 409A(a)(2)(A)(i), shall not be paid to the Participant during such period, but shall instead be accumulated and paid to the Participant (or, in the event of the Participant's death, the Participant's estate) in a lump sum on the first business day after the earlier of the date that is six months following the Participant's separation from service or the Participant's death. Notwithstanding any other provision of the Plan to the contrary, the Committee, to the extent it deems necessary or advisable in its sole discretion, reserves the right, but shall not be required, to unilaterally amend or modify the Plan and any Award granted under the Plan so that the Award qualifies for exemption from or complies with Section 409A; provided, however, that the Committee makes no representations that Awards granted under the Plan shall be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to Awards granted under the Plan.
(c) Also notwithstanding any other provision of the Plan to the contrary, the Board or the Compensation Committee shall have broad authority to amend the Plan or any outstanding Award without the consent of the Participant to the extent the Board or the Compensation Committee deems necessary or advisable to comply with, or take into account, changes in applicable tax laws, securities laws, accounting rules or other applicable laws, rules or regulations.
17.6 Recoupment
Awards shall be subject to the requirements of (a) Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations thereunder, (b) similar rules under the laws of any other jurisdiction, (c) any compensation recovery or clawback policies adopted by the Company to implement any such requirements and (d) any other compensation recovery and clawback policies as may be adopted from time to time by the Company, all to the extent determined by the Committee in its discretion to be applicable to a Participant. No recovery of compensation under such a recovery or clawback policy shall be an event giving rise to a right to voluntarily terminate employment or service upon a "resignation for good reason" or for a "constructive termination" or a similar term under any plan or agreement with the Company or a Related Company.
17.7 Participants in Other Countries or Jurisdictions

Without amending the Plan, the Committee may grant Awards to Eligible Persons who are foreign nationals on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan and shall have the authority to adopt such modifications, procedures, subplans and the like as may be necessary or desirable to comply with provisions of the laws or regulations of other countries or jurisdictions in which the Company or any Related Company may operate or have employees to ensure the viability of the benefits from Awards granted to Participants employed in such countries or jurisdictions, meet the requirements that permit the Plan to operate in a qualified or tax-efficient manner, comply with applicable foreign laws or regulations and meet the objectives of the Plan.
17.8 No Trust or Fund
The Plan is intended to constitute an "unfunded" plan. Nothing contained herein shall require the Company to segregate any monies or other property, or shares of Common Stock, or to create any trusts, or to make any special deposits for any immediate or deferred amounts payable to any Participant, and no Participant shall have any rights that are greater than those of a general unsecured creditor of the Company.
17.9 Successors
All obligations of the Company under the Plan with respect to Awards shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all the business and/or assets of the Company.
17.10 Severability
If any provision of the Plan or any Award is determined to be invalid, illegal or unenforceable in any jurisdiction, or as to any person, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the Committee's determination, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.
17.11 Choice of Law and Venue
The Plan, all Awards granted thereunder and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Washington without giving effect to principles of conflicts of law. Participants irrevocably consent to the nonexclusive jurisdiction and venue of the state and federal courts located in the State of Washington.
17.12 Electronic Communication
Any instrument required to be delivered under this Plan, including under applicable laws, may be delivered in writing or electronically.
17.13 Legal Requirements
The granting of Awards and the issuance of shares of Common Stock under the Plan are subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required.
SECTION 18. EFFECTIVE DATE
The Plan shall become effective on the date of shareholder approval of the Plan (the “Effective Date”). If the shareholders of the Company do not approve the Plan within 12 months after the Board's adoption of the Plan, any Incentive Stock Options granted under the Plan will be treated as Nonqualified Stock Options.

APPENDIX A
DEFINITIONS
As used in the Plan,
"Acquired Entity" means any entity acquired by the Company or a Related Company or with which the Company or a Related Company merges or combines.
"Award" means any Option, Stock Appreciation Right, Stock Award, Restricted Stock, Stock Unit (including a Restricted Stock Unit), Performance Share, Performance Unit, or other incentive granted under the Plan that is payable in cash or in shares of Common Stock as may be designated by the Committee from time to time.
"Board" means the Board of Directors of the Company.
"Cause," unless otherwise defined for purposes of an Award or unless otherwise set forth in the instrument evidencing an Award or in a written employment, services or other agreement between the Participant and the Company or a Related Company, means dishonesty, fraud, serious or willful misconduct, unauthorized use or disclosure of confidential information or trade secrets, or conduct prohibited by law (except minor violations), in each case as determined by the Company's chief human resources officer or other person authorized to perform that function or, in the case of Directors and Officers, the Compensation Committee, whose determination shall be conclusive and binding.
"Change of Control," unless the Committee determines otherwise with respect to an Award at the time the Award is granted or unless otherwise defined for purposes of an Award in a written employment, services or other agreement between the Participant and the Company or a Related Company, means the occurrence of any of the following events:
(a) an acquisition by any Entity of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege where the security being so converted was not acquired directly from the Company by the party exercising the conversion privilege, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Related Company, (iv) any acquisition by a Founder Shareholder, provided that this clause (iv) shall terminate and be of no effect with respect to a Founder Shareholder at such time as such Founder Shareholder's beneficial ownership of the Outstanding Company Voting Securities is less than 25%, or (v) any acquisition by any Entity pursuant to a transaction that meets the conditions of clauses (i), (ii) and (iii) set forth in the definition of Company Transaction;
(b) a change in the composition of the Board during any two-year period such that the individuals who, as of the beginning of such two-year period, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that for purposes of this definition, any individual who becomes a member of the Board subsequent to the beginning of the two-year period, whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; and provided further, however, that any such individual whose initial assumption of office occurs as a result of or in connection with an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of an Entity other than the Board shall not be considered a member of the Incumbent Board; or
(c) the consummation of a Company Transaction.
"Class A Common Stock" means the Class A Common Stock, par value $0.0001 per share, of the Company.
"Class B Common Stock" means the Class B Common Stock, par value $0.0001 per share, of the Company.
"Class C Capital Stock" means the Class C Capital Stock, par value $0.0001 per share, of the Company.
"Code" means the Internal Revenue Code of 1986, as amended from time to time. Reference to a specific section of the Code or regulation thereunder will include such section or regulation, any valid regulation promulgated under such section and any comparable provision of any future legislation amending, supplementing or superseding such section or regulation.
"Committee" has the meaning set forth in Section 3.1(c).
"Common Stock" means Class C Capital Stock or any security into which such Common Stock may be changed as contemplated by the adjustment provisions of Section 15.

"Company" means Zillow Group, Inc., a Washington corporation.
"Company Transaction," unless the Committee determines otherwise with respect to an Award at the time the Award is granted or unless otherwise defined for purposes of an Award in a written employment, services or other agreement between the Participant and the Company or a Related Company, means consummation of:
(a) a merger or consolidation of the Company with or into any other company;
(b) a statutory share exchange pursuant to which all of the Company's outstanding shares are acquired or a sale in one transaction or a series of transactions undertaken with a common purpose of all of the Company's outstanding voting securities; or
(c) a sale, lease, exchange or other transfer in one transaction or a series of related transactions undertaken with a common purpose of all or substantially all of the Company's assets, excluding, however, in each case, any such transaction pursuant to which
(i) the Entities who are the beneficial owners of the Outstanding Company Voting Securities immediately prior to such transaction will beneficially own, directly or indirectly, at least 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Successor Company in substantially the same proportions as their ownership, immediately prior to such transaction, of the Outstanding Company Voting Securities;
(ii) no Entity (other than the Company, any employee benefit plan (or related trust) of the Company, a Related Company or a Successor Company) will beneficially own, directly or indirectly, more than 50% of the combined voting power of the outstanding voting securities of the Successor Company entitled to vote generally in the election of directors, unless such ownership resulted solely from ownership of securities of the Company prior to such transaction; and
(iii) individuals who were members of the Incumbent Board will immediately after the consummation of such transaction constitute at least a majority of the members of the board of directors of the Successor Company.
Where a series of transactions undertaken with a common purpose is deemed to be a Company Transaction, the date of such Company Transaction shall be the date on which the last of such transactions is consummated.
"Compensation Committee" means the Compensation Committee of the Board.
"Consultant" means any person engaged by the Company or a Related Company to render bona fide advisory or consulting services to such entity, provided the services (a) are not in connection with the offer and sale of the Company's securities in a capital-raising transaction and (b) do not directly or indirectly promote or maintain a market for the Company's securities. Neither service solely as a Director nor payment solely of a Director’s fee by the Company shall be sufficient to qualify the Director as a “Consultant” of the Company or a Related Company.
"Director" means a member of the Board.
"Disability," unless otherwise defined for purposes of an Award or unless otherwise set forth in the instrument evidencing an Award or in a written employment, services or other agreement between the Participant and the Company or a Related Company, means a mental or physical impairment of the Participant that is expected to result in death or that has lasted or is expected to last for a continuous period of 12 months or more and that causes the Participant to be unable to perform his or her material duties for the Company or a Related Company and to be engaged in any substantial gainful activity, in each case as determined by the Company's chief human resources officer or other person authorized to perform that function or, in the case of Directors and Officers, the Compensation Committee, whose determination shall be conclusive and binding.
"Effective Date" has the meaning set forth in Section 18.
"Eligible Person" has the meaning set forth in Section 5.
"Employee" means any person, including Officers and Directors, employed by the Company or a Related Company. Neither service solely as a Director nor payment solely of a Director’s fee by the Company shall be sufficient to qualify the Director as an “Employee” of the Company or a Related Company.
"Entity" means any individual, entity or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act).
"Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

"Fair Market Value" means the closing price for the Common Stock on any given date during regular trading as quoted on an established stock exchange or national market system, or if not trading on that date, such price on the last preceding date on which the Common Stock was traded, unless determined otherwise by the Committee using such methods or procedures as it may establish.
"Founder Shareholder" means any holder of record of the Class B Common Stock, par value $0.0001 per share, of the Company as of July 19, 2011.
"Grant Date" means the later of (a) the date on which the Committee completes the corporate action authorizing the grant of an Award or such later date specified by the Committee and (b) the date on which all conditions precedent to an Award have been satisfied, provided that conditions to the exercisability or vesting of Awards shall not defer the Grant Date.
"Incentive Stock Option" means an Option granted with the intention that it qualify as an "incentive stock option" as that term is defined for purposes of Section 422 of the Code or any successor provision.
"Incumbent Board" has the meaning set forth in the definition of "Change of Control."
"Nonqualified Stock Option" means an Option other than an Incentive Stock Option.
"Officer" means an Employee who is subject to Section 16 of the Exchange Act.
"Option" means a right to purchase Common Stock granted under Section 7.
"Option Expiration Date" means the last day of the maximum term of an Option.
"Outstanding Company Voting Securities" has the meaning set forth in the definition of "Change of Control."
"Parent Company" means a company or other entity which as a result of a Company Transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries.
"Participant" means any Eligible Person to whom an Award is granted.
"Performance Award" means an Award of Performance Shares or Performance Units granted under Section 11.
"Performance Goal" means a performance goal established by the Committee upon which the grant, exercise, vesting or payment an Award may be based, including, but not limited to, the attainment of specified levels of one or any combination of the following for the Company as a whole or any affiliate or business unit of the Company: cash flows, earnings measures (including before taxes and/or interest and/or depreciation and amortization), earnings (loss) per share, operating income (loss), revenue, operating margin, return on equity, debt, share price appreciation, total or relative shareholder return, strategic initiatives, or net income (loss). Performance Goals may be established on an absolute basis or relative to the performance of other companies.
"Performance Share" means an Award of units denominated in shares of Common Stock granted under Section 11.1.
"Performance Unit" means an Award of units denominated in cash or property other than shares of Common Stock granted under Section 11.2.
"Plan" means the Zillow Group, Inc. 2020 Incentive Plan.
"Prior Plan" has the meaning set forth in Section 4.1(c).
"Related Company" means any entity that is directly or indirectly controlled by, in control of or under common control with the Company.
"Restricted Stock" means an Award of shares of Common Stock granted under Section 10, the rights of ownership of which are subject to restrictions prescribed by the Committee.
"Restricted Stock Unit" means a Stock Unit subject to restrictions prescribed by the Committee.
"Retirement," unless otherwise defined in the instrument evidencing the Award or in a written employment, services or other agreement between the Participant and the Company or a Related Company, means "retirement" as defined for purposes of the Plan by the Committee or the Company's chief human resources officer or other person authorized to perform that function or, if not so defined, means Termination of Service on or after the date the Participant reaches "normal retirement age," as that term is defined in Section 411(a)(8) of the Code.

"Section 409A" means Section 409A of the Code, including any regulations and other guidance issued thereunder by the Department of the Treasury and/or the Internal Revenue Service.
"Securities Act" means the Securities Act of 1933, as amended from time to time.
"Stock Appreciation Right" or "SAR" means a right granted under Section 9.1 to receive the excess of the Fair Market Value of a specified number of shares of Common Stock over the grant price.
"Stock Award" means an Award of shares of Common Stock granted under Section 10, the rights of ownership of which are not subject to restrictions prescribed by the Committee.
"Stock Unit," including a Restricted Stock Unit, means an Award denominated in units of Common Stock granted under Section 10.
"Substitute Awards" means Awards granted or shares of Common Stock issued by the Company in substitution or exchange for awards previously granted by an Acquired Entity.
"Successor Company" means the surviving company, the successor company or Parent Company, as applicable, in connection with a Company Transaction.
"Termination of Service" means a termination of employment or service relationship with the Company or a Related Company for any reason, whether voluntary or involuntary, including by reason of death, Disability or Retirement. Any question as to whether and when there has been a Termination of Service for the purposes of an Award and the cause of such Termination of Service shall be determined by the Company's chief human resources officer or other person authorized to perform that function or, with respect to Directors and Officers, by the Compensation Committee, whose determination shall be conclusive and binding. Transfer of a Participant's employment or service relationship between the Company and any Related Company shall not be considered a Termination of Service for purposes of an Award. Unless the Committee determines otherwise, a Termination of Service shall be deemed to occur if the Participant's employment or service relationship is with an entity that has ceased to be a Related Company. Unless the Committee determines otherwise, a Participant's change in status from an Employee to a nonemployee Director or Consultant, or a change in status from a nonemployee Director or Consultant of the Company or a Related Company to an Employee, shall not be considered a Termination of Service.
"Vesting Commencement Date" means the Grant Date or such other date selected by the Committee as the date from which an Award begins to vest.

PLAN ADOPTION AND AMENDMENTS/ADJUSTMENTS
SUMMARY PAGE

Date of Board Action	Action	Section/Effect of Amendment	Date of Shareholder Approval
March 5, 2020	Initial Plan Adoption.

Directions
If We Hold Our Annual Meeting at a Physical Location

2020 Annual Meeting of Shareholders
Zillow Group, Inc.
Offices of Perkins Coie LLP
1201 Third Avenue, 49th Floor
Seattle, Washington
June 9, 2020
2:00 p.m. (Pacific Time)
The 1201 Third Avenue main entrance is located on Third Avenue between University and Seneca Streets. The following directions guide you to the parking garage entrance located on Seneca Street between Second and Third Avenue.
Northbound on I-5:
Exit at Seneca Street (exit #165)
West on Seneca Street
1201 Third Avenue parking is located on the right between Second and Third Avenue.
Southbound on I-5:
Exit at Union Street (exit #165B)
West on Union Street
Turn left on Fifth Avenue
Turn right on Seneca Street
1201 Third Avenue parking is located on the right between Second and Third Avenue.

Zillow Group, Inc.

VOTE

Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Proxy votes submitted by the internet or telephone must be received by 11:59 p.m., Eastern Time on June 8, 2020

Online
Go to **www.investorvote.com/ZG** or scan the QR code — login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/ZG

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

2020 Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" ALL NOMINEES WITH RESPECT TO THE ELECTION OF DIRECTORS AND "FOR" ITEMS 2 AND 3 AND AGAINST ITEM 4.

+

The board of directors recommends you vote FOR all nominees.

1. ELECTION OF DIRECTORS
Nominees:

01 - Amy C. Bohutinsky   02 - Jay C. Hoag   03 - Gregory B. Maffei

☐ **Mark here to vote FOR all nominees**

☐ **Mark here to WITHHOLD vote from all nominees**

☐ **For All EXCEPT** - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

____

The board of directors recommends you vote FOR the following proposals:

The board of directors recommends you vote AGAINST the following proposal:

	For	Against	Abstain
4. Shareholder proposal regarding majority vote for election of directors.	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A-C ON BOTH SIDES OF THIS CARD

1 U P X +

03831D

Small steps make an impact.

Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/ZG

▼ **IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

+

PROXY
ZILLOW GROUP, INC.
2020 ANNUAL MEETING OF SHAREHOLDERS - JUNE 9, 2020
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Richard N. Barton and Bradley D. Owens, and each of them, as proxies of the undersigned, with the full power of substitution, to vote all shares of Zillow Group, Inc. Class A and/or Class B common stock held of record by the undersigned on April 3, 2020, at the Annual Meeting of Shareholders of Zillow Group, Inc. to be held either at the offices of Perkins Coie LLP, 1201 Third Avenue, 49th Floor, in Seattle, Washington 98101 or virtually at www.meetingcenter.io/269690015 on June 9, 2020 at 2:00 p.m. local time and any and all postponements, continuations, or adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the matters listed on the reverse side in accordance with the instructions designated on the reverse side, with discretionary authority as to any and all other matters that may properly come before the meeting including matters incidental to the conduct of the meeting. We anticipate making a final decision on our meeting location by May 25, 2020, and will announce our decision by press release and posting on our Investor Relations website, as well as through an SEC filing.

To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form. The password for this meeting is ZG2020.

(Continued and to be marked, dated, and signed, on the other side)

C Non-Voting Items

Change of Address – Please print new address below.

Comments – Please print your comments below.

Meeting Attendance
Mark box to the right if you plan to attend the Annual Meeting. ☐

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A-C ON BOTH SIDES OF THIS CARD

+

Zillow Group, Inc.

VOTE

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

2020 Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" ALL NOMINEES WITH RESPECT TO THE ELECTION OF DIRECTORS AND "FOR" ITEMS 2 AND 3 AND AGAINST ITEM 4.

The board of directors recommends you vote FOR all nominees.

1. ELECTION OF DIRECTORS

Nominees:

01 - Amy C. Bohutinsky   02 - Jay C. Hoag   03 - Gregory B. Maffei

☐ **Mark here to vote FOR all nominees**

☐ **Mark here to WITHHOLD vote from all nominees**

☐ **For All EXCEPT** - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

____

The board of directors recommends you vote FOR the following proposals:

The board of directors recommends you vote AGAINST the following proposal:

	For	Against	Abstain
4. Shareholder proposal regarding majority vote for election of directors.	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X

0383JB

▼ **IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

PROXY
ZILLOW GROUP, INC.
2020 ANNUAL MEETING OF SHAREHOLDERS - JUNE 9, 2020
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Richard N. Barton and Bradley D. Owens, and each of them, as proxies of the undersigned, with the full power of substitution, to vote all shares of Zillow Group, Inc. Class A and/or Class B common stock held of record by the undersigned on April 3, 2020, at the Annual Meeting of Shareholders of Zillow Group, Inc. to be held either at the offices of Perkins Coie LLP, 1201 Third Avenue, 49th Floor, in Seattle, Washington 98101 or virtually at www.meetingcenter.io/269690015 on June 9, 2020 at 2:00 p.m. local time and any and all postponements, continuations, or adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the matters listed on the reverse side in accordance with the instructions designated on the reverse side, with discretionary authority as to any and all other matters that may properly come before the meeting including matters incidental to the conduct of the meeting. We anticipate making a final decision on our meeting location by May 25, 2020, and will announce our decision by press release and posting on our Investor Relations website, as well as through an SEC filing.

To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form. The password for this meeting is ZG2020.

(Continued and to be marked, dated, and signed, on the other side)